                                                                    Exhibit 10.6

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                  THIRD AMENDED AND RESTATED CREDIT AGREEMENT,

                                      AMONG

                             REYNOLDS AMERICAN INC.,

                      R.J. REYNOLDS TOBACCO HOLDINGS, INC.,

                              JPMORGAN CHASE BANK,
                            AS ADMINISTRATIVE AGENT,

                                 CITIBANK, N.A.
                                       AND
                      GENERAL ELECTRIC CAPITAL CORPORATION,
                             AS SYNDICATION AGENTS,


                          LEHMAN COMMERCIAL PAPER INC.
                                       AND
                          MIZUHO CORPORATE BANK, LTD.,
                            AS DOCUMENTATION AGENTS,


                           J.P. MORGAN SECURITIES INC.
                                       AND
                         CITIGROUP GLOBAL MARKETS, INC.,
                          EACH AS A JOINT LEAD ARRANGER
                                       AND
                                JOINT BOOKRUNNER,

                                       AND

                          VARIOUS LENDING INSTITUTIONS

                            -------------------------

                            Dated as of July 30, 2004

                            -------------------------

                                  $486,250,000


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


                  THIRD AMENDED AND RESTATED CREDIT AGREEMENT, dated as of
July 30, 2004, among REYNOLDS AMERICAN INC., a North Carolina corporation ("Parent"), R.J. REYNOLDS TOBACCO HOLDINGS, INC., a Delaware corporation (the "Borrower"), and the lending institutions listed from time to time on Annex I hereto (each, a "Lender" and, collectively, the "Lenders"). Unless otherwise defined herein, all capitalized terms used herein and defined in Section 10 are used herein as so defined.


                              W I T N E S S E T H:
                              - - - - - - - - - -


                  WHEREAS, the Borrower and certain financial institutions are party to a Credit Agreement, dated as of May 7, 1999, amended and restated as of November 17, 2000 and further amended and restated as of May 10, 2002 (as so amended and restated and as the same has been further amended, modified, supplemented to, but not including, the Third Restatement Effective Date, the "Second Amended and Restated Credit Agreement"); and

                  WHEREAS, the parties hereto wish to amend and restate the Second Amended and Restated Credit Agreement in its entirety as herein provided;


                  NOW, THEREFORE, the parties hereto agree that the Second Amended and Restated Credit Agreement shall be and is hereby amended and restated in its entirety as follows:

                  NOW, THEREFORE, IT IS AGREED:

                  SECTION 1. Amount and Terms of Credit.

                  1.01 Commitments. (A) Subject to and upon the terms and conditions herein set forth, each Lender severally agrees to make a loan or loans (each, a "Revolving Loan" and, collectively, the "Revolving Loans") to the Borrower, which Revolving Loans:

                  (i) shall be made at any time and from time to time on and after the Original Effective Date and prior to such Lender's Maturity Date;

                  (ii) may, at the option of the Borrower, be incurred and maintained as, and/or converted into, Reference Rate Loans or Eurodollar Loans, provided that all Revolving Loans made by all Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Revolving Loans of the same Type;

                  (iii) may be repaid and reborrowed in accordance with the provisions hereof; and

                  (iv) shall not exceed for any Lender at any time outstanding that aggregate principal amount which, when added to the product of (x) such Lender's Percentage and (y) the sum of (I) the aggregate Letter of Credit Outstandings plus (II) the aggregate outstanding principal amount of all Swingline Loans then outstanding, equals the Commitment of such Lender at such time.

                  (B) Subject to and upon the terms and conditions herein set forth, each Swingline Lender severally agrees, at any time and from time to time on and after the Original Effective Date and prior to such Swingline Lender's Swingline Maturity Date, to make a loan or loans (each, a "Swingline Loan" and, collectively, the "Swingline Loans") to the Borrower, which Swingline Loans:

                  (i) shall be Reference Rate Loans;

                  (ii) shall have the benefit of the provisions of Section 1.01(C);

                  (iii) shall not exceed in the aggregate at any one time outstanding the Swingline Commitment of such Swingline Lender at such time;

                  (iv) shall not exceed in the aggregate for all Swingline Lenders at any one time outstanding, when combined with the aggregate principal amount of all Revolving Loans then outstanding and all Letter of Credit Outstandings at such time, the Total Commitment then in effect; and

                  (v) may be repaid and reborrowed in accordance with the provisions hereof.

On (x) the Swingline Maturity Date of each Swingline Lender, all Swingline Loans of such Swingline Lender shall be repaid in full and (y) the last Business Day of each calendar quarter, all Swingline Loans shall be repaid in full and may not be reborrowed until the next succeeding Business Day, provided that repayment of the Swingline Loans pursuant to this clause (y) shall not be required to the extent that the aggregate outstanding principal amount of Swingline Loans to be repaid is less than $10,000,000. No Swingline Lender will make a Swingline Loan after it has received written notice from the Required Lenders that one or more of the applicable conditions to Credit Events specified in Section 5 are not then satisfied.

                  (C) On any Business Day, a Swingline Lender (the "Notifying SL Lender") may, in its sole discretion, give notice to the Lenders that all then outstanding Swingline Loans shall be funded with a Borrowing of Revolving Loans (provided that such notice shall be deemed to have been automatically given by each Swingline Lender and each Swingline Lender shall constitute a Notifying SL Lender upon the occurrence of an Event of Default under Section 9.05), in which case a Borrowing of Revolving Loans constituting Reference Rate Loans (each such Borrowing, a "Mandatory Borrowing") shall be made on the immediately succeeding Business Day by all Lenders pro rata based on each Lender's Percentage, and the proceeds thereof shall be applied directly to repay ratably all Swingline Lenders for their outstanding Swingline Loans. Each Lender hereby irrevocably agrees to make Reference Rate Loans upon one Business Day's notice (or deemed notice) pursuant to each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the date specified in writing by the Notifying SL Lender, notwithstanding (i) that the amount of the Mandatory Borrowing may not comply with the Minimum Borrowing Amount otherwise required hereunder, (ii) whether any conditions specified in Section 5 are then satisfied, (iii) whether a Default or an Event of Default has occurred and is continuing, (iv) the date of such Mandatory Borrowing and (v) any reduction in the Total Commitment after any such Swingline Loans were made. In the event that any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code in respect of the Borrower), each Lender (other than each Swingline Lender with respect to its Swingline Loans) hereby agrees that it shall forthwith purchase from each Swingline Lender (without recourse or warranty) such assignment of its outstanding Swingline Loans as shall be necessary to cause the Lenders to share in such Swingline Loans ratably based upon their respective Percentages; provided that all interest payable on such Swingline Loans shall be for the account of the Swingline Lenders until the date the respective assignment is purchased and, to the extent attributable to the purchased assignment, shall be payable to the Lender purchasing same from and after such date of purchase.


                  1.02 Minimum Amount of Each Borrowing; Maximum Number of Borrowings. The aggregate principal amount of each Borrowing of Loans shall not be less than the Minimum Borrowing Amount with respect thereto (except that Mandatory Borrowings shall be made in the amounts required by Section 1.01(C)). More than one Borrowing may be incurred on any date; provided that at no time shall there be outstanding more than twenty Borrowings of Eurodollar Loans under this Agreement.

                  1.03 Notice of Borrowing of Committed Loans. (a) Whenever the Borrower desires to incur Revolving Loans hereunder (other than Mandatory Borrowings), it shall give the Administrative Agent at the Administrative Agent's Office (x) prior to 11:00 A.M. (New York time) at least three Business Days' prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of Revolving Loans constituting Eurodollar Loans and (y) prior to 11:00 A.M. (New York time) at least one Business Day's prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of Revolving Loans constituting Reference Rate Loans. Each such notice (each, together with each notice of a Borrowing of Swingline Loans pursuant to Section 1.03(b), a "Notice of Borrowing") shall be irrevocable and shall specify (i) the aggregate principal amount of the Revolving Loans to be made pursuant to such Borrowing, (ii) the date of Borrowing (which shall be a Business Day) and (iii) whether the respective Borrowing shall consist of Reference Rate Loans or Eurodollar Loans and, if Eurodollar Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall promptly give each Lender written notice (or telephonic notice promptly confirmed in writing) of each proposed Borrowing of Revolving Loans, of such Lender's proportionate share thereof and of the other matters covered by the Notice of Borrowing.

                  (b) Whenever the Borrower desires to incur Swingline Loans hereunder, it shall give the Administrative Agent at the Administrative Agent's Office written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of Swingline Loans prior to 11:00 A.M. (New York time) on the date of such Borrowing. Each such notice shall be irrevocable and shall specify
(i) the aggregate principal amount of the Swingline Loans to be made pursuant to such Borrowing and (ii) the date of Borrowing (which shall be a Business Day). The Administrative Agent shall promptly give each Swingline Lender written notice (or telephonic notice promptly confirmed in writing) of each proposed Borrowing of Swingline Loans, of such Swingline Lender's proportionate share thereof and of the other matters covered by the Notice of Borrowing.

                  (c) Mandatory Borrowings shall be made upon the notice specified in Section 1.01(C), with the Borrower irrevocably agreeing, by its incurrence of any Swingline Loan, to the making of Mandatory Borrowings as set forth in such Section.

                  (d) Without in any way limiting the obligation of the Borrower to confirm in writing any notice it may give hereunder by telephone, the Administrative Agent may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice, believed by the Administrative Agent in good faith to be from an Authorized Officer of the Borrower. In each such case, the Borrower hereby waives the right to dispute the Administrative Agent's record of the terms of any such telephonic notice.

                  1.04 Disbursement of Funds. (a) No later than 1:00 P.M. (New York time) on the date of each Borrowing (including Mandatory Borrowings), each Lender will make available its pro rata portion, if any, of each Borrowing requested to be made on such date in the manner provided in Section 1.04(b) below.

                  (b) Each Lender shall make available all amounts it is to fund under any Borrowing in U.S. Dollars and immediately available funds to the Administrative Agent at the Administrative Agent's Office and the Administrative Agent will (except in the case of Mandatory Borrowings) make available to the Borrower by depositing to its account at the Administrative Agent's Office the aggregate of the amounts so made available in U.S. Dollars and the type of funds received. Unless the Administrative Agent shall have been notified by any Lender prior to the date of any such Borrowing that such Lender does not intend to make available to the Administrative Agent its portion of the Borrowing or Borrowings to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing, and the Administrative Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender and the Administrative Agent has made available same to the Borrower, the Administrative Agent shall be entitled to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent's demand therefor, the Administrative Agent shall promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent shall also be entitled to recover from such Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (x) if paid by such Lender, the overnight Federal Funds Rate or (y) if paid by the Borrower, the then applicable rate of interest, calculated in accordance with Section 1.08, for the respective Loans.

                  (c) Nothing in this Section 1.04 shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any default by such Lender hereunder.

                  1.05 Notes; Register. (a) The Borrower's obligation to pay the principal of, and interest on, the Loans made by each Lender shall be set forth in the Register maintained by the

Administrative Agent pursuant to Section 12.04(f) and, subject to the provisions of Section 1.05(e), shall be evidenced (i) if Revolving Loans, by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit A-1 with blanks appropriately completed in conformity herewith (each, a "Revolving Note" and, collectively, the "Revolving Notes") and (ii) if Swingline Loans, by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit A-2 with blanks appropriately completed in conformity herewith (each, a "Swingline Note" and, collectively, the "Swingline Notes" and, together with the Revolving Notes, each a "Note" and, collectively, the "Notes").

                  (b) The Revolving Note issued to each Lender with a Commitment or outstanding Revolving Loans shall (i) be executed by the Borrower, (ii) be payable to such Lender or its registered assigns and be dated the Third Restatement Effective Date (or, in the case of any Revolving Note issued after the Third Restatement Effective Date, the date of issuance thereof), (iii) be in a stated principal amount equal to the Commitment of such Lender on the date of issuance thereof (or, if issued after the termination of such Commitment, in a stated principal amount equal to the outstanding principal amount of the Revolving Loans of such Lender on the date of the issuance thereof) and be payable in the principal amount of the Revolving Loans evidenced thereby from time to time, (iv) mature on such Lender's Maturity Date, (v) bear interest as provided in the appropriate clause of Section 1.08 in respect of the Reference Rate Loans and Eurodollar Loans, as the case may be, evidenced thereby, (vi) be subject to voluntary repayment as provided in Section 4.01 and mandatory repayment as provided in Section 4.02 and (vii) be entitled to the benefits of this Agreement and the other Credit Documents.

                  (c) The Swingline Note issued to each Lender with a Swingline Commitment or outstanding Swingline Loans shall (i) be executed by the Borrower,
(ii) be payable to such Lender or its registered assigns and be dated the Third Restatement Effective Date (or, in the case of any Swingline Note issued after the Third Restatement Effective Date, the date of issuance thereof), (iii) be in a stated principal amount equal to the Swingline Commitment of such Swingline Lender on the date of issuance thereof (or, if issued after the termination of such Commitment, in a stated principal amount equal to the outstanding principal amount of the Swingline Loans of such Swingline Lender on the date of the issuance thereof) and be payable in the principal amount of the Swingline Loans evidenced thereby from time to time, (iv) mature on such Swingline Lender's Swingline Maturity Date, (v) bear interest as provided in the appropriate clause of Section 1.08 in respect of the Reference Rate Loans evidenced thereby, (vi) be subject to voluntary repayment as provided in Section 4.01 and mandatory repayment as provided in Section 4.02 and (vii) be entitled to the benefits of this Agreement and the other Credit Documents.

                  (d) Each Lender will note on its internal records the amount of each Loan made by it and each payment in respect thereof and will prior to any transfer of its Note endorse on the reverse side thereof the outstanding principal amount of Loans evidenced thereby. Failure to make any such notation or any error in any such notation shall not affect the Borrower's obligations in respect of such Loans.

                  (e) Notwithstanding anything to the contrary contained above or elsewhere in this Agreement, Notes shall only be delivered to Lenders that at any time specifically request the delivery of such Notes. No failure of any Lender to request or obtain a Note evidencing its Loans to the Borrower shall affect or in any manner impair the obligations of the Borrower to pay the Loans (and all related Obligations) which would otherwise be evidenced thereby in accordance with the requirements of this Agreement, and shall not in any way affect the security or guaranties therefor provided pursuant to the various Credit Documents. Any Lender that does not have a Note evidencing its outstanding Loans shall in no event be required to make the notations otherwise described in preceding clause (d). At any time when any Lender requests the delivery of a Note to evidence any of its Loans, the Borrower shall promptly execute and deliver to the respective Lender the requested Note or Notes in the appropriate amount or amounts to evidence such Loans.

                  1.06 Conversions. The Borrower shall have the option to convert on any Business Day all or a portion equal to at least the Minimum Borrowing Amount of the outstanding principal amount of Revolving Loans of one Type into a Borrowing or Borrowings of Revolving Loans of another Type; provided that (i) no partial conversion of Eurodollar Loans shall reduce the outstanding principal amount of Eurodollar Loans made pursuant to a single Borrowing to less than the applicable Minimum Borrowing Amount, (ii) Reference Rate Loans may only be converted into Eurodollar Loans if no Event of Default is in existence on the date of the conversion and (iii) Borrowings resulting from conversions pursuant to this Section 1.06 shall be limited in number as provided in Section 1.02. Each such conversion shall be effected by the Borrower by giving the Administrative Agent at the Administrative Agent's Office prior to 11:00 A.M. (New York time) at least three Business Days' (or one Business Day's in the case of a conversion into Reference Rate Loans) prior written notice (or telephonic notice promptly confirmed in writing) (each, a "Notice of Conversion") specifying the Revolving Loans to be so converted, the Type of Revolving Loans to be converted into and, if to be converted into Eurodollar Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall give each Lender notice as promptly as practicable of any such proposed conversion affecting any of its Revolving Loans.

                  1.07 Pro Rata Borrowings. All Borrowings of Revolving Loans under this Agreement shall be loaned by the Lenders pro rata on the basis of their respective Percentages. All Borrowings of Swingline Loans shall be loaned by the Swingline Lenders pro rata on the basis of their Swingline Commitments. It is understood that no Lender shall be responsible for any default by any other Lender in its obligation to make Loans hereunder and that each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to fulfill its commitments hereunder.

                  1.08 Interest. (a) The unpaid principal amount of each Reference Rate Loan shall bear interest from the date of the Borrowing thereof until maturity (whether by acceleration or otherwise) at a rate per annum which shall at all times be the Applicable Reference Rate Margin plus the Reference Rate, in each case as in effect from time to time.

                  (b) The unpaid principal amount of each Eurodollar Loan shall bear interest from the date of the Borrowing thereof until maturity (whether by acceleration or otherwise) at a rate per annum which shall at all times be the Applicable Eurodollar Margin plus the relevant Eurodollar Rate.

                  (c) Overdue principal and, to the extent permitted by law, overdue interest in respect of each Loan shall bear interest at a rate per annum equal to the Reference Rate in effect from time to time plus the sum of (i) 2% and (ii) the Applicable Reference Rate Margin; provided that each Eurodollar Loan shall bear interest after maturity (whether by acceleration or otherwise) until the end of the Interest Period then applicable thereto at a rate per annum equal to 2% in excess of the rate of interest applicable thereto at maturity.

                  (d) Interest on each Loan shall accrue from and including the date of any Borrowing to but excluding the date of any repayment thereof and shall be payable (i) in respect of each Reference Rate Loan, quarterly in arrears on each Quarterly Payment Date, (ii) in respect of each Eurodollar Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three-month intervals after the first day of such Interest Period, and on any prepayment (on the amount prepaid) and (iii) in respect of each Loan, at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.

                  (e) All computations of interest hereunder shall be made in accordance with Section 12.07(b).

                  (f) The Administrative Agent, upon determining the interest rate for any Borrowing of Eurodollar Loans for any Interest Period, shall promptly notify the Borrower and the Lenders thereof.

                  1.09 Interest Periods. At the time the Borrower gives a Notice of Borrowing or Notice of Conversion in respect of the making of, or conversion into, a Borrowing of Eurodollar Loans (in the case of the initial Interest Period applicable thereto) or prior to 11:00 A.M. (New York time) on the third Business Day prior to the expiration of an Interest Period applicable to a Borrowing of Eurodollar Loans, it shall have the right to elect by giving the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) the Interest Period applicable to such Borrowing, which Interest Period shall, at the option of the Borrower, be a one, two, three or six month period. Notwithstanding anything to the contrary contained above:

                  (i) the initial Interest Period for any Borrowing of Eurodollar Loans shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of Reference Rate Loans) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;

                  (ii) if any Interest Period relating to a Borrowing of Eurodollar Loans begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;

                  (iii) if any Interest Period would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day, provided that if any Interest Period in respect of a Eurodollar Loan would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day; and

                  (iv) no Interest Period in respect of any Borrowing of Eurodollar Loans shall extend beyond the Maturity Date for any Lender participating in such Borrowing.

Notwithstanding the foregoing, if an Event of Default is in existence at the time any Interest Period in respect of any Eurodollar Loans is to expire, such Eurodollar Loans may not be continued as Eurodollar Loans but instead shall be automatically converted on the last day of such Interest Period into Reference Rate Loans. If upon the expiration of any Interest Period in respect of Eurodollar Loans, the Borrower has failed to elect a new Interest Period to be applicable thereto as provided above, the Borrower shall be deemed to have elected to convert such Borrowing into a Borrowing of Reference Rate Loans effective as of the expiration date of such current Interest Period.

                  1.10 Increased Costs, Illegality, etc. (a) In the event that
(x) in the case of clause (i) below, the Administrative Agent or (y) in the case of clauses (ii) and (iii) below, any Lender shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto):

                  (i) on any date for determining the Eurodollar Rate for any Interest Period that, by reason of any changes arising on or after the date of this Agreement affecting the interbank Eurodollar market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Eurodollar Rate; or

                  (ii) at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any Eurodollar Loans because of (x) any change since the Original Effective Date in any applicable law, governmental rule, regulation, guideline or order (or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, guideline or order) such as, for example, but not limited to, (A) a change in official reserve requirements, but, in all events, excluding reserves required under Regulation D or (B) a change in the basis of taxation of payments to a Lender of the principal of or interest on the Loans or any other amount payable hereunder (except for changes in the rate of tax on, or determined by reference to, the net income or net profits of such Lender imposed by the jurisdiction in which its principal office or applicable lending office is located) and/or (y) other circumstances affecting the interbank Eurodollar market; or

                  (iii) at any time, that the making or continuance of any Loan (other than Reference Rate Loans) has become unlawful by compliance by such Lender in good faith with any law, governmental rule, regulation, guideline or order (or would conflict with any such governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or, in the case of a Eurodollar Loan, has become impracticable as a result of a contingency occurring after the Original Effective Date which materially and adversely affects the interbank Eurodollar market;

then, and in any such event, such Lender (or the Administrative Agent, in the case of clause (i) above) shall on such date give notice (if by telephone confirmed in writing) to the Borrower and to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter (x) in the case of clause (i) above, Eurodollar Loans shall no longer be available until such time as the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist, and any Notice of Borrowing or Notice of Conversion given by the Borrower with respect to Eurodollar Loans which have not yet been incurred shall be deemed rescinded by the Borrower, (y) in the case of clause (ii) above, the Borrower shall pay to such Lender, upon written demand therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts receivable hereunder (a written notice as to the additional amounts owed to such Lender, showing in reasonable detail the basis for the calculation thereof, submitted to the Borrower by such Lender shall, absent manifest error, be final and conclusive and binding upon all parties hereto) and (z) in the case of clause (iii) above, the Borrower shall take one of the actions specified in Section 1.10(b) as promptly as possible and, in any event, within the time period required by law.

                  (b) At any time that any Eurodollar Loan is affected by the circumstances described in Section 1.10(a)(ii) or (iii), the Borrower may (and in the case of a Eurodollar Loan affected pursuant to Section 1.10(a)(iii) shall) either (i) if the affected Eurodollar Loan is then being made pursuant to a Borrowing, cancel said Borrowing by giving the Administrative Agent telephonic notice (confirmed promptly in writing) thereof as promptly as practicable after the Borrower was notified by a Lender pursuant to Section 1.10(a)(ii) or (iii), or (ii) if the affected Eurodollar Loan is then outstanding, upon at least three Business Days' notice to the Administrative Agent, require the affected Lender to convert each such Eurodollar Loan into a Reference Rate Loan; provided that if more than one Lender is affected in a similar manner at any time, then all such similarly affected Lenders must be treated the same pursuant to this
Section 1.10(b).

                  (c) If after the Original Effective Date hereof, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by a Lender or its parent with any request or directive made or adopted after the Original Effective Date regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender's or its parent's capital or assets as a consequence of such Lender's commitments or obligations hereunder to a level below that which such Lender or its parent could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Lender's or its parent's policies with respect to capital adequacy), then from time to time, within 15 days after demand by such Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or its parent for such reduction. Each Lender, upon determining in good faith that any additional amounts will be payable pursuant to this Section 1.10(c), will give prompt written notice thereof to the Borrower, which notice shall set forth in reasonable detail the basis of the calculation of such additional amounts, although the failure to give any such notice shall not, subject to Section 1.15, release or diminish any of the Borrower's obligations to pay additional amounts pursuant to this Section 1.10(c) upon receipt of such notice.

                  (d) In the event that any Lender shall reasonably determine (which determination shall, absent manifest error, be final and conclusive and binding on all parties hereto) at any time that by reason of Regulation D such Lender is required to maintain reserves in respect of eurodollar loans or liabilities during any period it has a Eurodollar Loan outstanding, such Lender shall promptly notify the Borrower in writing specifying the additional amounts required to indemnify such Lender against the cost of maintaining such reserves (such written notice to set forth in reasonable detail a computation of such additional amounts) and the Borrower shall pay to such Lender such specified amounts as additional interest at the time that such Borrower is otherwise required to pay interest in respect of the affected Eurodollar Loan or, if later, on written demand therefor from such Lender.

                  1.11 Compensation. The Borrower shall compensate each Lender, upon its written request (which request shall set forth in reasonable detail the basis for requesting such compensation), for all reasonable losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its Eurodollar Loans but excluding any loss of anticipated profit with respect to such Loans) which such Lender may sustain:
(i) if for any reason (other than a default by such Lender or the Administrative Agent) a Borrowing of Eurodollar Loans does not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion (whether or not withdrawn by the Borrower or deemed withdrawn pursuant to Section 1.10); (ii) if any repayment or conversion of any of its Eurodollar Loans occurs on a date which is not the last day of an Interest Period applicable thereto; (iii) if any prepayment of any of its Eurodollar Loans is not made on any date specified in a notice of prepayment given by the Borrower; or (iv) as a consequence of (x) any other default by the Borrower to repay its Eurodollar Loans when required by the terms of this Agreement or (y) an election made pursuant to Section 1.10(b). Calculation of all amounts payable to a Lender under this Section 1.11 in respect of Eurodollar Loans shall be made as though that Lender had actually funded its relevant Eurodollar Loan through the purchase of a Eurodollar deposit bearing interest at the Eurodollar Rate in an amount equal to the amount of that Loan, having a maturity comparable to the relevant Interest Period and through the transfer of such Eurodollar deposit from an offshore office of that Lender to a domestic office of that Lender in the United States of America; provided, however, that each Lender may fund each of its Eurodollar Loans in any manner it sees fit and the foregoing assumption shall be utilized only for the calculation of amounts payable under this Section 1.11.

                  1.12 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 1.10(a)(ii) or (iii), 2.05 or 4.04 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event; provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such Section. Nothing in this

Section 1.12 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Section 1.10, 2.05 or 4.04.

                  1.13 Maturity Date Extensions. Prior to (but not less than 60 days nor more than 90 days prior to) the applicable Extension Date, the Borrower may make a written request to the Administrative Agent, who shall forward a copy of each such request to each of the Continuing Lenders, that the Facility Maturity Date then in effect be extended to the date occurring eighteen (18) months after such existing Facility Maturity Date. Such request shall be accompanied by a certificate of an Authorized Officer of the Borrower stating that no Default or Event of Default has occurred and is continuing. If, by the date (an "Extension Response Date") which is 30 days prior to the applicable Extension Date, Continuing Lenders which are not Defaulting Lenders holding at least a majority of the Commitments held by Continuing Lenders which are not Defaulting Lenders agree thereto in writing, the Facility Maturity Date, and the Maturity Date of each Continuing Lender then consenting, shall be automatically extended to the date occurring eighteen (18) months after the then existing Facility Maturity Date. In the event that the Borrower has not obtained the requisite percentage of Continuing Lenders to permit an extension by the relevant Extension Response Date, the Borrower may extend the deadline for obtaining such percentage to the 30th day following such Extension Response Date in order to take such actions, including those contemplated by Section 1.14, with respect to any Lender that is a Non-Continuing Lender after giving effect to such Extension Response Date in order to obtain the requisite percentage of Lenders constituting Continuing Lenders to permit such extension. The Administrative Agent shall notify the Borrower and each Lender of the effectiveness of any such extension. No Lender shall be obligated to grant any extensions pursuant to this Section 1.13 and any such extension shall be in the sole discretion of each of them. A Lender's Maturity Date shall not be so extended pursuant to this Section 1.13 for (x) any Lender that is a Non-Continuing Lender at the time such request for extension is made and (y) any Continuing Lender at the time of such request that has not consented in writing, within the time specified above, to any such request for the extension thereof.

                  1.14 Replacement of Lenders. If (w) any Lender becomes a Non-Continuing Lender at any time after the first Extension Response Date occurring after the Third Restatement Effective Date, (x) any Lender becomes a Defaulting Lender or otherwise defaults in its obligations to make Loans or fund Unpaid Drawings, (y) any Lender refuses to give timely consent to proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders or (z) any Lender is owed increased costs under Section 1.10(a) or (c), Section 2.05 or Section 4.04 which in the judgment of the Borrower are material in amount and which are not otherwise requested generally by the other Lenders, the Borrower shall have the right, if no Event of Default then exists and, in the case of a Lender described in clause (z) above, such Lender has not withdrawn its request for such compensation or changed its applicable lending office with the effect of eliminating or substantially decreasing (to a level which in the judgment of the Borrower is not material) such increased cost, to replace such Lender (the "Replaced Lender") with one or more other Eligible Transferee or Transferees (collectively, the "Replacement Lender") reasonably acceptable to the Majority SMA, provided that (i) at the time of any replacement pursuant to this Section 1.14, the Replacement Lender shall enter into one or more Assignment Agreements pursuant to which the Replacement Lender shall acquire all of the Commitment and outstanding Loans of, and participations in Letters of Credit by, the Replaced Lender and, in connection therewith, shall pay to (x) the Replaced

Lender in respect thereof an amount equal to the sum of (a) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Replaced Lender, (b) an amount equal to such Replaced Lender's participations in Unpaid Drawings that have been funded by such Replaced Lender, together with all then unpaid interest with respect thereto at such time, and (c) an amount equal to all accrued, but theretofore unpaid, Fees owing to the Replaced Lender pursuant to Section 3.01 hereof and (y) the appropriate Letter of Credit Issuer an amount equal to such Replaced Lender's Percentage of any Unpaid Drawing not funded by such Replaced Lender, (ii) all obligations of the Borrower owing to the Replaced Lender (other than those specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being, paid) shall be paid in full to such Replaced Lender concurrently with such replacement and (iii) in the case of the replacement of a Replaced Lender that is a Non-Continuing Lender as contemplated by clause (w) above, the Maturity Date applicable to the Replacement Lender's Commitment shall be the Facility Maturity Date then in effect. Upon the execution of the respective assignment documentation, the payment of amounts referred to in clauses (i) and
(ii) above and, if so requested by the Replacement Lender, delivery to the Replacement Lender of the appropriate Note executed by the Borrower, the Replacement Lender shall become a Lender hereunder and the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions under this Agreement, which shall survive as to such Replaced Lender.

                  1.15 Notice of Certain Costs. Notwithstanding anything in this Agreement to the contrary, to the extent any notice required by Section 1.10 or
2.05 is given by any Lender more than 180 days after the occurrence of the event giving rise to the additional cost, reduction in amounts or other additional amounts of the type described in such Section, such Lender shall not be entitled to compensation under Section 1.10 or Section 2.05, as the case may be, for any such amounts incurred or accruing prior to the giving of such notice to the Borrower.

                  SECTION 2. Letters of Credit.

                  2.01 Letters of Credit. (a) Subject to and upon the terms and conditions herein set forth, the Borrower, at any time and from time to time on or after the Original Effective Date and prior to the Facility Maturity Date, may request that a Letter of Credit Issuer issue, for the account of the Borrower and in support of any Permitted Obligations, to replace Existing Letters of Credit, to effect Permitted Litigation Bonding or in support of such other obligations of the Borrower and/or any of its Subsidiaries as are acceptable to the Majority SMA, an irrevocable standby letter of credit or letters of credit in such form as may be approved by such Letter of Credit Issuer and the Majority SMA, acting reasonably, and, subject to and upon the terms and conditions set forth in this Agreement, each Designated Issuer and, to the extent it has agreed to issue Letters of Credit, each other Letter of Credit Issuer will issue the Letters of Credit so requested to be issued. It is the intention of the Borrower and the Designated Issuers that each Designated Issuer only issue Letters of Credit in an aggregate Stated Amount that is substantially pro rata to the aggregate Stated Amount of the Letters of Credit issued by each other Designated Issuer, it being recognized that credit policies of beneficiaries may result in non-pro rata treatment for one or more Designated Issuers and may require adjustments to the procedures set forth in the next sentence. To effect the foregoing intention, (i) subject to the following clauses (ii) and (iii), new Letters of Credit issued after the Third Restatement Effective Date will be issued serially by the Designated Issuers in the same order as the Designated Issuers are listed in the definition thereof, (ii) any Letter of Credit with a Stated Amount in excess of $100,000,000 that is to be issued by a Designated Issuer will be issued severally by all Designated Issuers, pro rata among same (or otherwise allocated to give effect to clause (i) above), with JPMCB, if an issuer thereunder (or, if JPMCB is not an issuer, such other issuer as selected by the Borrower) to be the paying agent under any such Letter of Credit, and (iii) a Designated Issuer will not be obligated to (but may in its sole discretion) issue any Letter of Credit if after giving effect thereto the aggregate Stated Amount of all outstanding Letters of Credit issued by such Designated Issuer shall exceed by more than $100,000,000 the highest aggregate Stated Amount of outstanding Letters of Credit issued by any other Designated Issuer, with the Administrative Agent to provide the Designated Issuers at the time of issuance of any new Letter of Credit with any requested information relating to the outstanding Letters of Credit issued by the Designated Issuers. The Administrative Agent will coordinate the issuance of Letters of Credit by the Designated Issuers to give effect to the two foregoing sentences.

                  (b) Notwithstanding the foregoing (i) no Letter of Credit shall be issued (x) the Stated Amount of which, when added to the Letter of Credit Outstandings at such time would exceed, when added to the sum of the aggregate principal amount of all Revolving Loans and all Swingline Loans then outstanding, the Total Commitment at such time or (y) with an expiration date beyond the then Maturity Date of any Lender if after giving effect thereto the Stated Amount of all Letters of Credit with an expiration date beyond such Maturity Date would exceed, when added to the aggregate outstanding principal amount of all Revolving Loans with Interest Periods that extend beyond such Maturity Date, the Expected Total Commitment in effect for each day on which such Letter of Credit is to be outstanding that occurs beyond such Maturity Date; (ii) each Letter of Credit shall have an expiry date occurring no later than the Business Day next preceding the then Maturity Date of the Letter of Credit Issuer or Letter of Credit Issuers thereunder; (iii) each Letter of Credit shall be denominated in U.S. Dollars or an Approved Alternate Currency; and (iv) no Letter of Credit shall be issued by a Letter of Credit Issuer after it has received a notice in writing from the Required Lenders that one or more of the applicable conditions specified in Section 5 are not then satisfied.

                  (c) Annex III hereto contains a description of all letters of credit issued by any Lender for the account of the Borrower pursuant to the Second Amended and Restated Credit Agreement and certain other letter of credit reimbursement agreements identified to the Senior Managing Agents and outstanding on the Third Restatement Effective Date (and setting forth, with respect to each such letter of credit, (i) the name of the issuing lender, (ii) the letter of credit number, (iii) the name(s) of the account party or account parties, (iv) the stated amount (including the currency in which such letter of credit is denominated, which (if not U.S. Dollars) shall be an Approved Currency), (v) the name of the beneficiary and (vi) the expiry date). Each such letter of credit, including any extension or renewal thereof (each, as amended from time to time in accordance with the terms thereof and hereof, an "Existing Letter of Credit") shall constitute a "Letter of Credit" for all purposes of this Agreement, issued, for purposes of Section 2.03(a), on the Third Restatement Effective Date and the respective issuer(s) thereof shall constitute the "Letter of Credit Issuer(s)" with respect to such Letter of Credit for all purposes of this Agreement.

                  2.02 Letter of Credit Requests. Whenever the Borrower desires that a Letter of Credit be issued for its account, it shall give the Administrative Agent and the Letter of Credit

Issuer or Letter of Credit Issuers that are to issue same at least five Business Days' (or such lesser number of days as may be agreed to by the relevant Letter of Credit Issuer) written notice thereof. Each notice shall be executed by the Borrower and shall be in the form of Exhibit B attached hereto (each, a "Letter of Credit Request"). The Administrative Agent shall promptly transmit copies of each Letter of Credit Request to each Lender.

                  2.03 Letter of Credit Participations. (a) Immediately upon the issuance by a Letter of Credit Issuer of any Letter of Credit (and on the Third Restatement Effective Date, in the case of Existing Letters of Credit), such Letter of Credit Issuer shall be deemed to have sold and transferred to each other Lender (each such other Lender, in its capacity under this Section 2.03, a "Participant"), and each such Participant shall be deemed irrevocably and unconditionally to have purchased and received from such Letter of Credit Issuer, without recourse or warranty, an undivided interest and participation (each, a "participation"), to the extent of such Participant's Percentage, in such Letter of Credit, each substitute letter of credit, each drawing made thereunder and the obligations of the Borrower under this Agreement with respect thereto, and any security therefor that remains in effect after the Original Effective Date, or guaranty pertaining thereto (although Letter of Credit Fees will be paid directly to the Administrative Agent for the ratable account of the Participants as provided in Section 3.01(c) and the Participants shall have no right to receive any portion of any Facing Fees). Upon any change in the Commitments of the Lenders pursuant to Section 1.14 or 12.04, the termination of a Commitment of a Non-Continuing Lender or the occurrence of any Lender Default, it is hereby agreed that, with respect to all outstanding Letters of Credit and Unpaid Drawings, there shall be an automatic adjustment to the participations pursuant to this Section 2.03 to reflect the new Percentages of the assignor and assignee Lender, of all Lenders, all Continuing Lenders or all Non-Defaulting Lenders, as the case may be.

                  (b) In determining whether to pay under any Letter of Credit, the Letter of Credit Issuer issuing same shall have no obligation relative to the Participants other than to confirm that any documents required to be delivered under such Letter of Credit have been delivered and that they appear to comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by a Letter of Credit Issuer under or in connection with any Letter of Credit issued by it, if taken or omitted in the absence of gross negligence or willful misconduct, shall not create for such Letter of Credit Issuer any resulting liability.

                  (c) In the event that any Letter of Credit Issuer makes any payment under any Letter of Credit issued by it and the Borrower shall not have reimbursed such amount in full to such Letter of Credit Issuer pursuant to
Section 2.04(a), such Letter of Credit Issuer shall promptly notify the Administrative Agent and each Participant of such failure, and each Participant shall promptly and unconditionally pay to the Administrative Agent for the account of such Letter of Credit Issuer, the amount of such Participant's Percentage of such unreimbursed payment in U.S. Dollars and in same day funds; provided, however, that no Participant shall be obligated to pay to the Administrative Agent for the account of such Letter of Credit Issuer its Percentage of such unreimbursed amount for any wrongful payment made by such Letter of Credit Issuer under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of such Letter of Credit Issuer (as determined by a court of competent jurisdiction in a final and non-appealable decision). If such Letter of

Credit Issuer so notifies, prior to 11:00 A.M. (New York time) on any Business Day, any Participant required to fund a payment under a Letter of Credit, such Participant shall make available to the Administrative Agent for the account of such Letter of Credit Issuer such Participant's Percentage of the amount of such payment on such Business Day in same day funds. If and to the extent such Participant shall not have so made its Percentage of the amount of such payment available to the Administrative Agent for the account of such Letter of Credit Issuer, such Participant agrees to pay to the Administrative Agent for the account of such Letter of Credit Issuer, forthwith on demand such amount, together with interest thereon for each day from such date until the date such amount is paid to the Administrative Agent for the account of such Letter of Credit Issuer at the overnight Federal Funds Rate. The failure of any Participant to make available to the Administrative Agent for the account of the applicable Letter of Credit Issuer its Percentage of any payment under any Letter of Credit shall not relieve any other Participant of its obligation hereunder to make available to the Administrative Agent for the account of such Letter of Credit Issuer its Percentage of any payment under any Letter of Credit on the date required, as specified above, but no Participant shall be responsible for the failure of any other Participant to make available to the Administrative Agent such other Participant's Percentage of any such payment.

                  (d) Whenever any Letter of Credit Issuer receives a payment in respect of an unpaid reimbursement obligation as to which the Administrative Agent has received for the account of such Letter of Credit Issuer any payments from the Participants pursuant to the preceding clause (c), such Letter of Credit Issuer shall pay to the Administrative Agent and the Administrative Agent shall promptly pay to each Participant which has paid its Percentage of such reimbursement obligation, in U.S. Dollars and in same day funds, an amount equal to such Participant's share (based upon the proportionate aggregate amount originally funded by such Participant to the aggregate amount funded by all Participants) of the principal amount of such reimbursement obligation and interest thereon accruing after the purchase of the respective participations.

                  (e) The obligations of the Participants to make payments to the Administrative Agent for the account of the Letter of Credit Issuers with respect to Letters of Credit shall be irrevocable and not subject to counterclaim, set-off or other defense or any other qualification or exception whatsoever (except as expressly provided in Section 2.03(c)) and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

                  (i) any lack of validity or enforceability of this Agreement or any of the other Credit Documents;

                  (ii) the existence of any claim, set-off, defense or other right which the Borrower may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, any Letter of Credit Issuer, any Lender, or other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Borrower and the beneficiary named in any such Letter of Credit);

                  (iii) any draft, certificate or any other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

                  (iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents;

                  (v) the occurrence of any Default or Event of Default; or

                  (vi) the failure of any condition precedent set forth in
         Section 5 hereof to have been satisfied at the time of the issuance of any Letter of Credit unless the applicable Letter of Credit Issuer shall have received a notice in writing to such effect from the Required Lenders pursuant to Section 2.01(b)(iv) hereof prior to the issuance of such Letter of Credit.

                  2.04 Agreement to Repay Letter of Credit Drawings. (a) The Borrower hereby agrees to reimburse the respective Letter of Credit Issuer, by making payment to the Administrative Agent in U.S. Dollars and immediately available funds at the Administrative Agent's Office, for any payment or disbursement made by such Letter of Credit Issuer under any Letter of Credit issued by it (each such amount so paid until reimbursed, an "Unpaid Drawing") immediately after, and in any event on the date of, notice given by such Letter of Credit Issuer to the Borrower of such payment (which notice each Letter of Credit Issuer hereby agrees to give promptly after the making of any payment or disbursement under a Letter of Credit), with interest on the amount so paid or disbursed by such Letter of Credit Issuer, to the extent not reimbursed prior to 1:00 P.M. (New York time) on the date of such payment or disbursement, from and including the date paid or disbursed to but excluding the date such Letter of Credit Issuer is reimbursed therefor, at a rate per annum which shall be the Applicable Reference Rate Margin plus the Reference Rate as in effect from time to time (plus an additional 2% per annum if not reimbursed by the second Business Day following any such notice of payment or disbursement), such interest to be payable on demand. Notwithstanding the foregoing, to the extent that a Letter of Credit Issuer of a Letter of Credit denominated in a currency other than U.S. Dollars has agreed in writing to such arrangement at the time of the issuance of such Letter of Credit, the Borrower shall reimburse any Drawing thereunder in the currency in which such Letter of Credit is denominated; provided that (x) if any such Drawing is made at a time when there exists an Event of Default or (y) if such reimbursement is not made by the close of business two Business Days after the Borrower has received notice of such Drawing, then, in either such case, such reimbursement shall instead be made in U.S. Dollars and in immediately available funds.

                  (b) The Borrower's obligations under this Section 2.04 to reimburse each Letter of Credit Issuer with respect to Unpaid Drawings (including, in each case, interest thereon) issued by it shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower or any other Person may have or have had against any Lender (including in its capacity as a Letter of Credit Issuer or as a Participant), including, without limitation, any defense based upon the failure of any drawing under a Letter of Credit (each, a "Drawing") to conform to the terms of the Letter of Credit or any non-application or misapplication by the beneficiary of the proceeds of such Drawing; provided that the Borrower shall not be obligated to reimburse the respective Letter of

Credit Issuer for any wrongful payment made by such Letter of Credit Issuer under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence as determined by a court of competent jurisdiction on the part of such Letter of Credit Issuer.

                  2.05 Increased Costs. If after the Original Effective Date, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or actual compliance by any Letter of Credit Issuer or any Participant with any request or directive made or adopted after the Original Effective Date (whether or not having the force of law), by any such authority, central bank or comparable agency shall either (i) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against letters of credit issued by such Letter of Credit Issuer, or such Participant's participation therein, or (ii) impose on any Letter of Credit Issuer or any Participant any other conditions affecting its obligations under this Agreement in respect of Letters of Credit or participations therein or any Letter of Credit or such Participant's participation therein; and the result of any of the foregoing is to increase the cost to such Letter of Credit Issuer or such Participant of issuing, maintaining or participating in any Letter of Credit, or to reduce the amount of any sum received or receivable by such Letter of Credit Issuer or such Participant hereunder in respect of Letters of Credit or participations therein, then, upon demand to the Borrower by such Letter of Credit Issuer or such Participant, as the case may be (a copy of which notice shall be sent by such Letter of Credit Issuer or such Participant to each Senior Managing Agent), the Borrower shall pay to such Letter of Credit Issuer or such Participant such additional amount or amounts as will compensate such Letter of Credit Issuer or such Participant for such increased cost or reduction. A certificate submitted to the Borrower by such Letter of Credit Issuer or such Participant, as the case may be (a copy of which certificate shall be sent by such Letter of Credit Issuer or such Participant to each Senior Managing Agent), setting forth in reasonable detail the basis for the determination of such additional amount or amounts necessary to compensate such Letter of Credit Issuer or such Participant as aforesaid shall be conclusive and binding on the Borrower absent manifest error, although the failure to deliver any such certificate shall not, subject to Section 1.15, release or diminish any of the Borrower's obligations to pay additional amounts pursuant to this Section 2.05 upon receipt of such certificate.

                  2.06 Indemnification; Nature of Letter of Credit Issuers' Duties. (a) In addition to its other obligations under this Section 2, the Borrower hereby agrees to protect, indemnify, pay and save each of the Letter of Credit Issuers harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys' fees but excluding those taxes excluded from the definition of Taxes in Section 4.04) that any such Letter of Credit Issuer may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit or (ii) the failure of any Letter of Credit Issuer to honor a drawing under a Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority (all such acts or omissions, herein called "Government Acts").

                  (b) As between the Borrower and the Letter of Credit Issuers, the Borrower shall assume all risks of the acts, omissions or misuse of any Letter of Credit by the beneficiary thereof. The Letter of Credit Issuers shall not be responsible: (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason; (iii) for failure of the beneficiary of a Letter of Credit to comply fully with conditions required in order to draw upon a Letter of Credit; (iv) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) for errors in interpretation of technical terms; (vi) for any loss or delay in the transmission or otherwise of any document required in order to make a drawing under a Letter of Credit or of the proceeds thereof; and (vii) for any consequences arising from causes beyond the control of the Letter of Credit Issuers, including, without limitation, any Government Acts. None of the above shall affect, impair, or prevent the vesting of any of the Letter of Credit Issuers' rights or powers hereunder.

                  (c) In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by any Letter of Credit Issuer, under or in connection with any Letter of Credit or the related certificates, if taken or omitted in good faith, shall not put such Letter of Credit Issuer under any resulting liability to the Borrower. It is the intention of the parties that this Agreement shall be construed and applied to protect and indemnify the Letter of Credit Issuers against any and all risks involved in the issuance of the Letters of Credit arising from any present or future Government Acts. The Letter of Credit Issuers shall not, in any way, be liable for any failure by the Letter of Credit Issuers or anyone else to pay any Drawing under any Letter of Credit as a result of any Government Acts or any other cause beyond the control of the Letter of Credit Issuers.

                  (d) Nothing in this Section 2.06 is intended to limit the reimbursement obligation of the Borrower contained in Section 2.04 hereof. The obligations of the Borrower under this Section 2.06 shall survive the termination of this Agreement. No act or omission of any current or prior beneficiary of a Letter of Credit shall in any way affect or impair the rights of the Letter of Credit Issuers to enforce any right, power or benefit under this Agreement.

                  (e) Notwithstanding anything to the contrary contained in this
Section 2.06, (i) the Borrower shall have no obligation to indemnify any Letter of Credit Issuer in respect of any liability incurred by such Letter of Credit Issuer arising solely out of the gross negligence or willful misconduct of such Letter of Credit Issuer (as determined by a court of competent jurisdiction in a final and non-appealable decision) and (ii) the Borrower shall have a claim against any Letter of Credit Issuer and such Letter of Credit Issuer shall be liable to the Borrower to the extent, but only to the extent, of any direct, as opposed to consequential, damages suffered by the Borrower which the Borrower proves were caused by (x) such Letter of Credit Issuer's willful misconduct or gross negligence (as determined by a court of competent jurisdiction in a final and non-appealable decision) in determining whether the documents presented under its Letter of Credit complied with the terms of such Letter of Credit or
(y) such Letter of Credit Issuer's willful or grossly negligent failure to pay under its Letter of Credit after presentation to it of a drawing certificate and any other documents strictly complying with the terms and conditions of such Letter of Credit (as determined by a court of competent jurisdiction in a final and non-appealable decision).

                  SECTION 3. Fees; Commitments.

                  3.01 Fees. (a) The Borrower agrees to pay the Administrative Agent for the account of each Non-Defaulting Lender a facility fee (the "Facility Fee") for the period from and including the Original Effective Date to but not including the Facility Maturity Date or, if earlier, the date upon which the Total Commitment has been terminated, computed for each day at a rate per annum equal to the Applicable Facility Fee Percentage for such day multiplied by the then Commitment of such Lender. Such Facility Fee shall be due and payable quarterly in arrears on each Quarterly Payment Date and on the date upon which the Total Commitment is terminated.

                  (b) The Borrower agrees to pay to the Administrative Agent for the account of the Lenders pro rata on the basis of their respective Percentages, a fee in respect of each Letter of Credit (the "Letter of Credit Fee"), computed for each day at a rate per annum equal to the Applicable Eurodollar Margin for such day multiplied by the then Stated Amount of such Letter of Credit. Such Letter of Credit Fees shall be due and payable quarterly in arrears on each Quarterly Payment Date and on the date upon which the Total Commitment is terminated.

                  (c) The Borrower agrees to pay to the Administrative Agent for the account of each Letter of Credit Issuer a fee in respect of each Letter of Credit issued by it (the "Facing Fee") computed for each day at a rate equal to 0.25% per annum multiplied by the average daily Stated Amount of such Letter of Credit. Such Facing Fees shall be due and payable quarterly in arrears on each Quarterly Payment Date and on the date upon which the Total Commitment is terminated.

                  (d) The Borrower hereby agrees to pay directly to each Letter of Credit Issuer upon each issuance of, drawing under, and/or amendment of, a Letter of Credit issued by such Letter of Credit Issuer such amount as shall at the time of such issuance, drawing or amendment be the administrative charge which such Letter of Credit Issuer is customarily charging for issuances of, drawings under or amendments of, letters of credit issued by it.

                  (e) The Borrower shall pay to the Administrative Agent for the account of each Senior Managing Agent and each other Lender the fees specified in the accepted commitment letter, or related fee letter, executed by such Senior Managing Agent or such Lender, as the case may be, when and as due.

                  (f) All computations of Fees shall be made in accordance with
Section 12.07(b).

                  3.02 Voluntary Reduction of Commitments. Upon at least three Business Days' prior written notice (or telephonic notice confirmed in writing) to the Administrative Agent at the Administrative Agent's Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrower shall have the right, without premium or penalty, (i) to terminate the Total Unutilized Commitment, in part or in whole (or, to the extent that at such time there are no Loans outstanding and no Letter of Credit Outstandings, to terminate the Total Commitment, in whole), provided that (x) any such termination shall apply to proportionately and permanently reduce the Commitment of each of the Lenders and (y) any partial reduction pursuant to this Section 3.02(i) shall be in the amount of at least $10,000,000, and (ii) at any time within the 30 days prior to the Maturity Date of any Non-Continuing Lender and so long as no Event of Default then exists, to terminate the Commitment of such Non-Continuing Lender, provided that (x) all Loans, together with unpaid accrued interest thereon, of such Non-Continuing Lender are repaid in full and (y) after giving effect to such termination and repayment, the sum of the aggregate principal amount of all outstanding Loans and the Letter of Credit Outstandings does not exceed the Total Commitment.

                  3.03 Mandatory Reduction of Commitments, etc. (a) On the date which is the earlier of (x) 30 days after any date on which a Change of Control occurs and (y) the date on which any Indebtedness of the Borrower in excess of $75,000,000 individually or $150,000,000 in the aggregate is required to be repurchased as a result of any such Change of Control, each of (i) the Total Commitment (and the Commitment of each Lender) and (ii) the Total Swingline Commitment (and the Swingline Commitment of each Swingline Lender) shall be reduced to zero.

                  (b) The Total Commitment shall terminate on the Facility Maturity Date.

                  (c) Each Swingline Lender's Swingline Commitment shall terminate on such Swingline Lender's Swingline Maturity Date.

                  (d) The Commitment of each Lender shall terminate on such Lender's Maturity Date.

                  SECTION 4. Payments.

                  4.01 Voluntary Prepayments. The Borrower shall have the right to prepay Loans in whole or in part from time to time on the following terms and conditions: (i) the Borrower shall give the Administrative Agent at the Administrative Agent's Office written notice (or telephonic notice promptly confirmed in writing) of its intent to make such prepayment, the amount of such prepayment and (in the case of Eurodollar Loans) the specific Borrowing(s) pursuant to which made, which notice shall be given by the Borrower no later than (x) in the case of Revolving Loans, 11:00 A.M. (New York time) one Business Day prior to, or (y) in the case of Swingline Loans, 11:00 A.M. (New York time) on, the date of such prepayment and shall promptly be transmitted by the Administrative Agent to each of the Lenders or Swingline Lenders, as the case may be; (ii) each partial prepayment of any Borrowing shall be in an aggregate principal amount of at least $10,000,000, provided that no partial prepayment of Eurodollar Loans made pursuant to a single Borrowing shall reduce the outstanding Revolving Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount for Eurodollar Loans; and (iii) each prepayment in respect of any Revolving Loans or Swingline Loans made pursuant to a Borrowing shall be applied pro rata among such Revolving Loans or Swingline Loans, as the case may be, provided that (x) at the Borrower's election in connection with any prepayment pursuant to this Section 4.01, such prepayment shall not be applied to any Revolving Loan of a Defaulting Lender at any time when the aggregate amount of Revolving Loans of any Non-Defaulting Lender exceeds such Non-Defaulting Lender's Percentage of all Revolving Loans then outstanding and (y) the Borrower may repay the Revolving Loans and Swingline Loans of a Non-Continuing Lender in connection with the termination of the Commitment of such Non-Continuing Lender in accordance with the requirements of clause (ii) of Section 3.02 without any accompanying repayment of the Revolving Loans or Swingline Loans, as the case may be, of the other Lenders, so long as all amounts, if any, owing to such Lender (and any other Lenders) pursuant to
Section 1.11 are paid at such time.

                  4.02 Mandatory Prepayments.

                  (A) Requirements. If on any date the sum of the outstanding principal amount of all Loans and the aggregate amount of Letter of Credit Outstandings (all the foregoing, collectively, the "Aggregate Outstandings") exceeds the Total Commitment as then in effect, the Borrower shall repay on such date the principal of Swingline Loans and, after Swingline Loans have been paid in full, Revolving Loans, in an amount equal to such excess. If, after giving effect to the prepayment of all outstanding Loans, the Aggregate Outstandings exceed the Total Commitment then in effect, the Borrower shall pay to the Administrative Agent an amount in cash equal to such excess and the Administrative Agent shall hold such payment as security for the obligations of the Borrower hereunder (including, without limitation, obligations in respect of Letter of Credit Outstandings) pursuant to a cash collateral agreement to be entered into in form and substance satisfactory to the Administrative Agent (which shall permit certain investments in cash equivalents satisfactory to the Administrative Agent, until the proceeds are applied to the secured obligations). In addition, the Borrower shall repay (i) to each Lender on such Lender's Maturity Date, the outstanding Revolving Loans of such Lender on such date and (ii) to each Swingline Lender on such Swingline Lender's Swingline Maturity Date, the outstanding Swingline Loans of such Swingline Lender on such date.

                  (B) Application. With respect to each prepayment of Loans required by this Section 4.02, the Borrower may designate the Types of Loans which are to be prepaid and the specific Borrowing(s) pursuant to which made; provided that: (i) if any prepayment of Eurodollar Loans made pursuant to a single Borrowing shall reduce the outstanding Revolving Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount for Eurodollar Loans, such Borrowing shall immediately be converted into Reference Rate Loans; and (ii) each prepayment of any Loans made pursuant to a Borrowing (including, without limitation, any repayment of Revolving Loans or Swingline Loans on any required payment date pursuant to clause (i) or (ii) of the last sentence appearing in Section 4.02(A)) shall be applied pro rata among such Loans. In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its sole discretion with a view, but no obligation, to minimize breakage costs owing under Section 1.11.

                  4.03 Method and Place of Payment. (a) Except as otherwise specifically provided herein, all payments under this Agreement shall be made to the Administrative Agent for the ratable account of the Lenders entitled thereto, not later than 1:00 P.M. (New York time) on the date when due and shall be made in immediately available funds and in lawful money of the United States of America at the Administrative Agent's Office, it being understood that written, telex or facsimile notice by the Borrower to the Administrative Agent to make a payment from the funds in the Borrower's account at the Administrative Agent's Office shall constitute the making of such payment to the extent of such funds held in such account. The Administrative Agent will thereafter cause to be distributed on the same day (if payment was actually received by the Administrative Agent prior to 2:00 P.M. (New York time) on such day) like funds relating to the payment of principal or interest or Fees ratably to the Lenders entitled thereto. If and to the extent that any such distribution shall not be so made by the Administrative Agent in full on the same day (if payment was actually received by the Administrative Agent prior to 2:00 P.M. (New York time) on such day), the Administrative Agent shall pay to each Lender its ratable amount thereof and each such Lender shall be entitled to receive from the Administrative Agent, upon demand, interest on such amount at the overnight Federal Funds Rate for each day from the date such amount is paid to the Administrative Agent until the date the Administrative Agent pays such amount to such Lender.

                  (b) Any payments under this Agreement which are made later than 1:00 P.M. (New York time) shall be deemed to have been made on the next succeeding Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.

                  4.04 Net Payments. (a) All payments made by the Borrower hereunder will be made without setoff, counterclaim or other defense. The Borrower will pay, prior to the date on which penalties attach thereto, all present and future income, stamp and other taxes, levies, or costs and charges whatsoever imposed, assessed, levied or collected on or in respect of a Loan and/or the recording, registration, notarization or other formalization thereof and/or any payments of principal, interest or other amounts made on or in respect of a Loan (all such taxes, levies, costs and charges being herein collectively called "Taxes"; provided that Taxes shall not include taxes imposed on or measured by the overall net income of that Lender (or any alternative tax imposed generally by any relevant jurisdiction in lieu of a tax on net income) by the United States of America or any political subdivision or taxing authority thereof or therein or taxes on or measured by the overall net income (or any alternative tax imposed generally by any relevant jurisdiction in lieu of a tax on net income) of that Lender by any foreign country or subdivision thereof pursuant to the laws of which such Lender is organized or in which the principal office or applicable lending office of such Lender is located). The Borrower shall also pay such additional amounts equal to increases in taxes payable by that Lender described in the foregoing proviso which increases are attributable to payments made by the Borrower described in the immediately preceding sentence of this Section. Promptly after the date on which payment of any such Tax is due pursuant to applicable law, the Borrower will, at the request of that Lender, furnish to that Lender evidence, in form and substance satisfactory to that Lender, that the Borrower has met its obligation under this Section 4.04. The Borrower will indemnify each Lender against, and reimburse each Lender on demand for, any Taxes, as determined by that Lender in its good faith and reasonable discretion. Such Lender shall provide the Borrower with appropriate receipts for any payments or reimbursements made by the Borrower pursuant to this Section 4.04.

                  (b) Each Lender which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for United States federal income tax purposes agrees to provide to the Borrower on or prior to the Third Restatement Effective Date, or in the case of a Lender that is an assignee or transferee of an interest under this Agreement pursuant to Section 1.14 or
Section 12.04 (unless the respective Lender was already a Lender hereunder immediately prior to such assignment or transfer and such Lender is in compliance with the provisions of this

Section 4.04(b)), on the date of such assignment or transfer to such Lender, (i) two accurate and complete original signed copies of Internal Revenue Service Form W-8ECI or Form W-8BEN (with respect to a complete exemption under an income tax treaty) (or successor forms) certifying to such Lender's entitlement to a complete exemption from United States withholding tax with respect to payments to be made under this Agreement or any Note or (ii) if the Lender is not a "bank" within the meaning of Section 881(c)(3)(A) of the Code and cannot deliver either Internal Revenue Service Form W-8ECI or W-8BEN (with respect to a complete exemption under an income tax treaty) pursuant to clause (i) above, (x) a certificate substantially in the form of Exhibit J (any such certificate, a "Section 4.04(b)(ii) Certificate") and (y) two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN (with respect to the portfolio interest exemption) (or successor form) certifying to such Lender's entitlement as of such date to a complete exemption from United States withholding tax with respect to payments of interest to be made under this Agreement or under any Note. Each Lender that is a United States person (as such term is defined in Section 7701(a)(30) of the Code) for Federal income tax purposes, but that is not a corporation (as such term is defined in Section 7701(a)(3) of the Code) for such purposes, agrees to provide to the Borrower on or prior to the Third Restatement Effective Date, or in the case of a Lender that is an assignee or transferee of an interest under this Agreement pursuant to Section 1.14 or Section 12.04 (unless the respective Lender was already a Lender hereunder immediately prior to such assignment or transfer and such Lender is in compliance with the provisions of this Section 4.04(b)), on the date of such assignment to such Lender, two accurate and complete original signed copies of Internal Revenue Service Form W-9 (or successor form). In addition, each such Lender agrees that from time to time after the Third Restatement Effective Date, when a lapse in time or change in circumstances renders the previous certification obsolete or inaccurate in any material respect, it will deliver to the Borrower two new accurate and complete original signed copies of Internal Revenue Service Form W-8ECI or W-8BEN (with respect to a claim for benefits of an income tax treaty) or Form W-8BEN (with respect to the portfolio interest exemption) and a Section 4.04(b)(ii) Certificate, as the case may be, and such other forms as may be required in order to confirm or establish the entitlement of such Lender to a continued exemption from or reduction in United States withholding tax with respect to payments under this Agreement or any Note, or it shall immediately notify the Borrower and the Administrative Agent of its inability to deliver any such form. Notwithstanding anything to the contrary contained in Section 4.04(a), (x) the Borrower shall be entitled, to the extent it is required to do so by law, to deduct or withhold income or other similar taxes imposed by the United States (or any political subdivision or taxing authority thereof or therein) from interest, fees or other amounts payable hereunder for the account of any Lender which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for United States federal income tax purposes and which has not provided to the Borrower such forms that establish a complete exemption from such deduction or withholding and (y) the Borrower shall not be obligated pursuant to Section 4.04(a) to pay a Lender in respect of income or similar taxes imposed by the United States or any additional amounts with respect thereto if such Lender has not provided to the Borrower the Internal Revenue Service forms required to be provided to the Borrower pursuant to this Section 4.04(b). Notwithstanding anything to the contrary contained in the preceding sentence or elsewhere in this Section 4.04, the Borrower agrees to pay additional amounts and to indemnify each Lender in the manner set forth in Section 4.04(a) (without regard to the identity of the jurisdiction requiring the deduction or withholding) in respect of any amounts deducted or withheld by it as described in the immediately preceding sentence as a result of any changes after the Third Restatement Effective Date in any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, relating to the deducting or withholding of income or similar taxes.

                  SECTION 5. Conditions Precedent.

                  5.01 Conditions Precedent to the Third Restatement Effective Date. This Agreement shall become effective on the date (the "Third Restatement Effective Date") when each of the following conditions are first satisfied:

                  A. Execution; Notes. The Third Restatement Execution Date shall have occurred as provided in Section 12.10 and there shall have been delivered to the Administrative Agent for the account of each Lender requesting same the appropriate Note executed by the Borrower in the amount, maturity and as otherwise provided herein.

                  B. Officer's Certificate. The Administrative Agent shall have received certificates, dated the Third Restatement Effective Date and signed by an appropriate officer of Parent, stating that all of the applicable conditions set forth in Sections 5.01F., G., H., I., J., R. and T. and 5.02 exist as of such date.

                  C. Opinions of Counsel. The Administrative Agent shall have received an opinion, or opinions, in form and substance satisfactory to each Senior Managing Agent, addressed to each of the Lenders and dated the Third Restatement Effective Date, from (i) McDara P. Folan, Vice President, Deputy General Counsel and Secretary of Parent, which opinion shall cover the matters contained in Exhibit C-1 hereto, (ii) Womble Carlyle Sandridge & Rice, PLLC, special counsel to the Credit Parties, which opinion shall cover the matters contained in Exhibit C-2 hereto, and (iii) Kilpatrick Stockton LLP, special counsel to the Credit Parties, which opinion shall cover the matters contained in Exhibit C-3 hereto, together with such other opinions, if any, covering such matters as the Majority SMA shall reasonably request, from counsel, and in form and substance, satisfactory to the Majority SMA.

                  D. Company Proceedings. On the Third Restatement Effective Date, all Company and legal proceedings and all instruments and agreements in connection with the transactions contemplated by this Agreement and the other Credit Documents shall be satisfactory in form and substance to each Senior Managing Agent, and the Administrative Agent shall have received all information and copies of all certificates, documents and papers, including records of Company proceedings and governmental approvals, if any, which any Senior Managing Agent reasonably may have requested in connection therewith, such documents and papers where appropriate to be certified by proper Company or governmental authorities.

                  E. Organizational Documentation, etc. The Lenders shall have received copies of the Certificate of Incorporation and By-Laws or other equivalent organizational documents of each Credit Party, certified on the Third Restatement Effective Date as true and complete by an appropriate Company officer or Governmental Authority.

                  F. Combination Transactions. On the Third Restatement Effective Date, (i) each of the Combination Transactions shall have been consummated in all material respects in accordance with the Combination Transaction Documents therefor and all applicable laws, (ii) the Administrative Agent shall have received true and correct copies of all Combination Transaction Documents, certified as such by an appropriate officer of Parent, (iii) all Combination Transaction Documents, and all terms and conditions thereof, shall be in form and substance reasonably satisfactory to the Senior Managing Agents, (iv) all Combination Transaction Documents shall have been duly executed and delivered by the parties thereto and be in full force and effect, (v) the Combination Transactions (including all of the terms and conditions thereof) shall have been duly approved by the requisite boards of directors and (if required by applicable law) the requisite shareholders of the Borrower, Parent and B&W, (vi) the representations and warranties set forth in the Combination Transaction Documents shall be true and correct in all material respects as if made on and as of the Third Restatement Effective Date, (vii) each of the conditions precedent to the consummation of each the Combination Transaction as set forth in the relevant Combination Transaction Documents therefor shall have been satisfied in all material respects, and not waived except with the consent of each Senior Managing Agent and the Required Lenders, to the reasonable satisfaction of each Senior Managing Agent and the Required Lenders, and (viii) all Liens or Indebtedness to be incurred or assumed in connection with the Combination Transactions shall otherwise be permitted under this Agreement (including, without limitation, Sections 8.03 and 8.04).

                  G. Adverse Change, etc. Nothing shall have occurred from December 31, 2003 to the Third Restatement Effective Date which has had, or would reasonably be expected to have, a Material Adverse Effect.

                  H. Litigation. Except as set forth in Annex IV hereto, there shall be on the Third Restatement Effective Date no actions, suits, proceedings, inquiry, injunction or restraining order pending, entered or threatened with respect to Parent or any of its Subsidiaries that has had, or would reasonably be expected to have, a Material Adverse Effect.

                  I. Approvals. On or prior to the Third Restatement Effective Date, (i) all necessary governmental (domestic and foreign), regulatory and third party approvals in connection with the Transaction, the transactions contemplated by the Documents and otherwise referred to herein or therein shall have been obtained and remain in full force and effect and evidence thereof shall have been provided to the Administrative Agent and (ii) all applicable waiting periods shall have expired without any action being taken by any competent authority which restrains, prevents or imposes materially adverse conditions upon the consummation of the Transaction, the making of the Loans and the transactions contemplated by the Documents or otherwise referred to herein or therein. Additionally, there shall not exist any judgment, order, injunction or other restraint issued or filed or a hearing seeking injunctive relief or other restraint pending or notified prohibiting or imposing materially adverse conditions upon, or materially delaying, or making economically unfeasible, the consummation of the Transaction or the making of the Loans.

                  J. No Defaults. On the Third Restatement Effective Date, there shall exist no event of default (or condition which would constitute an event of default with the giving of notice or the passage of time) under any material financing or lease agreement or other material contract of any of the Credit Parties.

                  K. Unaudited Pro Forma Condensed Combined Financial Statements
- Integration Basis; Pro Forma Financial Statements. (i) The Lenders shall have received financial forecasts for Parent and its Subsidiaries (exclusive of the Acquired B&W Business) for the period from January 1, 2003 to and including December 31, 2006 (the "Unaudited Pro Forma Condensed Combined Financial Statements - Integration Basis"). The Unaudited Pro Forma Condensed Combined Financial Statements - Integration Basis (and the supporting assumptions and explanations thereto) shall be in form and substance satisfactory to the Majority SMA.

                  (ii) The Lenders shall have received an unaudited pro forma condensed combined balance sheet of Parent and its Subsidiaries as of December 31, 2003 (calculated as if the Transaction had occurred on such date) and the related pro forma condensed combined statement of income for the twelve-month period ended as of such date (calculated as if the Transaction had occurred on the first day of the period covered thereby), after giving effect to the Transaction and prepared in accordance with GAAP (the "Pro Forma Financial Statements"). The Pro Forma Financial Statements shall be in form and substance satisfactory to the Majority SMA.

                  L. Subsidiary Guaranty. Each Subsidiary Guarantor shall have duly authorized, executed and delivered an amended and restated Subsidiary Guaranty substantially in the form of Exhibit D hereto (as so amended and restated and as the same may be further amended, restated, modified and/or supplemented from time to time in accordance with the terms hereof and thereof, the "Subsidiary Guaranty"), and the Subsidiary Guaranty shall be in full force and effect.

                  M. Intercompany Subordination Agreement. Parent and each of its Subsidiaries (other than an Insignificant Subsidiary) shall have duly authorized, executed and delivered an amended and restated Subordination Agreement substantially in the form of Exhibit G hereto (as so amended and restated and as the same may be further amended, restated, modified and/or supplemented from time to time in accordance with the terms hereof and thereof, the "Intercompany Subordination Agreement"), and the Intercompany Subordination Agreement shall be in full force and effect.

                  N. Pledge Agreement. Each of Parent, the Borrower and each Subsidiary Guarantor shall have duly authorized, executed and delivered an amended and restated Pledge Agreement in the form of Exhibit H (as so amended and restated and as the same may be further amended, restated, modified and/or supplemented from time to time in accordance with the terms hereof and thereof, the "Pledge Agreement"), and the following other documents shall be, or shall previously have been, delivered to the Collateral Agent, as Pledgee thereunder:

                  (i) all Collateral referred to in the Pledge Agreement then owned by such Credit Party (including all outstanding shares of Parent Preferred Stock), (x) endorsed in blank, or accompanied by executed and undated endorsements for transfer, in the case of promissory notes constituting Collateral thereunder and (y) together with executed and undated endorsements for transfer, in the case of equity interests constituting certificated Collateral thereunder;

                  (ii) proper Financing Statements (Form UCC-1) and/or Financing Statement amendments (Form UCC-3) fully executed for filing under the UCC or other appropriate filing offices of each jurisdiction as may be necessary or, in the opinion of the Collateral

         Agent, desirable to perfect the security interests purported to be created by the Pledge Agreement; and

                  (iii) evidence of the completion of all other recordings and filings of, or with respect to, the Pledge Agreement as may be necessary or, in the opinion of the Collateral Agent, desirable to perfect the security interests intended to be created by the Pledge Agreement;

and the Pledge Agreement shall be in full force and effect.

                  O. Security Agreement. Parent, the Borrower and each Subsidiary Guarantor shall have duly authorized, executed and delivered an amended and restated Security Agreement in the form of Exhibit I (as so amended and restated and as the same may be further amended, restated, modified and/or supplemented from time to time in accordance with the terms thereof and hereof, the "Security Agreement") covering all of the Collateral referred to therein, and the following other documents shall be, or shall previously have been, delivered to the Collateral Agent:

                  (i) executed copies of financing statements (Form UCC-1) and/or financing statement amendments (Form UCC-3) (or appropriate local equivalent) in appropriate form for filing under the UCC or appropriate local equivalent of each jurisdiction as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable to perfect the security interests purported to be created by the Security Agreement; and

                  (ii) evidence that all other actions necessary or, in the reasonable opinion of the Collateral Agent, desirable, to perfect the security interests purported to be created by the Security Agreement have been taken;

and the Security Agreement shall be in full force and effect.

                  P. Mortgages. On the Third Restatement Effective Date (but subject to Section 12.19), the Collateral Agent shall have received:

                  (i) fully executed counterparts of amendments (the "Mortgage Amendments"), in form and substance satisfactory to the Collateral Agent, to each of the Existing Mortgages, together with evidence that a counterpart of each such Mortgage Amendment has been delivered to the title company insuring the Lien on the respective Existing Mortgage for recording in all places to the extent necessary or desirable, in the judgment of the Collateral Agent, effectively to maintain a valid and enforceable first priority mortgage lien on each Existing Mortgaged Property in favor of the Collateral Agent for the benefit of the Secured Creditors;

                  (ii) endorsements of the authorized issuing agent for title insurers reasonably satisfactory to the Collateral Agent to each Existing Mortgage Policy assuring the Collateral Agent that each Existing Mortgage is a valid and enforceable first priority mortgage lien on the respective Existing Mortgaged Properties, free and clear of all defects and encumbrances except Permitted Liens;

                  (iii) fully executed counterparts of Mortgages in form and substance satisfactory to the Collateral Agent, which Mortgages shall cover such of the Real Property (located in the United States or any State or territory thereof) owned or leased by Parent or any of its Subsidiaries (after giving effect to the Transaction) as are designated on Annex VIII as a "New Mortgaged Property", together with evidence that counterparts of the Mortgages have been delivered to the title insurance company insuring the lien of such Mortgage for recording in all places to the extent necessary or, in the reasonable opinion of the Collateral Agent, desirable to effectively create a valid and enforceable first priority mortgage lien on each such New Mortgaged Property in favor of the Collateral Agent for the benefit of the Secured Creditors, subject to Permitted Liens;

                  (iv) Mortgage Policies on the New Mortgaged Properties issued by such title insurers reasonably satisfactory to the Collateral Agent in amounts satisfactory to the Senior Managing Agents assuring the Collateral Agent that the Mortgages on such New Mortgaged Properties are valid and enforceable first priority mortgage liens on the respective New Mortgaged Properties, free and clear of all defects and encumbrances except Permitted Liens and such Mortgage Policies shall otherwise be in form and substance satisfactory to the Senior Managing Agents and the Required Lenders and shall include, as appropriate, an endorsement for future advances under this Agreement and the Notes and for any other matter that the Collateral Agent may request, shall not include an exception for mechanics' liens or creditors' rights, and shall provide for affirmative insurance and such reinsurance (including direct access agreements) as the Collateral Agent may request; and

                  (v) surveys, in form and substance reasonably satisfactory to the Collateral Agent, of each New Mortgaged Property designated as a "surveyed property" on Annex VIII, dated a recent date reasonably acceptable to the Collateral Agent and certified in a manner reasonably satisfactory to the Collateral Agent by a licensed professional surveyor reasonably satisfactory to the Senior Managing Agents.

                  Q. Insurance Certificates. On or before the Third Restatement Effective Date, the Administrative Agent shall have received evidence of insurance complying with the requirements of Section 7.03 for the business and properties of Parent and its Subsidiaries (including, without limitation, the Acquired B&W Business), in scope, form and substance reasonably satisfactory to the Senior Managing Agents and the Required Lenders and naming the Collateral Agent as an additional insured and/or loss payee, and stating that such insurance shall not be terminated without at least 30 days' prior written notice by the insurer to the Collateral Agent.

                  R. Second Amended and Restated Credit Agreement. On the Third Restatement Effective Date, (i) all Loans (if any) outstanding pursuant to (and as defined in) the Second Amended and Restated Credit Agreement shall have been repaid in full (and the Borrower shall have paid all breakage costs and similar costs resulting therefrom in accordance with the provisions of Section 1.11 of the Second Amended and Restated Credit Agreement), (ii) all outstanding Letters of Credit under, and as defined in, the Second Amended and Restated Credit Agreement shall have been incorporated as Letters of Credit hereunder pursuant to Section 2.01(c), (iii) all accrued interest on all outstanding extensions of credit, and all accrued fees, pursuant to the Second Amended and Restated Credit Agreement shall be paid in full on, and through, the Third Restatement Effective Date (whether or not same would otherwise be then due and payable pursuant to the Second Amended and Restated Credit Agreement), (iv) all other amounts then due and owing to each Lender under, and as defined in, the Second Amended and Restated Credit Agreement pursuant to the Second Amended and Restated Credit Agreement shall have been paid in full and (v) (immediately prior to giving effect thereto), no Default or Event of Default under, and as defined in, the Second Amended and Restated Credit Agreement shall have occurred and be continuing.

                  S. Tax Sharing Agreement. On or prior to the Third Restatement Effective Date, Parent, the Borrower, CMSI and Santa Fe shall have duly authorized, executed and delivered a tax sharing agreement in form and substance satisfactory to the Senior Managing Agents and the Required Lenders (the "Tax Sharing Agreement"), which Tax Sharing Agreement shall supersede any existing tax sharing or similar agreements theretofore in effect.

                  T. Fees, etc. On the Third Restatement Effective Date, the Borrower shall have paid to each Senior Managing Agent and each Lender all costs, fees and expenses payable to the Senior Managing Agents or the Lenders, to the extent then due.

                  5.02 Conditions Precedent to All Credit Events. The obligation of each Lender to make any Loans (other than pursuant to a Mandatory Borrowing) and the obligation of each Letter of Credit Issuer to issue or extend Letters of Credit, is subject, at the time of the making of each such Loan and/or the issuance or extension of each such Letter of Credit, to the satisfaction of the following conditions at such time:

                  A. No Default; Representations and Warranties. At the time of each Credit Event and also after giving effect thereto (i) there shall exist no Default or Event of Default and (ii) all representations and warranties contained herein or in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Credit Event, unless such representation and warranty expressly indicates that it is being made as of a specified date, in which case such representation or warranty shall be true and correct in all material respects only as of such specified date.

The acceptance of the benefits of each Credit Event shall constitute a representation and warranty by each Credit Party to each of the Lenders that all of the applicable conditions specified above exist as of that time. All of the certificates, legal opinions and other documents and papers referred to in
Section 5.01, unless otherwise specified, shall be delivered to the Administrative Agent at the Administrative Agent's Office for the account of each of the Lenders and, except for the Notes, in sufficient counterparts for each of the Lenders and shall be satisfactory in form and substance to each Senior Managing Agent.

                  SECTION 6. Representations, Warranties and Agreements. In order to induce the Lenders to enter into this Agreement, to make the Loans and issue or participate in Letters of Credit as provided for herein, each Credit Agreement Party makes the following representations and warranties to and agreements with the Lenders, all of which shall survive the execution and delivery of this Agreement and the making of the Loans and the issuance (or, in the case of

Existing Letters of Credit, deemed issuance) of the Letters of Credit (with (x) all such representations, warranties and agreements being first made on the Third Restatement Effective Date and (y) the occurrence of each Credit Event being deemed to constitute a representation and warranty that the matters specified in this Section 6 are true and correct in all material respects on and as of the date hereof and as of the date of each such Credit Event, unless such representation and warranty expressly indicates that it is being made as of any specific date, in which case such representation or warranty shall be true and correct in all material respects only as of such specified date):

                  6.01 Status. Each of Credit Party and each of its Material Subsidiaries (i) is a duly organized and validly existing Company in good standing under the laws of the jurisdiction of its organization and has the requisite Company power and authority to own its property and assets and to transact the business in which it is engaged and (ii) has duly qualified and is authorized to do business and is in good standing in all jurisdictions where it is required to be so qualified and where the failure to be so qualified would have a Material Adverse Effect.

                  6.02 Power and Authority. Each Credit Party has the requisite Company power and authority to execute, deliver and carry out the terms and provisions of the Documents to which it is a party and has taken all necessary Company action to authorize the execution, delivery and performance of the Documents to which it is a party. Each Credit Party has duly executed and delivered each Document to which it is a party and each such Document constitutes the legal, valid and binding obligation of such Credit Party enforceable in accordance with its terms.

                  6.03 No Violation. Neither the execution, delivery and performance by any Credit Party of the Documents to which it is a party nor compliance with the terms and provisions thereof, nor the consummation of the transactions contemplated therein (i) will contravene any applicable provision of any law, statute, rule, regulation, order, writ, injunction or decree of any Governmental Authority, (ii) will conflict or be inconsistent with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except for the Liens created pursuant to the Security Documents) upon any of the property or assets of Parent or any of its Subsidiaries pursuant to the terms of any material indenture, mortgage, deed of trust, agreement or other instrument to which Parent or any of its Subsidiaries is a party or by which it or any of its property or assets is bound or to which it may be subject or (iii) will violate any provision of the Certificate of Incorporation or By-Laws (or equivalent organizational documents) of Parent or any of its Subsidiaries.

                  6.04 Litigation. Except as set forth on Annex IV, there are no actions, suits or proceedings pending or threatened with respect to Parent or any of its Subsidiaries that would reasonably be expected to have a Material Adverse Effect.

                  6.05 Use of Proceeds; Margin Regulations. (a) The proceeds of all Loans shall be utilized by the Borrower for general corporate purposes of Parent and/or its Subsidiaries (including, without limitation, payment of fees and expenses in connection with the Transaction, the refinancing of Indebtedness, the backing up of commercial paper issued by the Borrower and Permitted Litigation Bonding).

                  (b) Except as otherwise permitted by Section 8.05(b), (c),
(d), (g) and (l), no part of any Credit Event (or the proceeds thereof) will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock. Neither the making of any Loan nor the use of the proceeds thereof nor the occurrence of any other Credit Event will violate or be inconsistent with the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

                  (c) The fair market value of all Margin Stock owned by Parent and its Subsidiaries does not exceed $50,000,000 (for such purposes, determined without regard to the fair market value of the shares of Excluded Joint Ventures held by the Borrower and its Subsidiaries, to the extent same shall at any time constitute Margin Stock). At the time of each Credit Event, not more than 25% of the value of the assets of Parent and its Subsidiaries taken as a whole will constitute Margin Stock.

                  (d) Notwithstanding the foregoing provisions of this Section 6.05, no proceeds of any Loan will be utilized to purchase any Margin Stock in a transaction, or as part of a series of transactions, the result of which is the ownership by Parent and/or its Subsidiaries of 5% or more of the capital stock of a corporation unless the Board of Directors of such corporation has approved such transaction prior to any public announcement of the purchase, or the intent to purchase, any such Margin Stock.

                  6.06 Governmental Approvals. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any Governmental Authority, or any subdivision thereof, is required to authorize or is required in connection with (i) the execution, delivery and performance of any Document or (ii) the legality, validity, binding effect or enforceability of any Document.

                  6.07 Investment Company Act, etc. (a) Neither Parent nor any of its Subsidiaries is an "investment company" or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

                  (b) Neither Parent nor any of its Subsidiaries is a "holding company", or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

                  6.08 True and Complete Disclosure. All factual information (taken as a whole) heretofore or contemporaneously furnished by or on behalf of the Credit Parties or any of their Subsidiaries in writing to any Senior Managing Agent or any Lender for purposes of or in connection with this Agreement, the other Documents or any transaction contemplated herein or therein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of such Persons in writing to any Lender will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information (taken as a whole) not misleading at such time in light of the circumstances under which such information was provided. The projections and pro forma financial information contained in such materials (including the Unaudited Pro Forma Condensed Combined Financial Statements - Integration Basis (but excluding any information with respect to the Acquired B&W Business contained in such materials delivered prior to the Third Restatement Effective Date, as to which no representation is made) were based on good faith estimates and assumptions believed by such Persons to be reasonable at the time made, it being recognized by the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.

                  6.09 Financial Condition; Financial Statements. (a) The consolidated balance sheets of the Borrower and its Subsidiaries, at December 31, 2001, at December 31, 2002 and at December 31, 2003 and the related consolidated statements of income and cash flows (and retained earnings) for the fiscal years ended as of said dates, which statements have been examined by KPMG LLP, independent certified public accountants, who delivered an unqualified opinion in respect of the financial statements examined by them, copies of which have heretofore been furnished to each Lender, present fairly the consolidated financial position of the Borrower at the dates of said statements and the results of operations for the periods covered thereby. All such financial statements have been prepared in accordance with GAAP consistently applied, except to the extent provided in the notes to said financial statements.

                  (b) The combined consolidated balance sheets of the Acquired B&W Business, at December 31, 2001, at December 31, 2002 and at December 31, 2003 and the related combined consolidated statements of income and cash flows (and retained earnings) for the fiscal years ended as of said dates, which statements have been examined by Deloitte & Touche LLP, independent certified public accountants, who delivered an unqualified opinion in respect of the financial statements examined by them, copies of which have heretofore been furnished to each Lender, present fairly the consolidated financial position of the Acquired B&W Business at the dates of said statements and the results of operations for the periods covered thereby. All such financial statements have been prepared in accordance with GAAP consistently applied, except to the extent provided in the notes to said financial statements.

                  (c) The Pro Forma Financial Statements present a good faith estimate of the combined pro forma financial condition of Parent and its Subsidiaries and the pro forma results of operations of Parent and its Subsidiaries for the respective periods covered thereby (after giving effect to the Transaction at the date thereof or for the period covered thereby).

                  (d) Since December 31, 2003 (after giving effect to the Transaction as if same had occurred immediately prior to such date), nothing has occurred which has had a Material Adverse Effect.

                  6.10 Tax Returns and Payments. Each of Parent and its Subsidiaries has timely filed all federal income tax returns and all other material tax returns, domestic and foreign, required to be filed by it (the "Returns"). The Returns accurately reflect in all material respects all liability for taxes of Parent and its Subsidiaries as a whole for the periods covered thereby. Each of Parent and each of its Subsidiaries have paid all material taxes and assessments payable by them other than those contested in good faith and adequately disclosed and for which adequate reserves have been established in accordance with generally accepted accounting principles.

                  6.11 Compliance with ERISA. Except to the extent that all events described in the following clauses of this sentence and then in existence could not, in the aggregate, reasonably be expected to have a Material Adverse Effect, each Plan is in substantial compliance with ERISA and the Code; no Reportable Event has occurred with respect to any Plan; no Plan is insolvent or in reorganization, no Plan has an Unfunded Current Liability, and no Plan has an accumulated or waived funding deficiency or permitted decreases in its funding standard account within the meaning of Section 412 of the Code; none of Parent, any Subsidiary nor any ERISA Affiliate has incurred any material liability to or on account of a Plan pursuant to Section 409, 502(i), 502(1), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code; no proceedings have been instituted to terminate any Plan; no condition exists which presents a material risk to Parent or any Subsidiary of incurring a liability to or on account of a Plan pursuant to the foregoing provisions of ERISA and the Code. With respect to Plans that are multi-employer plans (within the meaning of Section 3(37) of ERISA) and Plans which are not currently maintained or contributed to by Parent, any Subsidiary or any ERISA Affiliate, the representations and warranties in this Section are made to the best knowledge of each Credit Agreement Party.

                  6.12 Subsidiaries. Part A of Annex V hereto lists each Material Subsidiary of Parent (and the direct and indirect ownership interest of Parent therein), in each case existing on the Third Restatement Effective Date. All ownership percentages referred to in Part A of Annex V are calculated without regard to directors' or nominees' qualifying shares.

                  6.13 Patents, etc. Parent and each of its Subsidiaries have obtained all material patents, trademarks, servicemarks, trade names, copyrights, licenses and other rights, free from burdensome restrictions, that are necessary for the operation of their respective businesses as presently conducted and as proposed to be conducted.

                  6.14 Pollution and Other Regulations. Parent and each of its Subsidiaries are in material compliance with all material laws and regulations relating to pollution and environmental control, equal employment opportunity and employee safety in all domestic jurisdictions in which Parent and each of its Subsidiaries is presently doing business, and Parent will comply, and cause each of its Subsidiaries to comply, with all such laws and regulations which may be imposed in the future in jurisdictions in which Parent or such Subsidiary may then be doing business other than, in each case, those the non-compliance with which would not reasonably be expected to have a Material Adverse Effect.

                  6.15 Properties. Parent and each of its Subsidiaries have good title to all properties that are necessary for the operation of their respective businesses as presently conducted and as proposed to be conducted, free and clear of all Liens, other than as permitted by this Agreement. All Real Property owned by Parent or any of its Subsidiaries, and all material leaseholds leased by Parent or any of its Subsidiaries, in each case as of the Third Restatement Effective Date and after giving effect to the Transaction, and the nature of the interest therein, is correctly set forth in Annex VIII.

                  6.16 Special-Purpose Corporations. Each of Parent and Parent Merger Sub was formed to effect to the Transaction. Prior to the consummation of the Transaction, none of Parent or Parent Merger Sub had any significant assets or liabilities.

                  SECTION 7. Affirmative Covenants. Each Credit Agreement Party hereby covenants and agrees that on the Third Restatement Effective Date and thereafter, for so long as this Agreement is in effect and until the Commitments and each Letter of Credit have terminated and the Loans and Unpaid Drawings, together with interest, Fees and all other Obligations incurred hereunder, are paid in full:

                  7.01 Information Covenants. Parent will furnish to each
Lender:

                  (a) Annual Financial Statements. Within 100 days after the close of each fiscal year of Parent, to the extent prepared to comply with SEC requirements, a copy of the SEC Form 10-Ks filed by Parent with the SEC for such fiscal year, or, if no such Form 10-K was so filed by Parent for such fiscal year, the consolidated balance sheet of Parent and its Subsidiaries, as at the end of such fiscal year and the related consolidated statements of income and of cash flows for such fiscal year, setting forth comparative consolidated figures as of the end of and for the preceding fiscal year, and examined by independent certified public accountants of recognized national standing whose opinion shall not be qualified as to the scope of audit or as to the status of Parent or any of its Subsidiaries as a going concern, together in any event with a certificate of such accounting firm stating that in the course of its regular audit of the business of Parent, which audit was conducted in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge of any Default or Event of Default which has occurred and is continuing or, if in the opinion of such accounting firm such a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof.

                  (b) Quarterly Financial Statements. As soon as available and in any event within 55 days after the close of each of the first three quarterly accounting periods in each fiscal year of Parent to the extent prepared to comply with SEC requirements, a copy of the SEC Form 10-Qs filed by Parent with the SEC for each such quarterly period, or, if no such Form 10-Q was so filed by Parent with respect to any such quarterly period, the consolidated condensed balance sheet of Parent and its Subsidiaries as at the end of such quarterly period and the related consolidated condensed statements of income for such quarterly period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and the related consolidated condensed statement of cash flows for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and in each case setting forth comparative consolidated figures for the related periods in the prior fiscal year or, in the case of such consolidated condensed balance sheet, for the last day of the prior fiscal year, all of which shall be certified by an Authorized Officer of Parent, subject to changes resulting from audit and normal year-end audit adjustments.

                  (c) Officer's Certificates. At the time of the delivery of the financial statements provided for in Section 7.01(a) and (b), a certificate of an Authorized Officer of Parent to the effect that no Default or Event of Default (including, without limitation, under Section 9.10) exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof, which certificate shall set forth (x) the calculations required to establish whether Parent and its Subsidiaries were in compliance with the provisions of Sections 8.02(d), 8.02(l), 8.03(g), 8.03(i), 8.03(o), 8.04(i), 8.04(k), 8.04(m),
         8.05(c), 8.05(d), 8.05(l), 8.07, 8.08 and 8.09(e), 8.09(i), 8.09(j) and
         8.09(n) as at the end of such
         fiscal period or year, as the case may be and (y) the amount of any Dividend excluded from the determination of "Consolidated Fixed Charges" pursuant to clause (I) of the proviso appearing in the definition thereof for such fiscal period or year, as the case may be.

                  (d) Notice of Default or Litigation. Promptly, and in any event within three Business Days after any senior financial or legal officer of any Credit Agreement Party obtains knowledge thereof, notice of (x) the occurrence of any event which constitutes a Default or Event of Default which notice shall specify the nature thereof, the period of existence thereof and what action Parent and/or the relevant Subsidiary proposes to take with respect thereto and (y) any litigation or governmental proceeding pending against or affecting Parent or any of its Subsidiaries which is likely to have a material adverse effect on the business, properties, assets, financial condition or prospects of Parent and its Subsidiaries taken as a whole, the rights and remedies of the Agents and the Lenders or the ability of any Credit Party to perform its obligations hereunder or under any other Credit Document to which it is a party.

                  (e) Credit Rating Changes. Promptly after any senior financial or legal officer of Parent obtains knowledge thereof, notice of any change in the Applicable Credit Rating assigned by either Rating Agency.

                  (f) Other Information. Promptly upon transmission thereof, copies of any filings and registrations with, and reports to, the Securities and Exchange Commission or any successor thereto (the "SEC") by Parent or any of its Subsidiaries (other than amendments to any registration statement (to the extent such registration statement, in the form it becomes effective, is delivered to the Lenders), exhibits to any registration statement, any registration statements on Form S-8 and Forms 3, 4 and 5 and any annual report on Form 11-K) and copies of all financial statements, proxy statements, notices and reports that Parent or any of its Subsidiaries shall send to analysts or the holders of any publicly issued debt of Parent and/or any of its Subsidiaries in their capacity as such holders (in each case, to the extent not theretofore delivered to the Lenders pursuant to this Agreement) and, with reasonable promptness, such other information or documents (financial or otherwise) as any Senior Managing Agent on its own behalf or on behalf of the Required Lenders may reasonably request from time to time.

                  7.02 Books, Records and Inspections. Each Credit Agreement Party will, and will cause each of its Subsidiaries to, permit, upon reasonable notice to an Authorized Officer of Parent, officers and designated representatives of any Senior Managing Agent or the Required Lenders to visit and inspect any of the properties or assets of Parent and any of its Subsidiaries in whomsoever's possession, and to examine the books of account of Parent and any of its Subsidiaries and discuss the affairs, finances and accounts of Parent and of any of its Subsidiaries with, and be advised as to the same by, its and their officers and independent accountants, all at such reasonable times and intervals and to such reasonable extent as any Senior Managing Agent or the Required Lenders may desire.

                  7.03 Insurance. Each Credit Agreement Party will, and will cause each of its Subsidiaries to, at all times maintain in full force and effect insurance in such amounts, covering such risks and liabilities and with such deductibles or self-insured retentions as are in accordance with normal industry practice.

                  7.04 Payment of Taxes. Each Credit Agreement Party will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, in each case on a timely basis, and all lawful claims which, if unpaid, might become a Lien or charge upon any properties of Parent or any of its Subsidiaries; provided that neither Parent nor any of its Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if it has maintained adequate reserves (in the good faith judgment of the management of Parent) with respect thereto in accordance with GAAP.

                  7.05 Consolidated Corporate Franchises. Each Credit Agreement Party will do, and will cause each Subsidiary Guarantor and each of its Material Subsidiaries to do, or cause to be done, all things necessary to preserve and keep in full force and effect its existence, rights and authority; provided that any transaction permitted by Section 8.02 will not constitute a breach of this
Section 7.05.

                  7.06 Compliance with Statutes, etc. Each Credit Agreement Party will, and will cause each Subsidiary to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities in respect of the conduct of its business and the ownership of its property (including applicable statutes, regulations, orders and restrictions relating to environmental standards and controls) other than those the non-compliance with which would not reasonably be expected to have a Material Adverse Effect.

                  7.07 ERISA. As soon as possible and, in any event, within 10 days after Parent or any Subsidiary knows or has reason to know of the occurrence of any of the following, Parent will deliver to each of the Lenders a certificate of an Authorized Officer of Parent setting forth details as to such occurrence and the action, if any, which Parent, such Subsidiary or an ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given to or filed with or by Parent, such Subsidiary, such ERISA Affiliate, the PBGC, a Plan participant (other than notices relating to an individual participant's benefits) or the Plan administrator with respect thereto: that a Reportable Event has occurred (except to the extent that Parent has previously delivered to the Lenders a certificate and notices (if any) concerning such event pursuant to the next clause hereof), that a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Plan subject to Title IV of ERISA is subject to the advance reporting requirement of PBGC Regulation
Section 4043.61 (without regard to subparagraph (b)(1) thereof), that an accumulated funding deficiency has been incurred or an application may be or has been made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code with respect to a Plan, that a Plan which has an Unfunded Current Liability has been or may be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA, that a Plan has an Unfunded Current Liability giving rise to a lien under ERISA or the Code, that proceedings may be or have been instituted to terminate a Plan which has an Unfunded Current Liability, that a proceeding has been instituted pursuant to Section 515 of ERISA to collect a delinquent contribution to a Plan, or that Parent, any

Subsidiary or any ERISA Affiliate will or may incur any liability (including any contingent or secondary liability) to or on account of the termination of or withdrawal from a Plan under Section 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or with respect to a Plan under Section 4971 or 4975 of the Code or
Section 409 or 502(i) or 502(l) of ERISA. Upon request of a Lender, Parent will deliver to such Lender a complete copy of the annual report (Form 5500) of each Plan required to be filed with the Internal Revenue Service. In addition to any certificates or notices delivered to the Lenders pursuant to the first sentence hereof, copies of any notices received by Parent or any Subsidiary shall be delivered to the Lenders no later than 10 days after the later of the date such notice has been filed with the Internal Revenue Service or the PBGC, given to Plan participants (other than notices relating to an individual participant's benefits) or received by Parent or such Subsidiary.

                  7.08 Good Repair. Each Credit Agreement Party will, and will cause each of its Subsidiaries to, ensure that its properties and equipment used or useful in its business in whomsoever's possession they may be, are kept in good repair, working order and condition, normal wear and tear excepted, and that from time to time there are made in such properties and equipment all needful and proper repairs, renewals, replacements, extensions, additions, betterments and improvements thereto, to the extent and in the manner customary for companies in similar businesses.

                  7.09 End of Fiscal Years; Fiscal Quarters. Parent will, for financial reporting purposes, cause (i) each of its fiscal years to end on December 31 of each year, (ii) each of its fiscal quarters to end on March 31, June 30, September 30 and December 31 of each year and (iii) each of the Subsidiaries to maintain the accounting periods maintained by such Subsidiary on the Third Restatement Effective Date, consistent with the past practice and procedures of each such Subsidiary; provided that any of the foregoing fiscal or reporting periods may be changed if (x) Parent gives the Lenders 30 days' prior written notice of such proposed change and (y) prior to effecting such change, the Credit Agreement Parties and the Majority SMA shall have agreed upon adjustments, if any, to Sections 8.05, 8.07 and 8.08 (and the definitions used therein) the sole purpose of which shall be to give effect to the proposed change in fiscal or accounting periods (it being understood and agreed that to the extent that the Credit Agreement Parties and the Majority SMA cannot agree on appropriate adjustments to such Sections (or that no adjustments are necessary), the proposed change may not be effected).

                  7.10 Subsidiary Guaranty; Collateral. (a) No later than 15 days after the date on which a Guaranty Event occurs after the Third Restatement Effective Date, each Material Subsidiary not then a Subsidiary Guarantor shall
(i) authorize the execution of, and execute and deliver to the Administrative Agent on behalf of the Lenders, a Subsidiary Guaranty and (ii) cause to be delivered such opinions of counsel as are reasonably requested by, and are reasonably satisfactory to, the Senior Managing Agents in respect of such Subsidiary Guaranty.

                  (b) No later than 15 days after the date on which a Trigger Event occurs after the Third Restatement Effective Date, each Credit Party (including each Subsidiary which is required to become a Subsidiary Guarantor pursuant to Section 7.10(a)) shall (i) authorize, execute and deliver to the Collateral Agent on behalf of the Secured Creditors pledge agreements, security agreements and/or mortgages substantially in the form of the respective Security Documents entered into on the Third Restatement Effective Date (with such modifications thereto as may be reasonably required by the Senior Managing Agents), which agreements and mortgages shall be effective to create in favor of the Collateral Agent on behalf of the Secured Creditors a pledge of and/or a lien on substantially all of its assets (other than Excluded Collateral and subject to such other exceptions as are reasonably satisfactory to the Senior Managing Agents) with such priority as is provided for in the representations contained in the respective Security Documents, (ii) deliver in pledge thereunder all securities, notes, instruments and transfer powers required to be delivered by the terms of the respective Security Documents, (iii) execute and cause to be filed such financing statements and mortgages as are required to perfect the pledges and Liens created under the Security Documents and to obtain the priority of such perfection required by the respective Security Documents and
(iv) cause to be delivered such opinions of counsel as are reasonably requested by, and as are reasonably satisfactory to, the Senior Managing Agents with respect to the Security Documents and the pledges and Liens created thereunder. Notwithstanding the foregoing, all Collateral shall be automatically released (subject to reinstatement upon the occurrence of a new Trigger Event) if at any time subsequent to the Credit Parties providing the Collateral in compliance with the preceding sentence the Applicable Credit Rating issued by each Rating Agency shall, after giving effect to such release and subject to the completion of such release, if applicable, each be the Minimum Investment Grade Rating or higher.

                  (c) At any time (i) a Guaranty Event has occurred and is continuing and (ii) a Material Subsidiary Threshold Event occurs, then on the 45th day following the date of the occurrence of such Material Subsidiary Threshold Event, Parent shall cause one or more Subsidiaries not then a Subsidiary Guarantor (other than Santa Fe, CMSI or Lane) to take the actions described in Section 7.10(a) such that, after giving effect to such actions, such Material Subsidiary Threshold Event shall cease to exist. At any time (i) a Trigger Event has occurred and is continuing and (ii) a Material Subsidiary Threshold Event occurs, then on the 45th day following the date of the occurrence of such Material Subsidiary Threshold Event, Parent shall cause one or more Subsidiaries not then a party to Security Documents (other than Santa Fe, CMSI or Lane) to take the actions described in Section 7.10(b) such that, after giving effect to such actions, such Material Subsidiary Threshold Event shall cease to exist.

                  (d) At any time a Trigger Event has occurred and is continuing, each Credit Agreement Party will, and will cause each of the other Credit Parties that are Subsidiaries of Parent to, grant to the Collateral Agent for the benefit of the Secured Creditors security interests and mortgages in such assets and properties of such Credit Agreement Party and such other Credit Parties as are not covered by the original Security Documents (excluding Excluded Collateral) and as may be reasonably requested from time to time by the Administrative Agent or the Required Lenders (collectively, the "Additional Security Documents"). All such security interests and mortgages shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Administrative Agent and shall constitute valid and enforceable perfected security interests and mortgages superior to and prior to the rights of all third Persons and subject to no other Liens except for Permitted Liens. The Additional Security Documents or instruments related thereto shall have been duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Additional Security Documents and all taxes, fees and other charges payable in connection therewith shall have been paid in full.

                  (e) At any time a Trigger Event has occurred and is continuing, each Credit Agreement Party will, and will cause each of the other Credit Parties to, at the expense of the Borrower, make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agent from time to time such vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, real property surveys, reports, landlord waivers, bailee agreements, control agreements and other assurances or instruments and take such further steps relating to the Collateral covered by any of the Security Documents as the Collateral Agent may reasonably require. Furthermore, each Credit Agreement Party will, and will cause the other Credit Parties to, deliver to the Collateral Agent such opinions of counsel, title insurance and other related documents as may be reasonably requested by the Administrative Agent to assure itself that this Section 7.10 has been complied with.

                  (f) If the Administrative Agent or any Lender reasonably determine that they are required by law or regulation to have appraisals prepared in respect of any Real Property of Parent and its Subsidiaries constituting Collateral, the Borrower will, at its own expense, provide to the Administrative Agent appraisals which satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of the Financial Institution Reform, Recovery and Enforcement Act of 1989, as amended, and which shall otherwise be in form and substance reasonably satisfactory to the Administrative Agent.

                  (g) The Credit Agreement Parties agree that each action required by clauses (d) through (f) of this Section 7.10 shall be completed as soon as possible, but in no event later than 60 days after such action is requested to be taken by the Administrative Agent, the Required Lenders or a given Lender, as the case may be; provided that in no event will Parent or any of its Subsidiaries be required to take any action, other than using its best efforts, to obtain consents from third parties with respect to its compliance with this Section 7.10.

                  (h) Promptly (and in any event within five business days) after repayment or defeasance in full of the Macon-Bibb Industrial Authority Taxable Industrial Development Revenue Bonds (Brown & Williamson Tobacco Corporation Project), Series 1993A in the original aggregate principal amount of $25,000,000, Parent shall give notice of the same to the Administrative Agent and, if requested by the Collateral Agent at such time, take such actions with respect to such Real Property as may be required pursuant to Section 7.10(d),
(e), (f) and (g).

                  7.11 Margin Stock. Parent will take all actions so that at all times the fair market value of all Margin Stock owned by Parent and its Subsidiaries shall not exceed $50,000,000 (for such purposes, determined without regard to the fair market value of the shares of the Excluded Joint Ventures held by the Borrower and its Subsidiaries, to the extent same shall at any time constitute Margin Stock). So long as the covenant contained in the immediately preceding sentence is complied with, all Margin Stock at any time owned by Parent and its Subsidiaries will not constitute Collateral and no security interest shall be granted therein pursuant to any Credit Document. Without excusing any violation of the first sentence of this Section 7.11, if at any time the fair market value of all Margin Stock owned by Parent and its Subsidiaries exceeds the amount permitted pursuant to the first sentence of this
Section 7.11, then (x) all Margin Stock owned by the Credit Parties shall be pledged, and delivered for pledge, pursuant to the Pledge

Agreement and (y) the Borrower will execute and deliver to the Lenders appropriate completed forms (including, without limitation, Forms G-3 and U-1, as appropriate) establishing compliance with Regulations T, U and X of the Board of Governors of the Federal Reserve System. If at any time any Margin Stock is required to be pledged as a result of the provisions of the immediately preceding sentence, repayments of outstanding Obligations shall be required, and subsequent Credit Events shall be permitted, only in compliance with the applicable provisions of Regulations T, U and X of the Board of Governors of the Federal Reserve System.

                  7.12 Ownership Structure. Parent shall (i) at all times own 100% of the capital stock of the Borrower and (ii) cause each Subsidiary Guarantor at all times to be owned directly by Parent, the Borrower or another Subsidiary Guarantor.

                  7.13 Tax Sharing Agreement. Parent shall cause each new direct Subsidiary formed or acquired after the Third Restatement Effective Date (other than an Insignificant Subsidiary) to execute a counterpart to the Tax Sharing Agreement (or a joinder agreement therefor in form and substance reasonably satisfactory to the Administrative Agent) within 5 days following such formation or acquisition.

                  SECTION 8. Negative Covenants. Each Credit Agreement Party hereby covenants and agrees that on the Third Restatement Effective Date and thereafter, for so long as this Agreement is in effect and until the Commitments and each Letter of Credit have terminated and the Loans and Unpaid Drawings, together with interest, Fees and all other Obligations incurred hereunder, are paid in full:

                  8.01 Changes in Business. (a) Except as otherwise permitted by
Section 8.02, Parent and its Subsidiaries, taken as a whole, will not substantively alter the character of their business from that conducted by Parent and its Subsidiaries taken as a whole on the Third Restatement Execution Date.

                  (b) Notwithstanding the foregoing, Parent will not engage in any business and will not own any significant assets (other than (x) its ownership of the capital stock of the Borrower, Santa Fe, CMSI, Lane and any other Subsidiary created, established or acquired by Parent after the Third Restatement Effective Date which does not give rise to a violation of this Agreement, (y) any Intercompany Note evidencing an Intercompany Loan permitted to be made by it pursuant to Section 8.09(i) and (z) cash and/or Marketable Investments to be on-loaned, dividended, contributed and/or otherwise applied or held for purposes not otherwise prohibited by this Agreement) or have any liabilities (other than those liabilities for which it is responsible under this Agreement and the Documents to which it is a party and such other liabilities which Parent is expressly permitted to incur pursuant to the terms of this Agreement); provided that (I) Parent may (i) issue shares of Parent Preferred Stock, Parent Common Stock and options and warrants to purchase Parent Common Stock, (ii) issue the Parent Intercompany Note and make payments in respect thereof, and (iii) engage in those activities that are incidental to (x) the maintenance of its corporate existence in compliance with applicable law, (y) legal, tax and accounting matters in connection with any of the foregoing activities and (z) the entering into, and performing its obligations under, this Agreement and the other Documents to which it is a party and (II) the conduct of business restriction referenced above shall not prohibit (or be construed to prohibit) Parent from conducting administrative and other ordinary course "holding company" activities necessary or desirable in connection with the operation of the business through Subsidiaries of Parent (including, without limitation, intercompany management functions and the provision of umbrella insurance policies).

                  8.02 Consolidation, Merger, Sale of Assets, etc. No Credit Agreement Party will, nor will permit any of its Subsidiaries to, wind up, liquidate or dissolve its affairs or enter into any transaction of merger or consolidation, or convey, sell, lease (as lessor) or otherwise dispose of all or any part of its property or assets (other than sales of inventory to customers in the ordinary course of business) or agree to do any of the foregoing at any future time, except that:

                  (a) any Subsidiary of Parent may from time to time sell or otherwise dispose of inventory, equipment, raw materials and other assets (other than equity interests) to another Subsidiary of Parent in the ordinary course of business, so long as (x) cash in an amount equal to at least the fair market value of the assets so transferred (as determined in good faith by senior management of the Borrower) is received by the respective transferor or (y) so long as no Default or Event of Default then exists or would result therefrom, intercompany indebtedness owing by the respective transferor to the respective transferee in an amount equal to at least the fair market value of the assets so transferred (as determined in good faith by senior management of Parent) is forgiven by such transferor;

                  (b) each Subsidiary of Parent may sell or otherwise transfer obsolete, uneconomic or worn-out equipment, materials or other assets in the ordinary course of business;

                  (c) the Combination Transactions may be consummated in accordance with the requirements of Section 5.01F;

                  (d) any Subsidiary of Parent may transfer or otherwise dispose of any of its respective assets (including cash, fixed assets and intellectual property but excluding capital stock or other equity interests of a Subsidiary Guarantor owned or held by such Person) to any of their respective Subsidiaries not otherwise permitted by this
         Section 8.02, so long as (i) no Default or Event of Default is then in existence or would result therefrom and (ii) the aggregate amount of all such transfers and dispositions made pursuant to this clause (d) on and after the Third Restatement Effective Date (taking the fair market value (as determined in good faith by senior management of Parent) of any non-cash assets so transferred or disposed of) shall not exceed, when aggregated with (I) the aggregate amount of all Investments made by Subsidiaries of Parent in reliance on Section 8.09(n) (taking the fair market value (as determined in good faith by senior management of Parent) of any non-cash assets so invested and determined without regard to any write-downs or write-offs thereof and net of any returns of capital), (II) the aggregate amount of contributions, capitalizations and forgiveness theretofore made by Credit Parties pursuant to Section 8.09(j) to (or in respect of) Wholly-Owned Subsidiaries that are not Credit Parties and (III) the aggregate outstanding principal amount of all Intercompany Loans made pursuant to
         Section 8.09(i) by Credit Parties to Wholly-Owned Subsidiaries that are not Credit Parties (determined without regard to any write-downs or write-offs thereof), $175,000,000;

                  (e) each Subsidiary of Parent may sell or discount, in each case without recourse and in the ordinary course of business, accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof and not as part of any financing transaction;

                  (f) each Subsidiary of Parent may grant licenses, sublicenses, leases or subleases to other Persons not materially interfering with the conduct of the business of any Subsidiary of Parent or any other, in each case so long as no such grant otherwise affects any security interest of the Collateral Agent in the asset or property subject thereto;

                  (g) any Subsidiary of Parent (other than the Borrower) may merge with and into, or be dissolved or liquidated into, or transfer assets to, any Subsidiary Guarantor, so long as (x) in the case of any merger, dissolution or liquidation, a Subsidiary Guarantor is the surviving Company of any such merger, dissolution or liquidation, and
         (y) if a Trigger Event has occurred and is continuing, any security interests granted to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Security Documents in the assets of such surviving Subsidiary Guarantor or so transferred are in full force and effect and perfected;

                  (h) any Domestic Subsidiary of Parent that is not a Credit Party may merge with and into, or be dissolved or liquidated into, or transfer assets to, any other Wholly-Owned Domestic Subsidiary of Parent that is not a Credit Party, so long as (x) in the case of any merger, dissolution or liquidation, such Wholly-Owned Domestic Subsidiary is the surviving Company of any such merger, dissolution or liquidation, and (y) if a Guaranty Event has occurred and is continuing and either (I) the Person that is the survivor of any such merger, dissolution or liquidation is (after giving effect thereto) a Material Subsidiary or (II) the Person that is the transferee of such assets is a Material Subsidiary after giving effect thereto, such new Material Subsidiary shall have executed (A) a counterpart of the Subsidiary Guaranty and (B) if a Trigger Event has occurred and is continuing at such time, such Security Documents as the Majority SMA shall reasonably request, with, in the case of this clause (B), such actions having been taken to perfect the pledge of, and Liens on, the stock and substantially all of the assets of such new Subsidiary as would have been taken if such new Subsidiary had been a Subsidiary on the Third Restatement Effective Date, all to the reasonable satisfaction of the Majority SMA;

                  (i) Acquisition Corp. may merge or consolidate with, or sell or otherwise dispose of its assets, to the Borrower, so long as
         (i) prior to any such transaction, Acquisition Corp. has not theretofore (x) merged or consolidated with any other Subsidiary of the Borrower or (y) engaged in any tobacco related business and (ii) in the case of a merger or consolidation, the Borrower is the surviving corporation of such merger or consolidation;

                  (j) any Foreign Subsidiary of Parent may merge with and into, or be dissolved or liquidated into, or transfer any of its assets to, any Wholly-Owned Foreign Subsidiary of Parent, so long as (i) in the case of any such merger, dissolution or liquidation, a Wholly-Owned Foreign Subsidiary of Parent is the survivor of such merger, dissolution or liquidation, and (ii) any security interests granted to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Security Documents in the equity interests of such Wholly-Owned Foreign Subsidiary shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such merger, dissolution or liquidation);

                  (k) Santa Fe, Lane and CMSI may merge with and into, or be dissolved or liquidated into, or transfer assets to, one another; and

                  (l) any Subsidiary of Parent may sell assets (other than the equity interests of any Wholly-Owned Subsidiary unless all of the equity interests of such Wholly-Owned Subsidiary are sold in accordance with this clause (l)) to a Person other than a Subsidiary, so long as
         (x) no Default or Event of Default then exists or would result therefrom, (y) each such sale is in an arm's-length transaction and the respective Subsidiary receives at least fair market value (as determined in good faith by such Subsidiary), and (z) the aggregate amount of the proceeds received from all assets sold pursuant to this clause (l) shall not exceed $250,000,000 in any fiscal year of Parent.

To the extent the Required Lenders waive the provisions of this Section 8.02 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 8.02 (other than to Parent or a Subsidiary thereof), such Collateral shall be sold free and clear of the Liens created by the Security Documents, and the Administrative Agent and the Collateral Agent shall be authorized to take any actions deemed appropriate in order to effect the foregoing.

                  8.03 Liens. No Credit Agreement Party will, nor will permit any of its Subsidiaries to, (x) create, incur, assume or suffer to exist any Lien in respect of Indebtedness upon any property or assets of any kind (real or personal, tangible or intangible) of such Credit Agreement Party or any such Subsidiary whether now owned or hereafter acquired or (y) assign any right to receive income as security for the payment of Indebtedness, except for the following (collectively, "Permitted Liens"):

                  (a) Liens encumbering customary initial deposits and margin deposits, and other Liens incurred in the ordinary course of business and which are within the general parameters customary in the industry, securing obligations under Commodities Agreements;

                  (b) Liens securing reimbursement obligations of any Subsidiary of Parent with respect to (x) trade letters of credit incurred in the ordinary course of business, which are to be repaid in full not more than one year after the date originally incurred to finance the purchase of goods by any Subsidiary of Parent, provided that such Liens shall attach only to documents or other property relating to such letters of credit and the products and proceeds thereof and (y) letters of credit incurred in the ordinary course of business in connection with payments of foreign excise taxes in respect of tobacco sales, provided that such Liens are granted in the ordinary course of business;

                  (c) Liens (x) arising pursuant to purchase money mortgages securing Indebtedness of any Subsidiary of Parent (and any extensions, renewals or refinancings of such Indebtedness to the extent not increasing the outstanding principal amount thereof) representing the purchase price (or financing of the purchase price within 180 days after the respective purchase) of assets acquired after the Third Restatement Effective Date, provided that (i) any such Liens attach only to the assets so purchased and (ii) the Indebtedness (including any such permitted extensions, renewals or refinancings) secured by any such Lien does not exceed 100%, nor is less than 70%, of the purchase price of the property being purchased and (y) existing on specific tangible assets at the time acquired by any Subsidiary of Parent or on assets of a Person at the time such Person first becomes a Subsidiary (together with Liens securing any extensions, renewals or refinancings of the Indebtedness secured thereby to the extent not increasing the outstanding principal amount thereof), provided that (i) any such Liens were not created at the time of or in contemplation of the acquisition of such assets or Person by the respective Subsidiary,
         (ii) in the case of any such acquisition of a Person, any such Lien attaches only to a specific tangible asset of such Person and not assets of such Person generally and (iii) the Indebtedness secured by any such Lien does not exceed 100% of the fair market value of the asset to which such Lien attaches, determined at the time of the acquisition of such asset or at the time such Person first becomes a Subsidiary, as the case may be;

                  (d) Liens created pursuant to the Security Documents;

                  (e) Liens resulting from the Borrower or Reynolds Tobacco cash collateralizing supersedeas and other appeal bonds, or providing cash collateral directly to courts to satisfy such courts' requirements for a stay to appeal verdicts, orders and/or judgments, so long as Permanent Surplus Cash is applied for such purposes before proceeds of Loans are used for such purpose;

                  (f) Existing Liens (and any extensions or renewals of such Liens (to the extent included in the definition of Existing Liens), to the extent such Liens do not attach to any additional properties and the Indebtedness secured thereby is not increased);

                  (g) Liens resulting from the Borrower directly cash collateralizing PBGC Obligations and/or cash collateralizing bonds in support of PBGC Obligations, provided that the sum of (i) the aggregate amount of cash that collateralizes PBGC Obligations and/or bonds in support of such PBGC Obligations plus (ii) the aggregate stated amounts of bonds and letters of credit (including Letters of Credit) issued in support of PBGC Obligations (but excluding any portion of the stated amounts of such bonds or letters of credit that are cash collateralized and thus included pursuant to preceding clause (i)) does not exceed $150,000,000;

                  (h) Liens encumbering Parent Common Stock repurchased in accordance with the requirements of Section 8.05(c), (d) or (l), to the extent that such Liens (x) are created for the sole purpose of securing obligations of Parent to the agent brokering any such repurchase incurred in connection with such repurchase and (y) terminate upon the payment of such obligations;

                  (i) Liens encumbering cash deposits securing obligations under Permitted Interest Rate Agreements and Permitted Currency Agreements, so long as the aggregate amount of the cash pledged to secure such obligations pursuant to this clause (i) does not exceed $250,000,000;

                  (j) Liens in respect of property or assets of Parent or any of its Subsidiaries imposed by law which were incurred in the ordinary course of business and which have not arisen to secure Indebtedness for borrowed money, such as carriers', materialmen's, warehousemen's and mechanics' Liens, statutory and common law landlord's Liens, and other similar Liens arising in the ordinary course of business, and which either (x) do not in the aggregate materially detract from the value of Parent's or such Subsidiary's property or assets or materially impair the use thereof in the operation of the business of Parent or such Subsidiary or (y) are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or asset subject to such Lien;

                  (k) Liens arising from or related to precautionary UCC financing statements regarding operating leases entered into by any Subsidiary of Parent in the ordinary course of business;

                  (l) easements, rights-of-way, restrictions, encroachments and other similar charges or encumbrances, and minor title deficiencies, in each case not securing Indebtedness and not materially interfering with the conduct of the business of Parent or any of its Subsidiaries;

                  (m) Permitted Encumbrances;

                  (n) inchoate Liens for taxes, assessments or governmental charges or levies not yet due or Liens for taxes, assessments or governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with generally accepted accounting principles; and

                  (o) Liens not otherwise permitted by the foregoing clauses (a) through (n) above securing any Indebtedness of any Subsidiary of Parent, provided that the aggregate principal amount of Indebtedness on a consolidated basis secured by Liens permitted by this clause (o) shall not exceed $100,000,000 at any time.

                  8.04 Indebtedness. No Credit Agreement Party will, nor will permit any of its Subsidiaries to, contract create, incur, assume or suffer to exist any Indebtedness, except:

                  (a) Indebtedness incurred pursuant to this Agreement and the other Credit Documents;

                  (b) Intercompany Loans by and among Parent and its Subsidiaries, to the extent permitted by Section 8.09(i);

                  (c) Indebtedness of any Subsidiary of Parent (x) consisting of Contingent Obligations in respect of, or (y) constituting reimbursement obligations under letters of credit issued in support of, obligations (other than Contingent Obligations) of any Subsidiary of Parent, to the extent such other obligations are permitted by this Agreement

         (but excluding any Contingent Obligations in respect of, or reimbursement obligations relating to, Independent Litigation Bonds);

                  (d) obligations under letters of credit described in Section 8.03(b);

                  (e) [(x)] Indebtedness of Parent and any of its Subsidiaries under, or under any guaranty of, Permitted Currency Agreements and Permitted Interest Rate Agreements [and (y) Indebtedness of Parent under guaranties of the Borrower's obligations in respect of the Stub Notes];

                  (f) obligations of any Subsidiary of Parent under letters of credit incurred in the ordinary course of business in connection with the purchase of tobacco or other products or goods for use in the day-to-day operations of the Subsidiaries of Parent consistent with such Subsidiaries' past practices or then current industry practices;

                  (g) Indebtedness secured, in whole or in part, by Liens permitted by Section 8.03(e);

                  (h) Existing Debt (and any extensions, renewals or refinancings of such Indebtedness to the extent not increasing the outstanding principal amount thereof); provided that any intercompany Indebtedness among the Parent or any of its Subsidiaries shall be subject to the requirements applicable to Intercompany Loans as set forth in clauses (iii), (iv) and (v) of the proviso appearing in
         Section 8.09(i) as if such intercompany Indebtedness was an Intercompany Loan and shall be subject to extensions, renewals or refinancings only to the extent the obligor and obligee of such intercompany Indebtedness are not altered;

                  (i) Indebtedness of the Borrower in respect of the Existing Senior Notes and Refinancing Senior Notes, and of the Guarantors under guaranties of the Borrower's obligations in respect of the Existing Senior Notes and the Refinancing Senior Notes, in an aggregate principal amount not to exceed $2,000,000,000 at any time outstanding; provided however that additional Indebtedness of the Borrower under Refinancing Senior Notes in aggregate outstanding principal amount of up to $750,000,000 (and of the Guarantors in respect of guaranties thereof) shall be permitted, to the extent (and only to the extent) that the Borrower has cash on its balance sheet in an amount equal to at least the aggregate principal amount of the Refinancing Senior Notes incurred in reliance on this proviso (reserved for purposes of refinancing Existing Senior Notes or other then outstanding Refinancing Senior Notes);

                  (j) Indebtedness of Reynolds Tobacco constituting reimbursement obligations in respect of Independent Litigation Bonds, and of the Subsidiary Guarantors as guarantors of Reynolds Tobacco's obligations in respect of Independent Litigation Bonds;

                  (k) Indebtedness of any Subsidiary of Parent in any manner guaranteeing or intended to guarantee, whether directly or indirectly, any leases, dividends or other monetary obligations of any Person in which such Subsidiary has an ownership interest, provided that the aggregate maximum stated or determinable amount (or, if not stated or determinable, the maximum reasonably anticipated liability in respect of such Indebtedness as determined in good faith by such Subsidiary) of all Indebtedness permitted pursuant to this clause (k) shall not exceed at any time an amount in excess of $50,000,000;

                  (l) unsecured Contingent Obligations of Parent as a guarantor of any contractual obligations of any Wholly-Owned Subsidiary of Parent (which contractual obligations do not themselves constitute Indebtedness); and

                  (m) Indebtedness of Subsidiaries of Parent not otherwise permitted by the foregoing clauses (a) through (l), provided that the aggregate outstanding principal amount of Indebtedness on a consolidated basis incurred pursuant to this clause (m) shall not exceed $100,000,000 at any time.

                  8.05 Limitation on Dividends. No Credit Agreement Party will, nor will permit any of its Subsidiaries to, declare, pay or otherwise authorize any dividends (other than dividends payable solely in non-redeemable common stock or comparable common equity interests of Parent or any such Subsidiary, as the case may be) or return any equity capital to, its stockholders, partners, members or other equityholders or declare, authorize or make any other distribution, payment or delivery of property or cash to its stockholders, partners, members or other equity holders as such, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for a consideration, any shares of any class of its capital stock or other equity interests, now or hereafter outstanding (or any warrants for or options or stock appreciation rights in respect of any of such shares or other equity interests), or set aside any funds for any of the foregoing purposes, and no Credit Agreement Party will permit any of its Subsidiaries to purchase or otherwise acquire for consideration any shares of any class of the capital stock or other equity interests of Parent or any other Subsidiary, as the case may be, now or hereafter outstanding (or any options or warrants or stock appreciation rights issued by such Person with respect to its capital stock or other equity interests) (all of the foregoing "Dividends"), except that:

                  (a) (i) any Subsidiary of the Borrower may pay Dividends to the Borrower or any Wholly-Owned Subsidiary of the Borrower, (ii) any Non-Guarantor Parent Subsidiary may pay Dividends to Parent or any other Non-Guarantor Parent Subsidiary that is a Wholly-Owned Subsidiary of Parent, (iii) any Subsidiary of any Direct Parent Subsidiary Guarantor may pay Dividends to such Direct Parent Subsidiary Guarantor or any Wholly-Owned Subsidiary of such Direct Parent Subsidiary Guarantor and (iv) any non-Wholly-Owned Subsidiary of Parent may pay cash Dividends to its shareholders generally so long as Parent or its respective Subsidiary which owns the equity interest in the Subsidiary paying such Dividends receives at least its proportionate share thereof (based upon its relative holding of the equity interests in the Subsidiary paying such Dividends and taking into account the relative preferences, if any, of the various classes of equity interests of such Subsidiary);

                  (b) Parent may issue shares of Parent Common Stock upon the exercise of any warrants or options or upon the conversion or redemption of any convertible or redeemable preferred or preference stock, and in connection with any such exercise, conversion or redemption, Parent may, so long as no Event of Default then exists or would result therefrom, pay cash in lieu of issuing fractional shares of Parent Common Stock;

                  (c) so long as no Event of Default then exists or would result therefrom, Parent may repurchase Parent Common Stock (and/or options or warrants in respect thereof) pursuant to, and in accordance with the terms of, management and/or employee stock plans, provided that the aggregate amount of cash paid in respect of all such repurchases in any calendar year pursuant to this clause (c) does not exceed $20,000,000;

                  (d) so long as no Event of Default then exists or would result therefrom, Parent may declare and pay, or otherwise pay or make, any other Dividend, provided that, at the time it is, in the case of a Non-Declared Dividend, paid or made and, in the case of any other Dividend, declared or otherwise authorized, the aggregate amount of such Dividend, when added to all Non-Declared Dividends theretofore paid or made and any other Dividends theretofore declared or otherwise authorized (or paid) pursuant to this Section 8.05(d) after the Third Restatement Effective Date shall not exceed an amount equal to the sum of (x) $500,000,000 plus (y) (if positive) 75% of Cumulative Adjusted Cash Net Income plus (z) the aggregate cash proceeds (net of underwriting discounts and commissions) received by Parent after the Third Restatement Effective Date from issuances of its equity securities (provided that the aggregate amount of such aggregate net cash proceeds received in any twelve-month period shall be deemed not to exceed $250,000,000 for purposes of this Section 8.05(d)), in each case determined at, in the case of a Non-Declared Dividend, the date paid or made and, in the case of any other Dividend, the date declared or otherwise authorized, provided that such Dividend (other than a Dividend that is a Non-Declared Dividend) is paid within 90 days of the making of such declaration or other authorization, provided, further, that Dividends may only be paid or made by the Borrower under this
         Section 8.05(d) if at the time of, in the case of a Non-Declared Dividend, the date paid or made and, in the case of any other Dividend, the date declared or otherwise authorized, the excess of (i) the sum of the Total Unutilized Commitment and Permanent Surplus Cash, in each case at such time, over (ii) the sum of the amount of, in the case of a Non-Declared Dividend, the aggregate amount of such Non-Declared Dividend plus any other Dividends theretofore declared or otherwise authorized but then unpaid and, in the case of any other Dividend, the amount thereof so declared or otherwise authorized, shall equal at least $225,000,000;

                  (e) the Borrower and any Direct Parent Subsidiary Guarantor may pay Dividends to Parent, so long as (x) no Event of Default then exists or would result therefrom, and (y) the cash proceeds thereof are used by Parent within 90 days of receipt thereof for the purposes described in Sections 8.05(b), (c), (d), (g) and (l);

                  (f) Parent may issue and exchange shares of any class or series of its common stock now or hereafter outstanding for shares of any other class or series of its common stock now or hereafter outstanding;

                  (g) Parent may, in connection with any reclassification of its common stock and any exchange permitted by clause (f) above, pay cash in lieu of issuing fractional shares of any class or series of its common stock;

                  (h) the Borrower and any Direct Parent Subsidiary Guarantor may pay cash Dividends to Parent, so long as the proceeds thereof are used by Parent to pay operating expenses incurred in the ordinary course of business (including, without limitation, professional fees and expenses) and other similar corporate overhead costs and expenses;

                  (i) the Borrower and any Direct Parent Subsidiary Guarantor may pay cash Dividends to Parent, in the amounts and at the times of any payment by Parent in respect of its taxes (or taxes of its consolidated group), provided that (x) the amount of cash Dividends paid pursuant to this clause (i) to enable Parent to pay taxes at any time shall not exceed the amount of such taxes owing by Parent at such time, (y) any refunds received by Parent attributable to the Borrower, any Direct Parent Subsidiary Guarantor or any of their respective Subsidiaries shall be promptly returned by Parent to the relevant Person entitled thereto and (z) in no event shall the Borrower or any Direct Parent Subsidiary Guarantor be permitted to pay cash Dividends to Parent for the purposes described above in excess of the amounts permitted to be paid by it pursuant to Section 9.10 for the relevant tax period;

                  (j) the Borrower may from time to time pay cash Dividends to Parent with the proceeds of payments received by it from Santa Fe under the Santa Fe Intercompany Note for purposes of enabling Parent to pay interest and principal on the Parent Intercompany Note as and when due, so long as Parent promptly (and in any event within 30 days of receipt thereof) uses the full amount of such cash Dividends to pay interest and principal on the Parent Intercompany Note as and when due;

                  (k) (i) the Borrower may from time to time pay cash Dividends to Parent with the proceeds of Intercompany Loans received by it from Reynolds Tobacco for purposes of enabling Parent to pay cash Dividends on the Parent Preferred Stock held by the Borrower as and when due, so long as Parent promptly (and in any event within 30 days of receipt thereof) uses the full amount of such cash Dividends to pay cash Dividends on the Parent Preferred Stock held by the Borrower as and when due and (ii) Parent may from time to time pay to the Borrower cash Dividends on the Parent Preferred Stock as and when due; and

                  (l) so long as no Event of Default then exists or would result therefrom, Parent may repurchase shares of Parent Common Stock for cash at such times on or prior to June 30, 2005, and in such amounts, as may be required pursuant to contractual obligations under the Combination Transaction Documents existing on the Third Restatement Effective Date to maintain B&W Parent's ownership interest in Parent at 42% (determined on a fully diluted basis); provided however that the aggregate amount of cash used to effect Dividends pursuant to this clause (l) after the Third Restatement Effective Date shall not exceed $55,000,000.

                  8.06 Transactions with Affiliates. No Credit Agreement Party will, nor will permit any of its Subsidiaries to, enter into any transaction or series of transactions, whether or not in the ordinary course of business, with any Affiliate (other than any Wholly-Owned Subsidiary of the Borrower) other than on terms and conditions substantially as favorable to such Credit Agreement Party or such Subsidiary as would be obtainable by such Credit Agreement Party or such Subsidiary at the time in a comparable arm's-length transaction with a Person other than an Affiliate; provided that the foregoing restrictions shall not apply to: (i) customary fees paid to members of the Board of Directors of Parent and of its Subsidiaries;
(ii) the Transaction; (iii) Dividends may be paid to the extent provided in
Section 8.05; and (iv) Parent and its Subsidiaries may enter into, and may make payments under, employment agreements, employee benefits plans, stock option plans, indemnification provisions, severance arrangements, and other similar compensatory arrangements with officers, employees and directors of Parent and its Subsidiaries in the ordinary course of business.

                  8.07 Consolidated Total Leverage Ratio. Parent will not permit the Consolidated Total Leverage Ratio at any time during a period set forth below to be greater than the ratio set forth opposite such period below:

                          Period                                      Ratio
                          ------                                      -----

September 30, 2004 through and including September 30, 2005         2:25:1.00

Thereafter                                                          2:00:1.00

                  8.08 Fixed Charge Coverage Ratio. Parent will not permit the ratio of (i) Adjusted Operating Income to (ii) Consolidated Fixed Charges for any Test Period ending after June 30, 2004 to be less than 1.10 to 1.00.

                  8.09 Investments. No Credit Agreement Party will, nor will permit any of its Subsidiaries to, directly or indirectly, lend money or credit or make advances to any Person, or purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any other Person, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, or hold any cash or Marketable Investments (each of the foregoing an "Investment" and, collectively, "Investments"), except that the following shall be permitted:

                  (a) any Subsidiary of Parent may acquire and hold accounts receivables owing to any of them, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms of the Borrower or such Subsidiary;

                  (b) Parent and its Subsidiaries may acquire and hold cash, Marketable Investments and Investment Equities; provided however that the aggregate amount of cash, Marketable Investments and Investment Equities permitted to be held by the Non-Guarantor Parent Subsidiaries (including Santa Fe, CMSI and Lane) shall not exceed $25,000,000 for any period of five consecutive Business Days;

                  (c) Parent and its Subsidiaries may hold the Investments held by them on the Third Restatement Effective Date and described on Annex IX, provided that any additional Investments made with respect thereto shall be permitted only if independently justified under the other provisions of this Section 8.09;

                  (d) any Subsidiary of Parent may acquire and own investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in good faith settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

                  (e) any Subsidiary of Parent may make loans and advances to their officers and employees for moving, relocation and travel expenses and other similar expenditures, in each case in the ordinary course of business in an aggregate amount not to exceed $1,000,000 at any time outstanding (determined without regard to any write-downs or write-offs of such loans and advances);

                  (f) Parent may acquire and hold obligations of one or more officers, directors or other employees of Parent or any of its Subsidiaries in connection with such officers', directors' or employees' acquisition of shares of capital stock of Parent so long as no cash is paid by Parent or any of its Subsidiaries to such officers, directors or employees in connection with the acquisition of any such obligations;

                  (g) Parent and any of its Subsidiaries may enter into Permitted Interest Rate Agreements and Permitted Currency Agreements;

                  (h) any Subsidiary of Parent may acquire and hold promissory notes and other non-cash consideration issued by the purchaser of assets in connection with a sale or other disposition of such assets permitted by Sections 8.02(d) and (l);

                  (i) Parent and its Wholly-Owned Subsidiaries may make intercompany loans and advances between and among one another (collectively, "Intercompany Loans"), provided that (i) at no time shall the aggregate outstanding principal amount of all Intercompany Loans made pursuant to this clause (i) by Credit Parties to Wholly-Owned Subsidiaries that are not Credit Parties (determined without regard to any write-downs or write-offs thereof), when added to
         (I) the aggregate amount of contributions, capitalizations and forgiveness theretofore made by Credit Parties pursuant to Section 8.09(j) to (or in respect of) Wholly-Owned Subsidiaries that are not Credit Parties, (II) the aggregate amount of all Investments made pursuant to Section 8.09(n) (taking the fair market value (as determined in good faith by senior management of Parent) of any non-cash assets so invested and determined without regard to any write-downs or write-offs thereof and net of any returns of capital), and (III) the aggregate amount of all transfers and dispositions made by Subsidiaries of Parent in reliance on Section 8.02(d) (taking the fair market value (as determined in good faith by senior management of Parent) of any non-cash assets so transferred or disposed of), exceed $175,000,000, (ii) no Intercompany Loans may be made by a Credit Party to a Wholly-Owned Subsidiary that is not a Credit Party at a time that an Event of Default exists and is continuing, (iii) if any such Intercompany Loan made by a Credit Party is evidenced by a promissory note, such note shall be in form and substance satisfactory to the Administrative Agent and shall be pledged to the Collateral Agent as, and to the extent required by, the Pledge Agreement (if then in effect), (iv) each Intercompany Loan made pursuant to this clause (i) shall be subject to subordination as, and to the extent required by, the Intercompany Subordination Agreement and (v) any Intercompany Loan made pursuant to this clause (i) shall cease to be permitted hereunder if the obligor or obligee thereunder ceases to be Parent or a Wholly-Owned Subsidiary of Parent as contemplated above;

                  (j) Parent and its Wholly-Owned Subsidiaries may make cash capital contributions to their respective Wholly-Owned Subsidiaries, and may capitalize or forgive any Indebtedness owed to them by a Wholly-Owned Subsidiary outstanding under clause (i) of this Section 8.09, provided that (i) the aggregate amount of such contributions, capitalizations and forgiveness made by Credit Parties to Wholly-Owned Subsidiaries that are not Credit Parties, when added to (I) the aggregate outstanding principal amount of Intercompany Loans made by Credit Parties to Wholly-Owned Subsidiaries that are not Credit Parties pursuant to Section 8.09(i) (determined without regard to any write-downs or write-offs thereof), (II) the aggregate amount of all Investments made pursuant to Section 8.09(n) (taking the fair market value (as determined in good faith by senior management of Parent) of any non-cash assets so invested and determined without regard to any write-downs or write-offs and net of any returns of capital), and (III) the aggregate amount of all transfers and dispositions made by Subsidiaries of Parent in reliance on Section 8.02(d) (taking the fair market value (as determined in good faith by senior management of Parent) of any non-cash assets so transferred or disposed of), shall not exceed an amount equal to $175,000,000 at any time, and (ii) no such contributions, capitalizations or forgivenesses may be made by a Credit Party to a Wholly-Owned Subsidiary that is not a Credit Party at any time that an Event of Default exists and is continuing;

                  (k) any Subsidiary of Parent may acquire the stock or other equity interests of any Person owned by another Subsidiary of Parent by way of the dividend of such stock or equity interest by such other Subsidiary to such Subsidiary of Parent, so long as, in the event any such stock or other equity interests are held by the Borrower or a Subsidiary Guarantor immediately prior to the respective dividend, such stock or other equity interests are held by the Borrower or another Subsidiary Guarantor after giving effect to such dividend;

                  (l) Parent and any of its Wholly-Owned Subsidiaries may acquire the capital stock or other equity interests of a Person that has theretofore been conducting a business, so long as (x) such acquisition constitutes a Permitted Investment and (y) no Default or Event of Default is then in existence or would result therefrom;

                  (m) Subsidiaries of Parent may make loans or advances to salespersons employed by them for purposes of enabling such salespersons to purchase "car stock" and for other ordinary course purposes, all on a basis consistent with such Subsidiaries' past practices as in effect on the Third Restatement Effective Date; and

                  (n) Parent and any of its Subsidiaries may make Investments not otherwise permitted by clauses (a) through (m) of this Section 8.09 (including by way of a capital contribution by Parent or any of its Subsidiaries to any other Person of cash, fixed assets and intellectual property but excluding capital stock or other equity interests of any Subsidiary Guarantor), so long as (x) no Default or Event of Default then exists or would result therefrom, and (y) the aggregate amount of all Investments made pursuant to this clause (n) (taking the fair market value (as determined in good faith by senior management of Parent) of any non-cash assets so invested and determined without regard to any write-downs or write-offs thereof and net of any returns of capital), when aggregated with

         (I) the aggregate amount of all transfers and dispositions made by Subsidiaries of Parent in reliance on Section 8.02(d) (taking the fair market value (as determined in good faith by senior management of Parent) of any non-cash assets so transferred or disposed of), (II) the aggregate amount of contributions, capitalizations and forgiveness theretofore made by Credit Parties pursuant to Section 8.09(j) to (or in respect of) Wholly-Owned Subsidiaries that are not Credit Parties and (III) the aggregate outstanding principal amount of all Intercompany Loans made pursuant to Section 8.09(i) by Credit Parties to Wholly-Owned Subsidiaries that are not Credit Parties (determined without regard to any write-downs or write-offs thereof), shall not exceed $175,000,000.

                  8.10 No Negative Pledge. No Credit Agreement Party shall, nor shall permit any of its Subsidiaries to, enter into any agreement or arrangement that prohibits or restricts (including by requiring ratable sharing of Liens) any Credit Party from entering into the Security Documents and/or granting any Lien in favor of the Collateral Agent for the benefit of the Secured Creditors other than (i) any ratable sharing of Liens provisions governing any of the Existing Senior Notes or the Refinancing Senior Notes, in each case, to the extent such provisions shall be satisfied by the entering into of the Security Documents and the granting of Liens thereunder in favor of the Collateral Agent for the benefit of the Secured Creditors and (ii) any prohibition created in connection with any Lien permitted by Section 8.03 to the extent applicable only to the property subject to such Lien.

                  8.11 Prepayments of Indebtedness. The Borrower will not make any voluntary or optional prepayment on or voluntary or optional redemption, repurchase or acquisition for value of, any Qualified Stub Notes, Existing Senior Notes or Refinancing Senior Notes if after giving effect thereto the aggregate outstanding principal amount of Qualified Stub Notes, Existing Senior Notes and Refinancing Senior Notes would be less than $1,000,000,000.

                  8.12 Maintenance of Company Separateness. Each Credit Agreement Party will, and will cause each of its Subsidiaries to, satisfy customary Company formalities, including the holding of regular board of directors' and shareholders' meetings or action by directors or shareholders without a meeting and the maintenance of Company records. Neither Parent nor any other Credit Party shall make any payment to a creditor of any Non-Guarantor Subsidiary in respect of any liability of any Non-Guarantor Subsidiary, and no bank account of any Non-Guarantor Subsidiary shall be commingled with any bank account of Parent or any other Credit Party. Finally, neither Parent nor any of its Subsidiaries shall take any action, or conduct its affairs in a manner, which is likely to result in the Company existence of any Credit Agreement Party, any other Credit Party or any Non-Guarantor Subsidiaries being ignored, or in the assets and liabilities of Parent or any other Credit Party being substantively consolidated with those of any other such Person or any Non-Guarantor Subsidiary in a bankruptcy, reorganization or other insolvency proceeding.

                  8.13 Limitations on Amendments to Certain Documents. No Credit Agreement Party shall, nor shall permit any of its Subsidiaries to, amend, modify or change any Combination Transaction Document or the Tax Sharing Agreement, or enter into any new tax sharing agreement, other than any amendments, modifications or changes to any Combination Transaction Document or the Tax Sharing Agreement which do not in any way adversely affect the interests of the Lenders.

                  SECTION 9. Events of Default. Upon the occurrence of any of the following specified events (each, an "Event of Default"):

                  9.01 Payments. The Borrower shall (i) default in the payment when due of any principal of the Loans or (ii) default, and such default shall continue for five or more days, in the payment when due of any interest on the Loans or any Fees or any Unpaid Drawings or any other amounts owing hereunder or under any other Credit Document; or

                  9.02 Representations, etc. Any representation, warranty or statement made or deemed made by any Credit Party herein or in any other Credit Document or in any statement or certificate delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

                  9.03 Covenants. Parent or any of its Subsidiaries shall (a) default in the due performance or observance by it of any term, covenant or agreement contained in Section 7.09, 7.10, 7.12 or 8, or (b) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Section 9.01, 9.02 or clause (a) of this Section 9.03) contained in this Agreement and such default shall continue unremedied for a period of at least 30 days after notice to any Credit Agreement Party by any Senior Managing Agent or the Required Lenders; or

                  9.04 Default Under Other Agreements. (a) Parent or any of its Subsidiaries shall (i) default in any payment with respect to any Indebtedness (other than the Obligations) in excess of $75,000,000 individually or $150,000,000 in the aggregate, for Parent and its Subsidiaries, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created or (ii) default in the observance or performance of any agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (determined without regard to whether any notice or lapse of time is required), any such Indebtedness to become due prior to its stated maturity; or
(b) any such Indebtedness shall be declared to be due and payable, or required to be prepaid other than by a regularly scheduled required prepayment or as a mandatory prepayment (unless such required prepayment or mandatory prepayment results from a default or an event of the type that constitutes an Event of Default), prior to the stated maturity thereof; or

                  9.05 Bankruptcy, etc. Any Credit Party or any of its Material Subsidiaries shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled "Bankruptcy", as now or hereafter in effect, or any successor thereto (the "Bankruptcy Code"); or an involuntary case is commenced against any Credit Party or any of its Material Subsidiaries and the petition is not controverted within 10 days after service of notice of such case on such Credit Party or such Material Subsidiary, or is not dismissed within 60 days after commencement of the case; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of any Credit Party or any of its Material Subsidiaries; or any Credit Party or any of its Material Subsidiaries commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to any Credit Party or any of its Material Subsidiaries; or there is commenced against any Credit Party or any of its Material Subsidiaries any such proceeding which remains undismissed for a period of 60 days; or any Credit Party or any of its Material Subsidiaries is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or any Credit Party or any of its Material Subsidiaries suffers any appointment of any custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or any Credit Party or any of its Material Subsidiaries makes a general assignment for the benefit of creditors; or any corporate action is taken by any Credit Party or any of its Material Subsidiaries for the purpose of effecting any of the foregoing; or

                  9.06 ERISA. (a) A single-employer plan (as defined in Section 4001 of ERISA) maintained or contributed to by any Credit Party or any of its Subsidiaries or any ERISA Affiliate shall fail to maintain the minimum funding standard required by Section 412 of the Code for any plan year or part thereof or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code or shall provide security to induce the issuance of such waiver or extension, (b) any Plan is or shall have been terminated or the subject of termination proceedings under ERISA or an event has occurred entitling the PBGC to terminate a Plan under Section 4042(a) of ERISA,
(c) any Plan shall have an Unfunded Current Liability, (d) Parent or any Subsidiary or any ERISA Affiliate has incurred or is likely to incur a material liability to or on account of a termination of or a withdrawal from a Plan under
Section 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA, (e) Parent or any
Subsidiary has incurred after the Third Restatement Effective Date liabilities (after giving effect to any reserves applicable thereto and maintained on the Third Restatement Effective Date) pursuant to one or more employee welfare benefit plans (as defined in Section 3(1) of ERISA) which provide benefits to retired employees (other than as required by Section 601 of ERISA) or employee pension benefit plans (as defined in Section 3(2) of ERISA) (except in each case solely as a result of a change in estimate or adjustment of liabilities existing on the Third Restatement Effective Date upon the adoption or implementation of Financial Accounting Statement 106), or (f) Parent or any Subsidiary or any ERISA Affiliate has incurred a liability under Section 409, 502(i) or 502(l) of ERISA or Section 4971 or 4975 of the Code; and there shall result from any such event or events described in the preceding clauses of this Section 9.06 the imposition of a Lien upon the assets of Parent or any Subsidiary, the granting of a security interest, or a liability or a material risk of incurring a liability, which Lien, security interest or liability would reasonably be expected to have a Material Adverse Effect; or

                  9.07 Guaranties. (i) Any Guaranty or any provision thereof shall cease to be in full force or effect, (ii) any Guarantor or any Person acting by or on behalf thereof shall deny or disaffirm such Guarantor's obligations under its Guaranty or (iii) any Guarantor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to its Guaranty and such default, if (but only if) a default of the covenant therein not to violate the provisions of Section 7 hereof, shall continue unremedied for a period of at least 30 days after written notice to the Borrower from the Administrative Agent; or

                  9.08 Judgments. One or more judgments or decrees shall be entered against any Credit Party or any of its Material Subsidiaries involving a liability of $75,000,000 or more in the case of any one such judgment or decree and $150,000,000 or more in the aggregate for all such judgments and decrees for the Credit Parties and their Material Subsidiaries (to the extent not paid or fully covered by insurance) and any such judgments or decrees shall not have been vacated, discharged or stayed or bonded pending appeal within 60 days from the entry thereof; or

                  9.09 Security Documents. At any time the Security Documents are in effect (or required to be in effect pursuant to Section 7.10), (a) any Security Document shall cease to be in full force and effect, or shall cease to give the Collateral Agent the Liens or any of the material rights, powers and privileges purported to be created thereby in favor of the Collateral Agent, or
(b) any Credit Party shall default in the due performance or observance of any material term, covenant or agreement on its part to be performed or observed pursuant to any such Security Document and such default (other than a default arising from the failure to deliver Collateral) shall continue unremedied for a period of at least 30 days after written notice to the Borrower by the Collateral Agent; or

                  9.10 Special Tax Default. The Holdings Tax Group or any Direct Parent Subsidiary Guarantor Tax Group (as each such term is defined in the Tax Sharing Agreement) shall, with respect to any taxable year, pay taxes in excess of the amount required to be paid by such group for such taxable year pursuant to the terms of the Tax Sharing Agreement;

then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent shall, upon the written request of the Required Lenders, by written notice to either Credit Agreement Party, take any or all of the following actions, without prejudice to the rights of any Senior Managing Agent or any Lender to enforce its claims against the Borrower, except as otherwise specifically provided for in this Agreement (provided that, if an Event of Default specified in Section 9.05 shall occur with respect to the Borrower, the result which would occur upon the giving of written notice by the Administrative Agent as specified in clauses (i) and (ii) below shall occur automatically without the giving of any such notice): (i) declare the Total Commitment terminated, whereupon the Commitment and Swingline Commitment, if any, of each Lender shall forthwith terminate immediately and any Facility Fee theretofore accrued shall forthwith become due and payable without any other notice of any kind; (ii) declare the principal of and any accrued interest in respect of all Loans and all other Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; (iii) terminate any Letter of Credit which may be terminated in accordance with its terms; (iv) direct the Borrower to pay (and the Borrower agrees that upon receipt of such notice, or upon the occurrence of an Event of Default specified in Section 9.05 with respect to the Borrower, it will pay) to the Administrative Agent at the Administrative Agent's Office such additional amounts of cash, to be held as security for the Borrower's reimbursement obligations for Drawings that may subsequently occur thereunder, equal to the aggregate Stated Amount of all Letters of Credit issued and then outstanding; and/or (v) direct the Collateral Agent to enforce any or all of the Security Documents then in effect.

                  Notwithstanding anything contained in the foregoing paragraph, if at any time within 60 days after an acceleration of the Loans pursuant to the preceding paragraph, the Borrower shall pay all arrears of interest and all payments on account of principal which shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified in this Agreement) and all Events of Default and Defaults (other than non-payment of the principal of and accrued interest on the Loans, in each case which is due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to
Section 12.12, then Non-Defaulting Lenders holding at least 66-2/3% of the Total Commitment (which Lenders shall include in any event each of the Administrative Agent and the Syndication Agents), by written notice to the Borrower, may at their option rescind and annul the acceleration and its consequences; but such action shall not affect any subsequent Event of Default or Default or impair any right consequent thereon. The provisions of this paragraph are intended merely to bind the Lenders to a decision which may be made at the election of the aforesaid percentage of the Lenders and are not intended to benefit the Borrower and do not grant the Borrower the right to require the Lenders to rescind or annul any acceleration hereunder, even if the conditions set forth herein are met.

                  SECTION 10. Definitions. As used herein, the following terms shall have the meanings herein specified unless the context otherwise requires. Defined terms in this Agreement shall include in the singular number the plural and in the plural the singular:

                  "Absolute Rate" shall mean an interest rate (rounded to the nearest .0001) expressed as a decimal.

                  "Acquired B&W Business" shall mean Lane, CMSI, B&W Opco and the related assets and liabilities acquired pursuant to the Combination Transactions (other than Santa Fe).

                  "Acquisition Corp." shall mean RJR Acquisition Corp., a Delaware corporation.

                  "Additional Security Documents" shall have the meaning provided in Section 7.10(c).

                  "Adjusted Operating Income" shall mean for any period (x) the consolidated operating income of Parent and its Subsidiaries for such period plus (y) the sum of the consolidated depreciation expense, consolidated amortization expense and consolidated non-cash impairment of goodwill and trademarks (if any) of Parent and its Subsidiaries for such period, all as determined in accordance with GAAP, it being understood that the determination of the amount specified in clauses (x) and (y) shall be made on a basis consistent with the methodology utilized by the Borrower to determine such amount on the Third Restatement Effective Date, provided that (i) for the purposes of Section 8.08 only, for any Test Period during which Consolidated Fixed Charges includes cash taxes paid as a result of any extraordinary sale of assets, Adjusted Operating Income shall include a portion of the gross cash proceeds received by Parent and its Subsidiaries as a result of such extraordinary sale of assets equal to the percentage of such gross cash proceeds determined by dividing the cash taxes paid during such Test Period as a result of such sale by the aggregate cash taxes payable as a result of such sale, (ii) for the purposes only of Section 8.08 (to the extent such acquisition resulted in Consolidated Capital Expenditures) and 8.07 for any Test Period during which any acquisition of any Person or business occurs, Adjusted Operating Income shall be determined on a Pro Forma Basis to give effect to such acquisition as if it occurred on the first day of such Test Period (to the extent the business so acquired is not subsequently sold or otherwise disposed of by Parent or any of its Subsidiaries during such period), (iii) for all purposes, Adjusted Operating Income shall be adjusted by subtracting therefrom the amount of all payments made by Parent and its Subsidiaries during any Test Period pursuant to any settlement with respect to tobacco liability which otherwise did not reduce Adjusted Operating Income for such period or prior periods , (iv) for any Test Period which includes any portion of the period from April 1, 2004 to and including December 31, 2004, Adjusted Operating Income shall be adjusted by adding thereto the pre-tax Fiscal Year 2004 Restructuring Charges recorded or accrued during such period, in each case to the extent deducted in any determination of Adjusted Operating Income and (v) for all purposes, for any Test Period which includes any portion of the period from Third Restatement Effective Date to and including July 30, 2006, Adjusted Operated Income shall be adjusted by adding thereto the pre-tax Post-Closing Merger Integration Charges recorded or accrued during such period, in each case to the extent deducted in any determination of Adjusted Operating Income. Notwithstanding anything to the contrary contained above, to the extent Adjusted Operating Income is to be determined for any period which includes any fiscal quarter of Parent (or portion thereof) occurring prior to the Third Restatement Effective Date, Adjusted Operating Income for such fiscal quarter shall be calculated in accordance with the definition of Test Period contained herein.

                  "Administrative Agent" shall mean JPMCB, in its capacity as administrative agent for the Lenders hereunder, and shall include any successor thereto appointed pursuant to Section 11.09 or the immediately succeeding proviso; provided that, notwithstanding anything to the contrary contained in
Section 11.09, if JPMCB shall cease to constitute a Senior Managing Agent hereunder, the remaining Senior Managing Agent or Senior Managing Agents shall have the option to appoint one of such remaining Senior Managing Agents (including itself, if it remains the sole Senior Managing Agent) as the Administrative Agent.

                  "Administrative Agent's Office" shall mean the office of the Administrative Agent located at 270 Park Avenue, New York, New York 10017, or such other office in New York City as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

                  "Administrative Questionnaire" means an Administrative Questionnaire in a form supplied by the Administrative Agent.

                  "Affiliate" shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control a corporation if such Person possesses, directly or indirectly, the power (i) to vote 20% or more of the securities having ordinary voting power for the election of directors of such corporation or (ii) to direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.

                   "Aggregate Outstandings" shall have the meaning provided in
Section 4.02(A).

                  "Agreement" shall mean the Original Credit Agreement as amended and restated pursuant to the First Amended and Restated Credit Agreement, further amended and restated pursuant to the Second Amended and Restated Credit Agreement and further amended and restated pursuant to this Third Amended and Restated Credit Agreement, as so amended and restated and as the same may be further amended, restated, modified and/or supplemented from time to time.

                   "Applicable Credit Rating" shall mean the highest rating level (a rating level being, e.g., each of BBB-, BBB and BBB+, in the case of S&P) assigned by each Rating Agency to any of the Long-Term Debt Issues of the Borrower.

                  "Applicable Eurodollar Margin" shall mean, in respect of each Interest Period commencing during a period set forth below, the percentage set forth below opposite such period below:

                                                                Applicable
                             Period                         Eurodollar Margin
                             ------                         -----------------

                  Level IV NIG Period                              1.500%
                  Level III NIG Period                             1.500%
                  Level II NIG Period                              1.500%
                  Level I NIG Period                               1.500%
                  Minimum Investment Grade Period                  1.500%
                  Increased Investment Grade Period                1.375%
                  Maximum Investment Grade Period                  1.250%

                  "Applicable Facility Fee Percentage" shall mean, at any time during a period set forth below, the percentage set forth opposite such period below:

                                                                Applicable
                             Period                           Fee Percentage
                             ------                           --------------

                  Level IV NIG Period                             2.250%

                  Level III NIG Period                            1.750%

                  Level II NIG Period                             1.500%

                  Level I NIG Period                              1.250%

                  Minimum Investment Grade Period                 1.000%

                  Increased Investment Grade Period                .875%

                  Maximum Investment Grade Period                  .750%

                  "Applicable Reference Rate Margin" shall mean, at any time during a period set forth below, the percentage set forth opposite such period below:

                                                                  Applicable
                                                                   Reference
                               Period                             Rate Margin
                               ------                             -----------

                  Level IV NIG Period                                .500%
                  Level III NIG Period                               .500%
                  Level II NIG Period                                .500%
                  Level I NIG Period                                 .500%
                  Minimum Investment Grade Period                    .500%
                  Increased Investment Grade Period                  .375%
                  Maximum Investment Grade Period                    .250%

                  "Approved Alternate Currency" shall mean Euros and Pounds Sterling.

                  "Approved Fund" means, with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

                  "Assignment Agreement" shall have the meaning provided in
Section 12.04(b)(A).

                  "Authorized Officer" shall mean, with respect to (i) delivering Notices of Borrowing, Notices of Conversion, Letter of Credit Requests and similar administrative notices, any person or persons that has or have been (x) authorized by the board of directors of Parent or the Borrower or
(y) designated by a person authorized by the board of directors of Parent or the Borrower, in each case, to deliver such notices pursuant to this Agreement and that has or have appropriate signature cards on file with the Administrative Agent and the respective Letter of Credit Issuer; (ii) delivering financial information and officer's certificates pursuant to this Agreement, the chief financial officer, chief accounting officer, controller or other senior financial officer of Parent or the Borrower designated as such in writing to the Senior Managing Agents by the Borrower, in each case to the extent acceptable to the Majority SMA; and (iii) any other matter in connection with this Agreement or any other Credit Document, any officer (or a person or persons so designated by any two officers) of Parent or the Borrower.

                  "BAT" shall mean British American Tobacco p.l.c., a company organized under the laws of England and Wales.

                  "B&W Opco" shall mean Brown & Williamson U.S.A., Inc., a North Carolina corporation. -

                  "B&W Opco Formation Agreement" shall mean the Formation Agreement, dated as of the Third Restatement Effective Date in the form of Exhibit A to the Combination Agreement, between B&W Parent, B&W Opco and Parent, as in effect on the Third Restatement Effective Date and as the same may be amended, modified or supplemented from time to time pursuant to the terms hereof and thereof.

                  "B&W Parent" shall mean Brown & Williamson Tobacco Corporation, a Delaware corporation and (prior to the consummation of the Transaction) an indirect Wholly-Owned Subsidiary of British American Tobacco p.l.c.

                  "Bankruptcy Code" shall have the meaning provided in Section 9.05.

                  "Base Rate" shall mean, for any day, the publicly announced prime rate on such date of JPMCB.

                  "Borrower" shall have the meaning provided in the first paragraph of this Agreement.

                  "Borrowing" shall mean and include (i) the incurrence of Swingline Loans from the Swingline Lenders on a pro rata basis on a given date and (ii) the incurrence of one Type of Loan by the Borrower from all of the Lenders on a pro rata basis on a given date (or resulting from conversions on a given date), having in the case of Eurodollar Loans the same Interest Period, provided that Reference Rate Loans incurred pursuant to Section 1.10(b) shall be considered part of any related Borrowing of Eurodollar Loans.

                  "Business Day" shall mean (i) for all purposes other than as covered by clause (ii) below, any day excluding Saturday, Sunday and any day which shall be in the City of New York a legal holiday or a day on which banking institutions are authorized by law or other governmental actions to close and
(ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in U.S. dollar deposits in the interbank Eurodollar market.

                  "Calyon" shall mean Calyon New York Branch and any successor corporation thereto by merger, consolidation or otherwise.

                  "Capital Lease", as applied to any Person, shall mean any lease of any property (whether real, personal or mixed) by that Person as lessee which, in conformity with GAAP, is, or is required to be, accounted for as a capital lease on the balance sheet of that Person.

                  "Capitalized Lease Obligations" shall mean all obligations under Capital Leases of Parent or any of its Subsidiaries in each case taken at the amount thereof accounted for as liabilities in accordance with GAAP.

                  "Change of Control" shall mean and include (a) at any time Continuing Directors shall not constitute a majority of the Board of Directors of Parent; (b) any Person or "group" (within the meaning of Rule 13d-3 and 13d-5 of the of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (other than B&W Parent), shall acquire, directly or indirectly, beneficial ownership (within the meaning of Rule 13d-3 and 13d-5 of the Exchange Act) of 30% or more, on a fully diluted basis, of the economic or voting interest in Parent's capital stock, (c) B&W Parent and/or any other Person or "group" (within the meaning of Rules 13d-3 and 13d-5 of the Exchange Act) shall have obtained and exercised the power to elect or designate a majority of the Board of Directors of Parent and (d) Parent shall cease to own directly or indirectly 100% of the capital stock of the Borrower.

                  "Citibank" shall mean Citibank, N.A. and any successor corporation thereto by merger, consolidation or otherwise.

                  "Class", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Swingline Loans.

                  "CMSI" shall mean Cigarette Manufacturers Supplies, Inc., a Delaware corporation.

                  "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code, as in effect at the date of this Agreement and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

                  "Collateral" shall mean all property (whether real, personal or otherwise) with respect to which any security interests have been granted (or purported to be granted) pursuant to any Security Document (including, without limitation, all Mortgaged Properties and all cash and cash equivalents delivered as collateral pursuant to Section 4.02(A) or 9).

                  "Collateral Agent" shall mean the Administrative Agent acting as Collateral Agent under the Security Documents.

                  "Combination Agreement" shall mean the Business Combination Agreement, dated as of October 27, 2003, between B&W Parent and the Borrower, as in effect on the Third Restatement Effective Date and as the same may be amended, modified and/or supplemented from time to time pursuant to the terms hereof and thereof.

                  "Combination Transactions" shall mean, collectively, (i) the contribution by the Borrower of all of the shares of the capital stock of Santa Fe as a common equity contribution to Parent in exchange for shares of Parent Preferred Stock, (ii) the loan by FHS of $400,000,000 to Parent in exchange for the Parent Intercompany Note, (iii) the contribution by B&W Parent and its affiliates to B&W Opco of the Contributed Assets (as defined in the B&W Opco Formation Agreement) and the assumption by B&W Opco of the Assumed Liabilities (as defined in the B&W Opco Formation Agreement), in each case on the terms and conditions set forth in the B&W Opco Formation Agreement, (iv) the contribution by B&W Parent of all of the shares of the capital stock of B&W Opco as a common equity contribution to Parent in exchange for shares of Parent Common Stock (representing approximately 42% of the outstanding shares of capital stock of Parent on a fully diluted basis) on the terms set forth in the Combination Agreement, (v) the merger of Parent Merger Sub with and into the Borrower (with the Borrower as the surviving corporation of such merger), as a result of which each issued and outstanding share of common stock of the Borrower shall be converted into a right to receive one share of Parent Common Stock, all on the terms set forth in the Combination Agreement, (vi) the sale by Lane Seller of all of the shares of capital stock of CMSI to Parent for an aggregate cash purchase price of $400,000,000 pursuant to, and in accordance with the terms of, the Lane Stock Purchase Agreement, (vii) the contribution by Parent of all of the shares of the capital stock of B&W Opco as a common equity contribution to the Borrower, (viii) the merger of Reynolds Tobacco with and into B&W Opco, with B&W Opco to be the surviving corporation of such merger and to be renamed "R. J. Reynolds Tobacco Company" and (ix) the entering into of the related agreements, documents and instruments contemplated by the Contribution Agreement.

                  "Combination Transaction Documents" shall mean the Combination Agreement, the B&W Opco Formation Agreement, the Lane Stock Purchase Agreement, the Parent Intercompany Note and all other agreements, instruments and documents entered into or delivered in connection with the Combination Transactions, in each case as the same may be amended, modified and/or supplemented from time to time in accordance with the terms hereof and thereof.

                  "Commitment" shall mean, with respect to each Lender, the amount set forth opposite such Lender's name in Annex I hereto, as the same may be reduced from time to time pursuant to Section 3.02, 3.03, 9 and/or 12.04(b)(A).

                  "Commodities Agreement" shall mean any forward contract, futures contract, option contract or similar agreement or arrangement, in each case intended to protect the Persons entering into same from fluctuations in the price of, or shortage of supply of, commodities.

                  "Company" shall mean any corporation, limited liability company, partnership or other business entity (or the adjectival form thereof, where appropriate).

                  "Confidential Information" shall have the meaning provided in
Section 12.15.

                  "Consolidated Capital Expenditures" shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Capital Leases but excluding any amount representing capitalized interest) by Parent and its Subsidiaries during that period that, in conformity with GAAP, are or are required to be included as additions during such period to property, plant or equipment reflected in a consolidated balance sheet of Parent and its Subsidiaries, provided that (x) except as set forth in clause (y) below, Consolidated Capital Expenditures shall in any event include the purchase price paid in connection with the acquisition of any Person (including through the purchase of all of the capital stock or other ownership interests of such Person, or through merger or consolidation with any Person but not including any capital contribution that forms or establishes any Subsidiary) whether or not allocable to property, plant and equipment and (y) Consolidated Capital Expenditures shall in any event exclude (A) expenditures made in connection with the replacement, substitution or restoration of assets (i) to the extent financed from insurance proceeds paid on account of the loss of or damage to the assets being replaced or restored or (ii) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced, (B) the purchase price paid by the Borrower or any of its Subsidiaries in connection with any Investment Equities and (C) the purchase price paid in connection with the acquisition of the Acquired B&W Business pursuant to the Combination Transactions.

                  "Consolidated Cash Interest Expense" shall mean, for any period, (x) (i) consolidated interest expense of Parent and its Subsidiaries, but excluding, however, to the extent included in such consolidated interest expense, (I) non-cash interest expense and (II) amortization of debt issuance cost less (ii) consolidated cash interest income of Parent and its Subsidiaries, plus (y) cash dividends paid on all preferred stock of Parent and its Subsidiaries during such period (other than Parent Preferred Stock held by the Borrower), it being understood that the determination of the amounts specified in clauses (x)(i)(I) and (x)(i)(II) shall be made on a basis consistent with the methodology utilized by the Borrower to determine such amounts on the Third Restatement Effective Date.

                  "Consolidated Fixed Charges" shall mean, for any period, the sum, without duplication, of (A) the amounts for such period of (i) Consolidated Cash Interest Expense, (ii) cash taxes paid by Parent and its Subsidiaries during such period (other than cash taxes during such period paid to the extent (and only to the extent) that such taxes were due and payable solely as a result of the NGH Acquisition), and (iii) Consolidated Capital Expenditures, all as determined on a consolidated basis for Parent and its Subsidiaries in accordance with GAAP, it being understood that the determination of the amounts specified in clause (iii) shall be made on a basis consistent with the methodology utilized by the Borrower to determine such amount on the Third Restatement Effective Date plus (B) all Dividends paid by Parent during such period pursuant to Sections 8.05(c), (d) and (g); provided however that (I) for purposes of any determination of "Consolidated Fixed Charges", if Parent would (in the absence of this proviso) violate Section 8.08 solely as a result of the inclusion of all or part of a Dividend paid pursuant to Section 8.05(d) during such period, Dividends actually paid by Parent during such period (in an aggregate amount not to exceed $200,000,000 for all such Dividends paid after the Third Restatement Effective Date and subject to exclusion pursuant to this proviso) shall be excluded for purposes of preceding clause (B) (but only to the extent necessary to avoid such violation) and (II) for purposes of determining compliance with
Section 8.08 for any Test Period which includes any portion of the period from the Third Restatement Effective Date to and including July 30, 2006, Consolidated Fixed Charges shall be determined without regard to the Post-Merger Capital Costs made, recorded or accrued during such period, in each case to the extent otherwise included in the determination of Consolidated Capital Expenditures during such period. Notwithstanding anything to the contrary contained above, to the extent Consolidated Fixed Charges are to be determined for any period which includes any fiscal quarter of Parent (or portion thereof) occurring prior to the Third Restatement Effective Date, Consolidated Fixed Charges for such fiscal quarter shall be calculated in accordance with the definition of Test Period contained herein.

                  "Consolidated Indebtedness" shall mean, at any time, the sum of (without duplication) (i) all indebtedness of Parent and its Subsidiaries for borrowed money (including obligations evidenced by bonds, notes or similar instruments), (ii) the aggregate amount of all Capitalized Lease Obligations of Parent, (iii) all Indebtedness of the types described in clause (i),

(ii), (iv), or (v) of this definition secured by any Lien on any property owned by Parent or any of its Subsidiaries, whether or not such Indebtedness has been assumed by such Person (provided that, if the Person has not assumed or otherwise become liable in respect of such Indebtedness, such Indebtedness shall be deemed to be in an amount equal to the fair market value of the property to which such Lien relates as determined in good faith by such Person), (iv) all Contingent Obligations of Parent and any of its Subsidiaries (regardless of any contrary treatment under GAAP), and (v) all Indebtedness of Parent and its Subsidiaries of the type described in clauses (ii), (iii), (iv) and (viii) of the definition of Indebtedness contained herein; provided that for purposes of this definition, (x) the amount of Indebtedness in respect of Hedging Agreements shall be at any time the unrealized net loss position, if any, of Parent and/or its Subsidiaries thereunder on a marked-to-market basis determined no more than one month prior to such time and (y) Contingent Obligations in respect of surety bonds issued in the ordinary course of business and consistent with the past practices of Parent and its Subsidiaries as in effect on the Third Restatement Effective Date (excluding, however, for avoidance of doubt, any Independent Litigation Bond or any other similar bond supporting litigation or judgment obligations) shall be excluded in any determination of "Consolidated Indebtedness".

                  "Consolidated Total Leverage Ratio" shall mean, at any time, the ratio of (x) Consolidated Indebtedness at such time to (y) Adjusted Operating Income for the Test Period then most recently ended.

                  "Contingent Obligations" shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other monetary obligations including reimbursement obligations in respect of litigation bonds (the "primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the lesser of (x) the maximum stated or determinable amount of such Contingent Obligation and (y) the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

                  "Continuing Director" shall mean, at any date, an individual
(x) who is a member of the Board of Directors of Parent on the Third Restatement Effective Date, (y) who, as at such date, has been a member of such Board of Directors for at least the twelve preceding months, or (z) who has been nominated, or designated by B&W pursuant to a governance agreement, to be a member of such Board of Directors by a majority of the other Continuing Directors then in office.

                  "Continuing Lender" shall mean, at any time, (i) each Lender which has a Maturity Date which is the Facility Maturity Date and (ii) each Lender which has then consented to the extension of its then Maturity Date to the newly proposed Facility Maturity Date pursuant to Section 1.13 on or prior to the respective first Extension Response Date in circumstances where Continuing Lenders (as defined in preceding clause (i)) holding at least a majority of the Commitments have not consented to an extension of the Facility Maturity Date on or prior to such date.

                  "Credit Agreement Party" shall mean and include Parent and the Borrower.

                  "Credit Card Issuer" shall mean JPMCB or any of its affiliates (even if JPMCB ceases to be a Lender under the Credit Agreement for any reason) and their respective successors or assigns.

                  "Credit Agreement Party Guaranty" shall mean, collectively, the guaranties of Parent and the Borrower pursuant to Section 13 of this Agreement.

                  "Credit Documents" shall mean this Agreement, the Notes, the Subsidiary Guaranty, the Intercompany Subordination Agreement and (if then in effect) the Security Documents.

                  "Credit Event" shall mean and include the making of a Loan and/or the issuance of a Letter of Credit.

                  "Credit Party" shall mean each of Parent, the Borrower and each Subsidiary Guarantor.

                  "Credit Rating" shall mean (i) the Applicable Credit Rating assigned by each Rating Agency, if such Applicable Credit Ratings are the same or (ii) if the Applicable Credit Ratings assigned by the Rating Agencies differ, the lower of the Applicable Credit Ratings assigned by the Rating Agencies.

                  "Cumulative Adjusted Cash Net Income" shall mean, at any time for any determination thereof, the sum of (i) consolidated net income (or losses) of Parent and its Subsidiaries, determined in accordance with GAAP, for the period (taken as one accounting period) commencing July 1, 2004 and ending on the last day of the last fiscal quarter of Parent then ended plus (ii) all losses from debt retirement deducted in determining such consolidated net income of Parent and its Subsidiaries for the period referred to in clause (i) above plus (iii) all trademark and goodwill amortization and all non-cash impairments of goodwill and trademarks (if any) of Parent and its Subsidiaries for such period, in each case to the extent deducted in determining such consolidated net income for such period plus (iv) the post-tax Post-Closing Merger Integration Charges recorded or accrued during such period, in each case to the extent deducted in determining such consolidated net income for such period, less (v) any tax benefit relating to the losses described in preceding clause (ii) and included in determining such consolidated net income for such period; provided however that for purposes of determining consolidated net income (or losses) of Parent and its Subsidiaries for purposes of this definition during the period from July 1, 2004 through the Third Restatement Effective Date, same shall be determined on a pro forma basis as if Parent had been formed, and the Transaction has been consummated, on July 1, 2004 (but without taking account of synergies, cost savings and other adjustments or charges during such period, except to the extent (x) otherwise expressly contemplated by this definition or (y) reflected as a pro forma adjustment in the footnotes appearing in the pro forma financial statements contained in Parent's Form S-4, filed with the SEC on June 23, 2004.

                  "Currency Agreement" shall mean any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement designed to protect the Persons entering into same against fluctuations in currency values.

                  "Default" shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default other than an Event of Default under Section 9.08.

                  "Defaulting Lender" shall mean any Lender with respect to which a Lender Default is in effect.

                  "Designated Issuers" shall mean JPMCB, Citibank and Calyon, in each case, so long as such entity remains a Lender with a Commitment hereunder.

                  "Direct Parent Subsidiary Guarantor" shall mean any Subsidiary Guarantor that is a direct Wholly-Owned Subsidiary of Parent.

                  "Dividends" shall have the meaning provided in Section 8.05.

                  "Documentation Agents" shall mean Lehman Commercial Paper Inc. and Mizuho and any successor to any such Person, by merger, consolidation or otherwise.

                  "Documents" shall mean and include (i) the Credit Documents,
(ii) the Combination Transaction Documents and (iii) all other documents, agreements and instruments executed in connection with the Transaction.

                  "Domestic Subsidiary" shall mean, as to any Person, any Subsidiary of such Person incorporated or organized in the United States or any State or territory thereof.

                  "Drawing" shall have the meaning provided in Section 2.04(b).

                  "Eligible Transferee" shall mean and include a commercial Lender, financial institution or other "accredited investor" (as defined in SEC Regulation D); provided that Eligible Transferee shall not include any Person (or any Affiliate thereof) who competes with the Borrower and its Subsidiaries in the tobacco business.

                  "Environmental Liability" means any liability, contingent or otherwise (including any liability or damages, costs or environmental remediation, fines or penalties or indemnities), of Parent or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

                  "Environmental Laws" means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

                  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

                  "ERISA Affiliate" shall mean each person (as defined in Section 3(9) of ERISA) which together with the Borrower, any Subsidiary or any Credit Party would be deemed to be a "single employer" within the meaning of
Section 414(b), (c), (m) or (o) of the Code.

                  "Eurodollar Loans" shall mean each Revolving Loan bearing interest at the rates provided in Section 1.08(b).

                  "Eurodollar Rate" shall mean, with respect to each day during each Interest Period for a Eurodollar Loan, the rate of interest determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 of the Telerate screen as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Page 3750 of the Telerate Service (or otherwise on such service), the "Eurodollar Rate" shall be determined by reference to such other publicly available service for displaying eurodollar rates as may be agreed upon by the Administrative Agent and the Borrower or, in the absence of such agreement, the "Eurodollar Rate" shall instead be the rate per annum announced by the Administrative Agent as the rate at which the Administrative Agent is offered Dollar deposits at or about 10:00 A.M., New York time, two Business Days prior to the beginning of such Interest Period, in the interbank eurodollar market where the eurodollar and foreign currency and exchange operations in respect of its Eurodollar Loans are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to the amount of its Eurodollar Loan to be outstanding during such Interest Period.

                  "Event of Default" shall have the meaning provided in Section
9.

                  "Excluded Collateral" shall mean (i) the capital stock of Santa Fe, CMSI, Lane and the Excluded Joint Ventures and (ii) the leasehold interest and rights of Reynolds Tobacco in and to property located at the Zachary Smith Reynolds Airport, under a certain lease agreement with the Airport Commission of Forsyth County, dated January 1, 1980, recorded in Book 1298,

Page 1365, Forsyth County Registry, and assigned and transferred to Reynolds Tobacco by its former parent company pursuant to an Assignment of Lease, dated April 27, 1989, to the extent the grant of a leasehold mortgage in such leasehold is prohibited by the terms thereof.

                  "Excluded Joint Ventures" shall mean and include Targacept, Inc. and Large Scale Biology Corporation.

                  "Existing Debt" shall mean the Indebtedness of the Subsidiaries of Parent outstanding on the Third Restatement Effective Date and set forth in Annex VII (other than Indebtedness evidenced by Existing Senior Notes and Independent Litigation Bonds), provided that such Indebtedness (excluding intercompany Indebtedness among Parent and its Subsidiaries) shall not exceed $145,000,000 in aggregate outstanding principal amount.

                  "Existing Letter of Credit" shall have the meaning provided in
Section 2.01(c).

                  "Existing Liens" shall mean the Liens on the assets and properties of the Subsidiaries of Parent outstanding on the Third Restatement Effective Date and set forth in Annex VI, provided that the Indebtedness secured by all such Liens shall not exceed $20,000,000 in aggregate outstanding principal amount.

                  "Existing Mortgage Policies" shall mean the Mortgage Policies for each Existing Mortgaged Property pursuant to the Second Amended and Restated Credit Agreement.

                  "Existing Mortgaged Properties" shall mean all real property of the Borrower and its Subsidiaries listed on Annex VIII and designated as "Existing Mortgaged Properties" therein.

                  "Existing Mortgages" shall mean all Mortgages granted by the Borrower and its Subsidiaries pursuant to the Second Amended and Restated Credit Agreement and which have not been released prior to the Third Restatement Effective Date.

                  "Existing Senior Notes" shall mean senior notes of the Borrower issued pursuant to (i) that certain Indenture, dated as of May 15, 1999, among the Borrower, as issuer, various Subsidiaries of the Borrower, as guarantors, and The Bank of New York, as trustee, and (ii) that certain Indenture, dated as of May 20, 2002, among the Borrower, as issuer, various Subsidiaries of the Borrower, as guarantors, and The Bank of New York, as trustee, in each case as the same may be amended, modified and/or supplemented from time to time on terms reasonably satisfactory to the Senior Managing Agents.

                  "Existing Interest Rate Swap Agreement" shall mean that certain Interest Rate Swap, dated as of May 16, 2002, between the Borrower and Calyon (Ref #32834), as in effect on the Third Restatement Effective Date.

                  "Expected Total Commitment" shall mean, at any time of determination with respect to any future date, the Total Commitment in effect at such time of determination less the aggregate Commitments of all Lenders with a Maturity Date prior to such future date.

                  "Extension Date" shall mean, at any time, (i) initially, February 13, 2006 and (ii) thereafter, the date occurring one year prior to the then existing Facility Maturity Date.

                  "Extension Response Date" shall have the meaning provided in
Section 1.13.

                  "Facility Fee" shall have the meaning provided in Section 3.01(a).

                  "Facility Maturity Date" shall mean February 13, 2006 (or, if the Existing Senior Notes due on May 15, 2006 have been refinanced in full with the proceeds of a new issuance or issuances of Refinancing Senior Notes in an aggregate principal amount equal to at least the aggregate principal amount of such Existing Senior Notes so refinanced on or prior to February 13, 2006, January 30, 2007), as such date may be extended pursuant to Section 1.13.

                  "Facing Fee" shall have the meaning provided in Section
3.01(c).

                  "Federal Funds Rate" shall mean for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.

                  "Fees" shall mean all amounts payable pursuant to, or referred to in, Section 3.01.

                  "FHS" shall mean FHS, Inc., a Delaware corporation, and any successor thereto by merger, consolidation, reincorporation or otherwise.

                  "Fiscal Year 2004 Restructuring Charges" shall mean restructuring charges actually accrued or recorded by the Borrower and its Subsidiaries during the period commencing on April 1, 2004 and ending December 31, 2004 in connection with lease terminations, the relocation of equipment and employees and the payment of professional fees (including other associated costs disclosed in the SEC Form 10-K or SEC Form 10-Q, as the case may be, filed by the Borrower with the SEC for the fiscal quarter in which such restructuring charges are accrued or recorded); provided that the aggregate amount of such restructuring charges (to the extent provided for as an add-back pursuant to the definition of "Adjusted Operating Income") shall not exceed $11,000,000 during such fiscal year (determined on a pre-tax basis).

                  "First Amended and Restated Credit Agreement" shall have the meaning provided in the first recital of this Agreement.

                  "First Restatement Effective Date" shall mean the Restatement Effective Date under, and as defined in, the First Amended and Restated Credit Agreement.

                  "Fitch" shall mean Fitch Ratings.

                  "GAAP" shall mean generally accepted accounting principles in the United States of America as in effect from time to time; it being understood and agreed that determinations in accordance with GAAP for purposes of Section 8, including defined terms as used therein, shall be made pursuant to Section 12.07(a).

                  "GECC" shall mean General Electric Capital Corporation and any successor thereto.

                  "GMB" shall mean GMB, Inc., a North Carolina corporation.

                  "Government Acts" shall have the meaning provided in Section 2.06(a).

                  "Governmental Authority" means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

                  "Granting Lender" shall have the meaning provided in Section 12.04.

                  "Guaranteed Creditors" shall mean and include the Administrative Agent, the Collateral Agent, each Senior Managing Agent, each Lender, each Swingline Lender, each Letter of Credit Issuer, each Credit Card Issuer, each party (other than any Credit Party) party to (or participating in) a Hedging Agreement to the extent such party is a Lender or an affiliate thereof (even if such Lender subsequently ceases to be a Lender under this Agreement for any reason) and their subsequent assigns and Calyon, as counterparty to the Existing Interest Rate Swap Agreement.

                  "Guaranteed Party" shall mean Parent, the Borrower and each other Subsidiary of Parent (other than any Non-Guarantor Parent Subsidiary) party to a Secured Credit Card Agreement with any Credit Card Issuer or a Hedging Agreement with any Guaranteed Creditor.

                  "Guarantor" shall mean Parent, the Borrower and each Subsidiary Guarantor.

                  "Guaranty" shall mean and include the Subsidiary Guaranty and the Credit Agreement Party Guaranty.

                  "Guaranty Event" shall mean that the Applicable Credit Rating issued by at least one Rating Agency is at least one level below the Minimum Investment Grade Rating.

                  "Hazardous Materials" means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

                  "Hedging Agreements" shall mean and include Commodities Agreements, Currency Agreements, Interest Rate Agreements and all other similar hedging arrangements.

                   "Increased Investment Grade Period" shall mean any period during which the Credit Rating at all times is the Increased Investment Grade Rating.

                  "Increased Investment Grade Rating" shall mean the rating assigned by each Rating Agency which is one rating level above the Minimum Investment Grade Rating, it being understood that as of the date of this Agreement the "Increased Investment Grade Rating" of S&P is BBB and the "Increased Investment Grade Rating" of Moody's is Baa2.

                  "Indebtedness" of any Person shall mean (i) all indebtedness of such Person for borrowed money, (ii) the deferred purchase price of assets or services which in accordance with GAAP would be shown on the liability side of the balance sheet of such Person, (iii) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder until reimbursed in full, (iv) the stated amount of all litigation bonds issued for the account of such Person and, without duplication, all payments made thereunder until reimbursed in full, (v) all Indebtedness of a second Person secured by any Lien on any property owned by such first Person, whether or not such Indebtedness has been assumed, (vi) all Capitalized Lease Obligations of such Person, (vii) all obligations of such Person to pay a specified purchase price for goods or services whether or not delivered or accepted, i.e., take-or-pay and similar obligations, (viii) all obligations of such Person under Hedging Agreements and (ix) all Contingent Obligations of such Person, provided that Indebtedness shall not include (x) trade payables and accrued expenses, in each case arising in the ordinary course of business and
(y) any obligation of the Borrower or any Subsidiary thereof to purchase tobacco and/or other products, services and produce utilized in its business pursuant to agreements entered into in the ordinary course of business on a basis consistent with the Borrower's past practices or then current industry practices; and provided, further, that (a) for the purposes of Section 9.04, the amount of Indebtedness represented by any Hedging Agreement shall be at any time the unrealized net loss position, if any, of the Borrower and/or its Subsidiaries thereunder on a marked-to-market basis determined no more than one month prior to such time and (b) for the purposes of determining the Indebtedness permitted to be secured pursuant to Section 8.03(g) or outstanding under Section 8.04(m), the amount of Indebtedness included in such determination that is attributable to all Hedging Agreements secured or permitted thereunder, as the case may be, shall be an amount equal to the Net Termination Value, if any, of all such Hedging Agreements (less, in the case of any determination of Indebtedness permitted to be outstanding under Section 8.04(m) only, the aggregate amount of cash and cash equivalents pledged to secure obligations under all such Hedging Agreements pursuant to customary cash collateral arrangements).

                  "Indemnitee" shall have the meaning provided in Section 12.01.

                  "Independent Litigation Bond" shall mean any surety bond, judgment bond or other bond or insurance policy issued for bonding litigation judgments for appeal, other than any such bond or insurance policy that has been fully cash collateralized (to the satisfaction of the Majority SMA) by the Borrower or Reynolds Tobacco or which is supported by Letters of Credit issued hereunder in the full stated amount of such bond or insurance policy.

                  "Insignificant Subsidiary" shall mean, at any time, any Subsidiary of Parent (other than any Subsidiary Guarantor and any Non-Guarantor Parent Subsidiary) the gross book value of the assets of which does not exceed $10,000,000.
                  "Intercompany Loans" shall have the meaning provided in
Section 8.09(i).

                  "Intercompany Subordination Agreement" shall have the meaning provided in Section 5.01M.

                  "Interest Period" shall mean, with respect to any Loan, the interest period applicable thereto, as determined pursuant to Section 1.09.

                  "Interest Rate Agreement" shall mean any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate futures contract, interest rate option contract or other similar agreement or arrangement.

                  "Investment Equities" shall mean and include (x) equity securities (i) of any entity in which Parent and its Subsidiaries do not collectively own more than 5% of the outstanding equity securities of such entity, (ii) which are listed and regularly traded on a nationally recognized U.S. stock exchange or market and (iii) which are not restricted as to resale by the Borrower or its Subsidiaries (whether by contract, law or otherwise), (y) preferred stock of any investment vehicle owned by the Borrower or any of its Subsidiaries, so long as (i) such investment vehicle invests solely in debt securities and (ii) the aggregate amount of cash used to acquire such preferred stock after the Third Restatement Effective Date does not exceed $25,000,000 and
(z) the equity interests of the Excluded Joint Ventures owned by the Borrower or any of its Subsidiaries.

                  "Investments" shall have the meaning provided in Section 8.09.

                  "JPMCB" shall mean JPMorgan Chase Bank and any successor corporation thereto by merger, consolidation or otherwise.

                  "Lane" shall mean Lane Limited, a New York corporation.

                  "Lane Seller" shall mean American Cigarette Company Overseas B.V., an Netherlands affiliate of BAT.

                  "Lane Stock Purchase Agreement" shall mean the Stock Purchase Agreement, dated as of the Third Restatement Effective Date in the form of Exhibit B to the Combination Agreement, among Lane Seller, CMSI and the Borrower, as in effect on the Third Restatement Effective Date and as the same may be amended, modified or supplemented from time to time pursuant to the terms hereof and thereof.

                  "Lender" shall have the meaning provided in the first paragraph of this Agreement.

                  "Lender Default" shall mean (i) the refusal (which has not been retracted) of a Lender to make available its portion of any Borrowing or to fund its portion of any unreimbursed payment under Section 2.03(c) or (ii) a Lender having notified any Senior Managing Agent and/or the Borrower that it does not intend to comply with its obligations under Section 1.01(A) or 1.01(C) or under Section 2.03(c), in the case of either (i) or (ii) as a result of the appointment of a receiver or conservator with respect to such Lender at the direction or request of any regulatory agency or authority.

                  "Letter of Credit" shall mean each standby letter of credit issued pursuant to Section 2.01.

                  "Letter of Credit Fee" shall have the meaning provided in
Section 3.01(b).

                  "Letter of Credit Issuer" shall mean and include (i) each of the Designated Issuers, (ii) each other Lender requested by the Borrower to issue Letters of Credit to the extent consented to by such Lender and (iii) with respect to the Existing Letters of Credit, the Lender designated as the issuer thereof on Annex III.

                  "Letter of Credit Outstandings" shall mean, at any time, the sum of, without duplication, (i) the aggregate Stated Amount of all outstanding Letters of Credit and (ii) the aggregate amount of all Unpaid Drawings in respect of all Letters of Credit.

                  "Letter of Credit Request" shall have the meaning provided in
Section 2.02.

                  "Level I NIG Period" shall mean any period during which the Credit Rating is at all times the Level I NIG Rating.

                  "Level I NIG Rating" shall mean the rating assigned by each Rating Agency which is one level below the Minimum Investment Grade Rating, it being understood that as of the Third Restatement Effective Date the "Level I NIG Rating" of S&P is BB+ and the "Level I NIG Rating" of Moody's is Ba1.

                  "Level II NIG Period" shall mean any period during which the Credit Rating is at all times the Level II NIG Rating.

                  "Level II NIG Rating" shall mean the rating assigned by each Rating Agency which is one level below the Level I NIG Rating, it being understood that as of the Third Restatement Effective Date the "Level II NIG Rating" of S&P is BB and the "Level II NIG Rating" of Moody's is Ba2.

                  "Level III NIG Period" shall mean any period during which the Credit Rating is at all times the Level III NIG Rating.

                  "Level III NIG Rating" shall mean the rating assigned by each Rating Agency which is one level below the Level II NIG Rating, it being understood that as of the Third Restatement Effective Date the "Level III NIG Rating" of S&P is BB- and the "Level III NIG Rating" of Moody's is Ba3.

                  "Level IV NIG Period" shall mean any period during which the Credit Rating is at all times below the Level III NIG Rating.

                  "Lien" shall mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any agreement (other than customary negative pledge clauses) to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof).

                  "Loan" shall mean any Revolving Loan or Swingline Loan.

                  "Long-Term Debt Issues" shall mean, with respect to the Borrower, each issuance of long-term senior debt of the Borrower which ranks on a parity, as to payment and security, with the Loans.

                  "Majority SMA" shall mean, at any time, at least one-half in number of the Senior Managing Agents.

                  "Mandatory Borrowing" shall have the meaning provided in
Section 1.01(C).

                  "Margin Stock" shall have the meaning provided in Regulation
U.

                  "Marketable Investments" shall mean , as to any Person, (i) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof having maturities of not more than two years from the date of acquisition, (ii) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within two years from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from S&P, Moody's or Fitch, (iii) Dollar denominated domestic and Eurodollar time deposits, domestic and Yankee certificates of deposit and bank obligations and bankers acceptances of any Lender or any commercial bank having, or which is the principal banking subsidiary of a bank holding company having, a long-term unsecured debt rating of at least "A" or the equivalent thereof from S&P or Fitch or "A2" or the equivalent thereof from Moody's with maturities of not more than two years from the date of acquisition by such Person, (iv) repurchase obligations with a term of not more than one year and collateralized with US Treasury, US Government Agency or other permitted investments consistent with the Borrower's corporate guidelines and which have a collateral margin of at least 102%, marked to market daily, (v) commercial paper, extendable commercial notes and master notes issued by any Person incorporated in the United States and euro-commercial paper of domestic and foreign companies rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody's or at least F-1 by Fitch and in each case maturing not more than 397 days after the date of acquisition by such Person, (vi) U.S. dollar denominated commercial paper or Canadian dollar commercial paper and government obligations of Canada, fully hedged, of Canadian companies whose commercial paper is rated R-1 by Dominion Bond Rating Service, (vii) investments in 2a-7 money market funds, (viii) corporate bonds and medium term notes rated at least "A" by S&P and/or Fitch and/or "A2" by Moody's with maturities of not more than two years from the date of acquisition by such Person, (ix) asset-backed securities and collateralized mortgage obligations rated "A" or better by any of S&P, Moody's or Fitch with maturities or rate reset dates of not more than two years from the date of acquisition by such Person, (x) taxable money market preferred (including but not limited to taxable auction debt) instruments rated at least "A" by S&P and/or Moody's and/or Fitch and redeemable at par with a rollover period no longer than six months, (xi) tax exempt debt and par value preferred instruments rate at least "A" or the equivalent by S&P and/or Moody's and/or Fitch and redeemable at par with a rollover period no longer than six months, (xii) domestic and international equity and bond funds (including indexed funds) with a capitalization of not less than $500.0 million and (xiii) separate account portfolios managed by registered investment advisors with guidelines adhering substantially to the securities above.

                  "Material Adverse Effect" shall mean a material adverse effect on (i) the operations, business, property, assets or financial condition of Parent and its Subsidiaries taken as a whole, (ii) the rights or remedies of the Agents and the Lenders or the ability of any Credit Party to perform its obligations to the Agents or the Lenders hereunder or under any other Credit Document to which it is party, (iii) in the case of any condition to be satisfied, or representation or warranty to be made, on the Third Restatement Effective Date, (x) the Transaction or (y) the operations, business, properties, assets, financial conditions or prospects of the Acquired B&W Business taken as a whole and/or (iv) in the case of Section 5.01G, Section 5.01H and Section 6.04, on the prospects of Parent and its Subsidiaries taken as a whole, provided that (w) neither the existence of the Permitted Obligations described in clause
(ix) of the definition thereof nor the issuance of Letters of Credit to support such Permitted Obligations shall in and of itself constitute a "Material Adverse Effect", (x) the existence of any action, suit, proceeding or inquiry or the rendering of any verdict or entry of any order, injunction or judgment thereunder will not in and of itself constitute a "Material Adverse Effect", unless such action, suit, proceeding or verdict, order, injunction and/or judgment has also been designated in writing by the Required Lenders as having a Material Adverse Effect, (y) the existence of, or the rendering of any verdict or entry of any order, injunction or judgment in, any action, suit, proceeding or inquiry listed on Annex IV will not have a "Material Adverse Effect" for purposes of Section 5.01H and Section 6.04 and (z) (I) the existence of, or the rendering of, any verdict or entry of any order, injunction or judgment that in each case can be stayed pending appeal (but only for so long as such stay can still be obtained) or that is stayed pending appeal and (II) the posting of a supersedeas or other appeal bond in respect of any verdict, order or judgment shall not, in each case, in and of itself have a "Material Adverse Effect" for purposes of Section 5.01G or Section 6.09(d), even if such verdict, order or judgment could be viewed as having a material adverse effect on future litigation prospects, unless such verdict, order or judgment results in an actual material adverse effect on the operations, business, property, assets or financial condition of Parent and its Subsidiaries taken as a whole. It is understood and agreed that for purposes of any condition to be satisfied, or representation or warranty to be made, on the Third Restatement Effective Date references in this definition to "Parent and its Subsidiaries" shall include the Acquired B&W Business.

                  "Material Subsidiary" shall mean and include the Borrower, Reynolds Tobacco, Acquisition Corp., each of the Specified Subsidiaries and each other Subsidiary of Parent (including any Person first becoming a Subsidiary upon consummation of a Permitted Investment) to the extent that (x) the aggregate book value of the assets of such other Subsidiary, determined on a consolidating basis, is equal to or more than $100,000,000 or (y) the net sales of such other Subsidiary during its then most recently ended fiscal year, determined on a consolidating basis, were equal to or more than $75,000,000, provided that such net sales shall be determined on a pro forma basis for the 12 months last ended when determining whether any Person that is the survivor of any merger or consolidation or that is the transferee of any property or assets from other Subsidiaries of Parent is a Material Subsidiary.

                  "Material Subsidiary Threshold Event" shall mean the occurrence of either of the following events: (i) the aggregate book value of the assets of all Subsidiaries of Parent (other than Sante Fe, Lane and CMSI) which (x) do not constitute Material Subsidiaries in accordance with the definition thereof or (y) are not then party to the Subsidiary Guaranty (and, if a Trigger Event is then in existence, the relevant Security Documents), exceeds $250,000,000 or (ii) the net sales of all Subsidiaries of Parent (other than Sante Fe, Lane and CMSI) which (x) do not constitute Material Subsidiaries in accordance with the definition thereof or (y) are not then party to the Subsidiary Guaranty (and, if a Trigger Event is then in existence, the relevant Security Documents), exceeds $200,000,000.

                  "Maturity Date" of any Lender shall mean February 13, 2006 (or, if the Existing Senior Notes due on May 15, 2006 have been refinanced in full with the proceeds of a new issuance or issuances of Refinancing Senior Notes in an aggregate principal amount equal to at least the aggregate principal amount of such Existing Senior Notes so refinanced on or prior to February 13, 2006, January 30, 2007), as such date may be extended for such Lender pursuant to Section 1.13.

                  "Maximum Investment Grade Period" shall mean any period during which the Credit Rating is at all times above the Increased Investment Grade Rating.

                  "Minimum Borrowing Amount" shall mean (i) with respect to a Borrowing of Revolving Loans, $10,000,000 and (ii) with respect to a Borrowing of Swingline Loans, $5,000,000.

                  "Minimum Investment Grade Period" shall mean any period during which the Credit Rating is at all times the Minimum Investment Grade Rating.

                  "Minimum Investment Grade Rating" shall mean the lowest rating level established as investment grade by each Rating Agency; it being understood that, as of the Third Restatement Effective Date, the "Minimum Investment Grade Rating" of S&P is BBB- and the "Minimum Investment Grade Rating" of Moody's is Baa3.

                  "Mizuho" shall mean Mizuho Corporate Bank, Ltd. and any successor thereto.

                  "Moody's" shall mean Moody's Investors Service, Inc., or any successor corporation thereto.

                  "Mortgage" shall mean each mortgage, deed of trust or deed to secure debt required to be delivered with respect to any real property pursuant to the terms of this Agreement (including, after the execution and delivery thereof, each Mortgage required pursuant to Section 7.10), together with any assignment of leases and rents to be executed in connection therewith (as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof).

                  "Mortgage Amendment" shall have the meaning provided in
Section 5.01P.

                  "Mortgage Policy" shall mean each mortgage title insurance policy (and all endorsements thereto) for each Mortgaged Property required to be delivered pursuant to this Agreement.

                  "Mortgaged Properties" shall mean the Existing Mortgaged Properties and the New Mortgaged Properties and shall include any real property mortgaged pursuant to Section 7.10.

                  "Net Termination Value" shall mean at any time, with respect to all Hedging Agreements for which a Net Termination Value is being determined, the excess, if positive, of (i) the aggregate of the unrealized net loss position of Parent and/or its Subsidiaries under each of such Hedging Agreements on a marked-to-market basis determined no more than one month prior to such time less (ii) the aggregate of the unrealized net gain position of Parent and/or its Subsidiaries under each of such Hedging Agreements on a marked-to-market basis determined no more than one month prior to such time.

                  "New Mortgaged Properties" shall mean each Mortgaged Property designated as such on Annex VIII hereto.

                  "NGH" shall mean Nabisco Group Holdings Corp., a Delaware corporation.

                  "NGH Acquisition" shall have the meaning provided in the Second Amended and Restated Credit Agreement.

                  "Non-Continuing Lender" shall mean, at any time, each Lender which is not a Continuing Lender at such time.

                  "Non-Declared Dividend" shall mean and include, as to any Person, (i) the redemption, retirement, purchase, or other acquisition, directly or indirectly, for a consideration, of any shares of any class of its capital stock or of any other equity interests of such Person outstanding on the Third Restatement Effective Date or thereafter (or any warrants for or options or stock or similar appreciation rights in respect of any such shares or equity interests but not including any convertible debt) or the setting aside of any funds for any of the foregoing purposes and (ii) the making or payment of any other Dividend on or after the Third Restatement Effective Date by such Person which does not require or involve a declaration or authorization by such Person.

                  "Non-Defaulting Lender" shall mean and include each Lender other than a Defaulting Lender.

                  "Non-Guarantor Parent Subsidiary" shall mean any Non-Guarantor Subsidiary of Parent that is not a Subsidiary of the Borrower.

                  "Non-Guarantor Subsidiary" shall mean (i) on the Third Restatement Effective Date, each Subsidiary of Parent listed on Part B of Annex V and (ii) after the Third Restatement Effective Date, any Subsidiary of Parent that is not at such time a Subsidiary Guarantor.

                  "Note" shall have the meaning provided in Section 1.05(a).

                  "Notice of Borrowing" shall have the meaning provided in
Section 1.03(a).

                  "Notice of Conversion" shall have the meaning provided in
Section 1.06.

                  "Notifying SL Lender" shall have the meaning provided in
Section 1.01(C).

                  "Obligations" shall mean all amounts, direct or indirect, contingent or absolute, of every type or description, and at any time existing, owing to any Senior Managing Agent, the Administrative Agent or any Lender pursuant to the terms of this Agreement or any other Credit Document.

                  "Original Credit Agreement" shall mean the Credit Agreement, dated as of May 7, 1999, among the Borrower and certain financial institutions, as in effect on the First Restatement Effective Date (immediately prior to giving effect thereto).

                  "Original Effective Date" shall mean the "Closing Date" under, and as defined in, the Original Credit Agreement.

                  "Original Execution Date" shall mean the "Execution Date" under, and as defined in, the Original Credit Agreement.

                  "Original Senior Managing Agents" shall mean the "Senior Managing Agents", as such term is defined in the Original Credit Agreement.

                  "Parent" shall have the meaning provided in the first paragraph of this Agreement.

                  "Parent Common Stock" shall mean the common stock, par value $0.0001 per share, of Parent.

                  "Parent Intercompany Note" shall mean that certain promissory note issued by Parent to FHS on the Third Restatement Effective Date in an initial aggregate principal amount of $400,000,000, which promissory note shall be in form and substance satisfactory to the Senior Managing Agent.

                  "Parent Preferred Stock" shall mean the Series B preferred stock, par value $0.01 per share, of Parent, having the terms set forth in the Articles of Incorporation of Parent.

                  "Parent Merger Sub" shall mean RAI Merger Corp., a Delaware corporation and (prior to the consummation of the Acquisition) a Wholly-Owned Subsidiary of Parent.

                  "Participant" shall have the meaning provided in Section 2.03(a).

                  "PBGC" shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

                  "PBGC Obligations" shall mean the obligations imposed by the PBGC on the Borrower and its Subsidiaries in connection with the Transactions (as defined in the Original Credit Agreement) pursuant to that certain Agreement, dated as of May 20, 1999 and amended as of June 14, 1999, by and among the PBGC, NGH and the Borrower.

                  "Percentage" shall mean, at any time, for each Lender, the percentage obtained by dividing such Lender's Commitment at such time by the Total Commitment at such time, provided that at any time when the Total Commitment shall have been terminated, each Lender's

Percentage shall be the percentage obtained by dividing such Lender's outstanding Revolving Loans at such time by the aggregate outstanding Revolving Loans of all Lenders at such time.

                  "Permanent Surplus Cash" shall mean cash on hand and cash equivalents (including marketable securities) at Parent and its Domestic Subsidiaries that has not been designated to be used to pay income, excise or other taxes or to make settlement payments in respect of tobacco liability, provided that the lesser of (i) $100,000,000 and (ii) the total amount of cash on hand in the cash management systems of Parent and its Domestic Subsidiaries, shall be excluded from Permanent Surplus Cash.

                  "Permitted Currency Agreement" shall mean any Currency Agreement entered into in the ordinary course of business by Parent, the Borrower and/or any other Subsidiary of Parent with any Lender or Lenders (and/or their affiliates) to the extent consistent with the practices of the Borrower and its Subsidiaries prior to the Third Restatement Effective Date or with then current practices in the industry and so long as the entering into of any such Currency Agreement is a bona fide hedging activity and not for speculative purposes.

                  "Permitted Encumbrance" shall mean, with respect to any Mortgaged Property, such exceptions to title as are set forth in the Mortgage Policy delivered with respect thereto, all of which exceptions must be acceptable to the Administrative Agent in its reasonable discretion.

                  "Permitted Interest Rate Agreements" shall mean, collectively,
(i) Interest Rate Agreements entered into in the ordinary course of business by Parent, the Borrower and/or any Subsidiary Guarantor with any financial institution that is a Lender (and/or an affiliate of any Lender) at the time of the entering into of any such Interest Rate Agreement, so long as the entering into of any such Interest Rate Agreement is a bona fide hedging activity and not for speculative purposes and (ii) the Existing Interest Rate Swap Agreement .

                  "Permitted Investment" shall mean the acquisition by Parent or any of its Subsidiaries of the capital stock or other equity interests of a Person that has theretofore been conducting a business, to the extent that (i) all or substantially all of the purchase price therefor would constitute Consolidated Capital Expenditures, (ii) after giving effect to such acquisition, the character of the business of Parent and its Subsidiaries taken as a whole has not been substantially altered from that conducted by Parent and its Subsidiaries taken as a whole on the Third Restatement Effective Date and (iii) such Person shall not be a Material Subsidiary after giving effect to such acquisition, unless such acquisition has been consented to in writing by the Senior Managing Agents or such Person becomes a Subsidiary Guarantor upon the consummation of such acquisition and takes all of the actions specified in
Section 8.02(h)(y)(B).

                  "Permitted Liens" shall have the meaning provided in Section 8.03.

                  "Permitted Litigation Bonding" shall mean the making of deposits with the proceeds of Loans and/or the issuance of Letters of Credit, in each case for the purposes of bonding litigation judgments entered against any Credit Party after the Third Restatement Effective Date, provided that, at the time of the making of any such Loan or issuance of any such Letter of Credit, and after giving effect to any usage by the Credit Parties of Permanent Surplus Cash to effect such bonding of litigation judgments, the amount of Permanent Surplus Cash shall be zero, provided, further, however, that, in the event a bonding company requires its bond to be supported by a letter of credit instead of cash, Letters of Credit will be available for bonding litigation judgments before all such Permanent Surplus Cash has been utilized for such purpose, if and only if the Letters of Credit so issued are cash collateralized with the Permanent Surplus Cash otherwise required to be used for such purpose pursuant to cash collateral arrangements in form and substance satisfactory to the Majority SMA.

                  "Permitted Obligations" shall mean and include obligations (i) to pay taxes, (ii) to pay import duties, to post customs bonds and otherwise in connection with customs and trade laws, (iii) to purchase equipment or fixtures and otherwise in connection with capital expenditures, (iv) in connection with the importation or purchase of tobacco or other products or goods for use in the day-to-day operations of Parent and any Subsidiary of Parent consistent with the practices of Parent and its Subsidiaries in effect prior to the Third Restatement Effective Date or with then current practices in the industry, (v) to make utility payments, (vi) in connection with worker's compensation obligations or other employee disability obligations, (vii) to provide credit support for any of the foregoing, (viii) in respect of employee loans made in connection with transfers, (ix) to provide credit support for suppliers and distributors in the ordinary course of business, (ix) imposed by the PBGC in connection with the Transactions (as defined in the Original Credit Agreement), provided that the aggregate Stated Amount of the Letter of Credit issued in connection with such PBGC Obligations, when aggregated with the sum of (x) the aggregate amount of cash that collateralizes PBGC Obligations and/or bonds in support of such PBGC Obligations plus (y) the aggregate stated amounts of bonds and any other letters of credit issued in support of PBGC Obligations (but excluding any portion of the stated amounts of bonds or other letters of credit that are cash collateralized pursuant to preceding clause (x)), shall not exceed $150,000,000 and (x) to support Indebtedness supported by Existing Letters of Credit on the Third Restatement Effective Date.

                  "Person" shall mean any individual, partnership, limited liability company, joint venture, firm, corporation, association, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.

                  "Plan" shall mean any multiemployer or single-employer plan as defined in Section 4001 of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribution of), or at any time during the five calendar years preceding the date of this Agreement was maintained or contributed to by (or to which there is an obligation to contribution of), the Borrower, any Subsidiary of the Borrower or an ERISA Affiliate.

                  "Pledge Agreement" shall have the meaning provided in Section 5.01N.

                  "Post-Closing Merger Integration Charges" shall mean integration charges actually accrued or recorded by Parent and its Subsidiaries during the period commencing on Third Restatement Effective Date and ending on July 30, 2006 in connection with the severance of employees, the relocation of offices, equipment and employees, the payment of professional fees, other merger related integration costs and the amortization of merger related intangibles following the consummation of the Combination Transactions; provided that the aggregate amount of such restructuring charges (to the extent provided for as an add-back pursuant to the definitions of "Adjusted Operating Income" or "Cumulative Adjusted Consolidated Net

Income") shall not exceed $337,000,000 in the aggregate (determined on a pre-tax basis), of which no more than approximately $220,000,000 (determined on a pre-tax basis) shall be characterized as cash restructuring charges.

                  "Post-Merger Capital Costs" shall mean certain capital expenditures actually made, accrued or recorded by Parent and its Subsidiaries during the period commencing on the Third Restatement Effective Date and ending on July 30, 2006 in connection with the reconfiguration of plants, the updating of certain hardware and software, related consulting activities and other merger related activities following the consummation of the Combination Transactions; provided that the aggregate amount of such capital expenditures (to the extent excluded from the determination of "Consolidated Fixed Charges" pursuant to the definition thereof) shall not exceed $170,000,000 in the aggregate.

                  "Pounds Sterling" shall mean freely transferable lawful money of the United Kingdom (expressed in Pounds Sterling).

                  "Pro Forma Basis" shall mean, in connection with any calculation of compliance with any financial covenant or financial term, the calculation thereof after giving effect on a pro forma basis to (x) the incurrence of any Indebtedness (other than revolving Indebtedness, except to the extent same is incurred to refinance other outstanding Indebtedness or to finance a Permitted Investment) after the first day of the relevant Test Period as if such Indebtedness had been incurred (and the proceeds thereof applied) on the first day of the relevant Test Period, (y) the permanent repayment of any Indebtedness (other than revolving Indebtedness except to the extent accompanied by a corresponding permanent commitment reduction) after the first day of the relevant Test Period as if such Indebtedness had been retired or redeemed on the first day of the relevant Test Period and/or (z) the Permitted Investment, if any, then being consummated as well as any other Permitted Investment consummated after the first day of the relevant Test Period and on or prior to the date of the respective Permitted Investment then being effected, as the case may be, with the following rules to apply in connection therewith:

                  (i) all Indebtedness (x) (other than revolving Indebtedness, except to the extent same is incurred to refinance other outstanding Indebtedness or to finance a Permitted Investment) incurred or issued after the first day of the relevant Test Period (whether incurred to finance a Permitted Investment, to refinance Indebtedness or otherwise) shall be deemed to have been incurred or issued (and the proceeds thereof applied) on the first day of the respective Test Period and remain outstanding through the date of determination and (y) (other than revolving Indebtedness except to the extent accompanied by a corresponding permanent commitment reduction) permanently retired or redeemed after the first day of the relevant Test Period shall be deemed to have been retired or redeemed on the first day of the respective Test Period and remain retired through the date of determination;

                  (ii) all Indebtedness assumed to be outstanding pursuant to preceding clause (i) shall be deemed to have borne interest at (x) the rate applicable thereto, in the case of fixed rate indebtedness, or (y) at the rate which would have been applicable thereto on the last day of the respective Test Period, in the case of floating rate Indebtedness (although interest expense with respect to any Indebtedness for periods while same was actually outstanding during the respective period shall be calculated using the actual rates applicable thereto while same was actually outstanding); and

                  (iii) in making any determination of Adjusted Operating Income, pro forma effect shall be given to any Permitted Investment consummated during the periods described above, with such Adjusted Operating Income to be determined as if such Permitted Investment was consummated on the first day of the relevant Test Period, but without taking into account any pro forma cost savings and expenses.

                  "Pro Forma Financial Statements" shall have the meaning provided in Section 5.01K.

                  "Qualified Stub Notes" shall mean Stub Notes with no scheduled principal payment due prior to the Facility Maturity Date.

                  "Quarterly Payment Date" shall mean the third Business Day following the last day occurring in each of March, June, September and December.

                  "Rating Agency" shall mean each of S&P and Moody's.

                  "Real Property" of any Person shall mean all the right, title and interest of such Person in and to land, improvements and fixtures, including leaseholds.

                  "Reference Rate" shall mean, at any time, the higher of (x) the rate which is 1/2 of 1% in excess of the Federal Funds Rate and (y) the Base Rate as in effect from time to time.

                  "Reference Rate Loan" shall mean each Revolving Loan or Swingline Loan bearing interest at the rates provided in Section 1.08(a).

                  "Refinancing Senior Notes" shall mean one or more issuances of senior notes issued by the Borrower, all of the terms and conditions of which (and of the indenture governing the same) are substantially identical to (or, from the perspective of the Lenders, more favorable than) those applicable to the Existing Senior Notes (and the indenture governing the same), regardless of the repayment and/or termination thereof; provided that, in any event, the interest rate, tenor and principal amount of any such senior notes may differ from that of any issuance of Existing Senior Notes.

                  "Register" shall have the meaning provided in Section
12.04(f).

                  "Regulation D" shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

                  "Regulation U" shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

                  "Related Parties" means, with respect to any specified Person, such Person's Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person's Affiliates.

                  "Relevant Guaranteed Obligations" shall mean (i) as to the Borrower, (x) all obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due) and liabilities of each Guaranteed Party owing under any Secured Credit Card Agreement entered into by such Guaranteed Party with any Credit Card Issuer, whether now in existence or hereafter arising, and the due performance and compliance by each Guaranteed Party with all terms, conditions and agreements contained therein and (y) all obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due) and liabilities of each Guaranteed Party owing under any Hedging Agreement entered into by such Guaranteed Party with any Guaranteed Creditor, whether now in existence or hereafter arising, and the due performance and compliance by each Guaranteed Party with all terms, conditions and agreements contained therein and (ii) as to Parent, (x) the principal and interest on each Note issued to each Lender, and all Loans made, under this Agreement, all reimbursement obligations and Unpaid Drawings with respect to Letters of Credit, together with all the other obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due) and liabilities (including, without limitation, indemnities, fees and interest thereon) of the Borrower to any Guaranteed Creditor now existing or hereafter incurred under, arising out of or in connection with this Agreement and each other Credit Document and the due performance and compliance by the Borrower with all the terms, conditions and agreements contained in this Agreement and each other Credit Document to which it is a party, (y) all obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due) and liabilities of the Borrower and each other Guaranteed Party owing under each Secured Credit Card Agreement entered into by the Borrower or such Guaranteed Party with any Credit Card Issuer, whether now in existence or hereafter arising, and the due performance and compliance by the Borrower and each other Guaranteed Party with all terms, conditions and agreements contained therein and (z) all obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due) and liabilities of the Borrower and each other Guaranteed Party owing under each Hedging Agreement entered into by the Borrower or such Guaranteed Party with any Guaranteed Creditor (including the Existing Interest Rate Swap Agreement), whether now in existence or hereafter arising, and the due performance and compliance by the Borrower and each other Guaranteed Party with all terms, conditions and agreements contained therein.

                  "Replaced Lender" shall have the meaning provided in Section 1.14.

                  "Replacement Lender" shall have the meaning provided in
Section 1.14.

                  "Reportable Event" shall mean an event described in Section 4043(c) of ERISA with respect to a Plan as to which the 30-day notice requirement has not been waived by the PBGC.

                  "Required Lenders" shall mean Non-Defaulting Lenders the sum of whose outstanding Revolving Commitments (or after the termination thereof, outstanding Revolving Loans and Percentages of (x) outstanding Swingline Loans and (y) Letter of Credit Outstandings) represent an amount greater than 50% of the sum of the Revolving Commitments of all Non-Defaulting Lenders (or after the termination thereof, the sum of then total outstanding Revolving Loans of Non-Defaulting Lenders and the aggregate Percentages of all Non-Defaulting Lenders of the total outstanding Swingline Loans and Letter of Credit Outstandings at such time).

                  "Returns" shall have the meaning provided in Section 6.10.

                  "Revolving Loan" shall have the meaning provided in Section 1.01(A).

                  "Revolving Note" shall have the meaning provided in Section 1.05(a).

                  "Reynolds Tobacco" shall mean (i) at any time on or prior to the date of the consummation of the Combination Transactions, R.J. Reynolds Tobacco Company, a New Jersey corporation and (ii) thereafter, B&W Opco, as a surviving corporation of the merger described in clause (viii) of the definition of "Combination Transactions".

                  "S&P" shall mean Standard & Poor's Ratings Services, a division of McGraw-Hill, Inc., or any successor thereto.

                  "Santa Fe" shall mean Santa Fe Natural Tobacco Company, Inc., a New Mexico corporation.

                  "Santa Fe Intercompany Note" shall mean, collectively, (i) that certain promissory note, dated as of June 4, 2003 and due January 31, 2022, issued by Santa Fe to the Borrower in an initial principal amount of $314,000,000, (ii) that certain promissory note, dated as of April 2, 2003, issued by Santa Fe to the Borrower in an initial principal amount of $2,632,018.29 and (iii) that certain promissory note, dated as of April 2, 2003, issued by Santa Fe to the Borrower in an initial principal amount of Euro 7,240,500.

                  "SEC" shall have the meaning provided in Section 7.01(f).

                  "SEC Regulation D" shall mean Regulation D as promulgated under the Securities Act of 1933, as amended, as the same may be in effect from time to time.

                  "Second Amended and Restated Credit Agreement" shall have the meaning provided in the first recital of this Agreement.

                  "Secured Credit Card Agreement" shall have the meaning provided in the Security Agreement.

                  "Secured Creditors" shall mean and include, with respect to any Collateral, (i) all Lenders (including in their capacity as Letter of Credit Issuers, Swingline Lenders, Credit Card Issuers or parties to Hedging Agreements) and their affiliates and other Hedging Agreements parties as provided in the Security Documents and (ii) all holders of Existing Senior Notes and Refinancing Senior Notes, in each case, to the extent the Lien sharing provisions of the Existing Senior Notes or the Refinancing Senior Notes, as the case may be, require them to be secured by such Collateral.

                  "Security Agreement" shall have the meaning provided in
Section 5.01O.

                  "Security Document" shall mean and include (i) each of the Security Agreement, the Pledge Agreement and each Mortgage entered into on the Third Restatement Effective Date (or, thereafter, pursuant to Section 12.19) until the same are terminated in accordance with their terms, (ii) after the execution and delivery thereof, each Additional Security Document, until the same are terminated in accordance with their terms and (iii) upon the occurrence of a new Trigger Event after the Third Restatement Effective Date, the pledge agreements, security agreements and mortgages entered into (or required to be entered into) pursuant to Section 7.10(b).

                  "Senior Managing Agent" shall mean and include JPMCB and Citibank and any successor to either thereof appointed pursuant to Section 11.09, it being understood that such term, when used herein, shall include JPMCB or Citibank, as the case may be, acting in its capacity as Administrative Agent, Collateral Agent or Syndication Agent, as applicable.

                  "SPC" shall have the meaning provided in Section 12.04.

                  "Specified Subsidiaries" shall mean GMB and FHS.

                  "Stated Amount" of any Letter of Credit shall mean the maximum amount available to be drawn thereunder, determined without regard to whether any conditions to drawing could then be met.

                  "Stub Notes" shall mean any outstanding senior notes of the Borrower issued on or prior to June 30, 2004, which Stub Notes aggregated approximately $140,000,000 in outstanding principal amount on the Third Restatement Effective Date.

                  "Subsidiary" of any Person shall mean and include (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (ii) any partnership, association, joint venture or other entity in which such Person directly or indirectly through Subsidiaries has more than a 50% equity interest at the time. Unless otherwise expressly provided, all references herein to "Subsidiary" shall mean a Subsidiary of Parent.

                  "Subsidiary Guarantor" shall mean (i) each Material Subsidiary of Parent as of the Third Restatement Effective Date (other than the Borrower, CMSI, Lane and Santa Fe) and (ii) each other Subsidiary of Parent created, established or acquired after the Third Restatement Effective Date which executes and delivers the Subsidiary Guaranty, unless and until such time as the respective Subsidiary ceases to constitute a Subsidiary or is released from all of its obligations under the Subsidiary Guaranty in accordance with the terms and provisions thereof.

                  "Subsidiary Guaranty" shall have the meaning provided in
Section 5.01L.

                  "Swingline Commitment" shall mean, at any time, for each Swingline Lender, the lesser of (x) the Commitment of such Swingline Lender (in its capacity as a Lender) at such time and (y) $15,000,000.

                  "Swingline Lender" shall mean and include each of JPMCB, Citibank. GECC and Mizuho, in each case, so long as such entity remains a Lender hereunder.

                  "Swingline Loans" shall have the meaning provided in Section 1.01(B).

                  "Swingline Maturity Date" of any Swingline Lender shall mean the date which is five Business Days prior to the Maturity Date for the Commitments and Revolving Loans of such Swingline Lender.

                  "Swingline Note" shall have the meaning provided in Section 1.05(a).

                  "Syndication Agents" shall mean Citibank and GECC acting in their respective capacities as syndication agents hereunder.

                  "Taxes" shall have the meaning provided in Section 4.04(a).

                  "Tax Sharing Agreement" shall have the meaning provided in
Section 5.01S.

                  "Test Period" shall mean each period of four consecutive fiscal quarters then last ended, in each case taken as one accounting period. Notwithstanding anything to the contrary contained above or in Section 13.07 or otherwise required by GAAP, in the case of any Test Period ending prior to the first anniversary of the Third Restatement Effective Date, such period shall be a one-year period ending on the last day of the fiscal quarter last ended, with any calculations of Consolidated Fixed Charges and Adjusted Operating Income required in determining compliance with Section 8.07 or 8.08 to be made on a pro forma basis in accordance with, and to the extent provided in, the immediately succeeding sentences. To the extent the respective Test Period (i) includes the fiscal quarter of the Borrower ended December 31, 2003, Consolidated Fixed Charges and Adjusted Operating Income for such fiscal quarter shall be deemed to be $348,000,000 and $297,000,000, respectively, (ii) includes the fiscal quarter of the Borrower ended March 31, 2004, Consolidated Fixed Charges and Adjusted Operating Income for such fiscal quarter shall be deemed to be $116,000,000 and $413,000,000, respectively, (iii) includes the fiscal quarter ended June 30, 2004, Consolidated Fixed Charges and Adjusted Operating Income shall be determined by taking actual Consolidated Fixed Charges or Adjusted Operating Income, as the case may be, determined in accordance with the respective definition therefor for such fiscal quarter (as if Parent had been formed and the Transaction had been consummated prior to the first day of such fiscal quarter) and (iv) includes the fiscal quarter ended September 30, 2004, Consolidated Fixed Charges and Adjusted Operating Income shall be determined by taking actual Consolidated Fixed Charges or Adjusted Operating Income, as the case may be, determined in accordance with the respective definition therefor for such fiscal quarter (as if Parent had been formed and the Transaction had been consummated prior to the first day of such fiscal quarter); provided that any additional adjustments required by the definition of Pro Forma Basis for occurrences after the Third Restatement Effective Date shall also be made.

                  "Third Restatement Effective Date" shall have the meaning provided in Section 5.01.

                  "Third Restatement Execution Date" shall have the meaning provided in Section 12.10.

                  "Total Commitment" shall mean, at any time, the sum of the Commitments of each Lender at such time.

                  "Total Swingline Commitment" shall mean, at any time, the sum of the Swingline Commitments of each of the Swingline Lenders at such time, provided that the Total Swingline Commitment shall not at any time exceed the Total Commitment.

                  "Total Unutilized Commitment" shall mean, at any time, the excess of (x) the Total Commitment at such time over (y) the sum of (i) the aggregate outstanding principal amount of all Revolving Loans and Swingline Loans at such time and (ii) the Letter of Credit Outstandings at such time.

                  "Transaction" shall mean, collectively, (i) the consummation of the Combination Transactions, (ii) the entering into of this Agreement and the related Credit Documents, (iii) the occurrence of the Third Restatement Effective Date, and (iv) the payment of all fees and expenses incurred in connection with the foregoing.

                  "Trigger Event" shall mean that the Applicable Credit Rating issued by each Rating Agency is at least one level below the Minimum Investment Grade Rating or that the Applicable Credit Rating issued by either Rating Agency is at least two levels below the Minimum Investment Grade Rating.

                  "Type" shall mean any type of Loan determined with respect to the interest option applicable thereto, i.e., a Reference Rate Loan or Eurodollar Loan.

                  "UCC" shall mean the Uniform Commercial Code.

                  "Unaudited Pro Forma Condensed Combined Financial Statements-Integration Basis" shall have the meaning provided in Section 5.01K

                  "Unfunded Current Liability" of any Plan shall mean the amount, if any, by which the present value of the accrued benefits under such Plan as of the close of its most recent plan year, determined in accordance with Statement of Financial Accounting Standards No. 35, based upon the actuarial assumptions used by such Plan's actuary in the most recent annual valuation of such Plan, exceeds the fair market value of the assets allocable thereto, determined in accordance with Section 412 of the Code.

                  "Unpaid Drawing" shall have the meaning provided in Section 2.04(a).

                  "U.S. Dollars" shall mean freely transferable lawful money of the United States of America.

                  "Wholly-Owned Domestic Subsidiary" shall mean, as to any Person, any Wholly-Owned Subsidiary of such Person that is a Domestic Subsidiary of such Person.

                  "Wholly-Owned Subsidiary" of any Person shall mean any Subsidiary of such Person to the extent all of the capital stock or other ownership interests in such Subsidiary, other than directors' or nominees' qualifying shares, is owned directly or indirectly by such Person.

                  "Written" or "in writing" shall mean any form of written communication or a communication by means of telex, telecopier device, telegraph or cable.

                  SECTION 11. The Senior Managing Agents.

                  11.01 Appointment. Each Lender hereby irrevocably designates and appoints JPMCB and Citibank, as Senior Managing Agents (such term as used in this Section 11 to include each Senior Managing Agent acting as Administrative Agent or Syndication Agent, as applicable, and the Administrative Agent acting as Collateral Agent) for such Lender to act as specified herein and in the other Credit Documents, and each such Lender hereby irrevocably authorizes JPMCB and Citibank, as the Senior Managing Agents for such Lender, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the respective Senior Managing Agents by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. Each Senior Managing Agent agrees to act as such upon the express conditions contained in this Section 11. Notwithstanding any provision to the contrary elsewhere in this Agreement, no Senior Managing Agent shall have any duties or responsibilities, except those expressly set forth herein or in the other Credit Documents, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against any Senior Managing Agent. The provisions of this
Section 11 are solely for the benefit of the Senior Managing Agents and the Lenders, and no Credit Party shall have any rights as a third party beneficiary of any of the provisions hereof, provided that the Borrower shall have the rights granted to it pursuant to Section 11.09. In performing its functions and duties under this Agreement and each other Credit Document, each Senior Managing Agent shall act solely as agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation or relationship of agency or trust with or for either Credit Party. No Lender which is a Syndication Agent (other than Citibank), Documentation Agent, Managing Agent, Co-Agent, Participant, Joint Lead Arranger or Joint Bookrunner (as such Lender may be designated as such pursuant to the signature pages hereto) shall have any duties or obligations in its capacity as such under this Agreement.

                  11.02 Delegation of Duties. Each Senior Managing Agent may execute any of its duties under this Agreement or any other Credit Document by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Senior Managing Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care except to the extent otherwise required by Section 11.03.

                  11.03 Exculpatory Provisions. No Senior Managing Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Credit Document (except for its or such Person's own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable decision) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by Parent, any Subsidiary or any of their respective officers contained in this Agreement, any other Credit Document or in any certificate, report, statement or other document referred to or provided for in, or received by any Senior Managing Agent under or in connection with, this Agreement or any other Credit Document or for any failure of Parent or any Subsidiary or any of their respective officers to perform its obligations hereunder or thereunder. No Senior Managing Agent shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement, or to inspect the properties, books or records of Parent or any Subsidiary. No Senior Managing Agent shall be responsible to any Lender for the effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement or any Credit Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statement or in any financial or other statements, instruments, reports, certificates or any other documents in connection herewith or therewith furnished or made by any Senior Managing Agent to the Lenders or by or on behalf of Parent or any Subsidiary to any Senior Managing Agent or any Lender or be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained herein or therein or as to the use of the proceeds of the Loans or Letters of Credit or of the existence or possible existence of any Default or Event of Default.

                  11.04 Reliance by Senior Managing Agents. Each Senior Managing Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, facsimile transmission, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Credit Parties), independent accountants and other experts selected by such Senior Managing Agent. Each Senior Managing Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Credit Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Senior Managing Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Credit Documents in accordance with a request of the Required Lenders (or to the extent specifically provided in Section 12.12, all the Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

                  11.05 Notice of Default. No Senior Managing Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless such Senior Managing Agent has received notice from a Lender or either Credit Agreement Party referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that any Senior Managing Agent receives such a notice, such Senior Managing Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

                  11.06 Non-Reliance on Senior Managing Agents and Other Lenders. Each Lender expressly acknowledges that no Senior Managing Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Senior Managing Agent hereafter taken, including any review of the affairs of Parent or any Subsidiary, shall be deemed to constitute any representation or warranty by any Senior Managing Agent to any Lender. Each Lender represents to each Senior Managing Agent that it has, independently and without reliance upon any Senior Managing Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of Parent and its Subsidiaries and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Senior Managing Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigation as it deems necessary to inform itself as to the business, assets, operations, property, financial and other condition, prospects and creditworthiness of Parent and its Subsidiaries. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, no Senior Managing Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, assets, property, financial and other conditions, prospects or creditworthiness of Parent or any of its Subsidiaries which may come into the possession of such Senior Managing Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

                  11.07 Indemnification. The Lenders agree to indemnify each Senior Managing Agent in its capacity as such ratably according to their aggregate Commitments (or, if the Total Commitment has been terminated, their aggregate Commitments as in effect immediately prior to such termination), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, reasonable expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Obligations) be imposed on, incurred by or asserted against such Senior Managing Agent in its capacity as such in any way relating to or arising out of this Agreement or any other Credit Document, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted to be taken by any Senior Managing Agent under or in connection with any of the foregoing, but only to the extent that any of the foregoing is not paid by Parent or any of its Subsidiaries; provided that no Lender shall be liable to any Senior Managing Agent for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from such Senior Managing Agent's gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision). If any indemnity furnished to any Senior Managing Agent for any purpose shall, in the opinion of such Senior Managing Agent, be insufficient or become impaired, such Senior Managing Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished. The agreements in this Section 11.07 shall survive the payment of all Obligations.

                  11.08 Senior Managing Agents in Their Individual Capacities. Each Senior Managing Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with Parent and/or any of its Subsidiaries as though such Senior Managing Agent were not a Senior Managing Agent hereunder. With respect to the Loans made by it, Letters of Credit issued by it and all Obligations owing to it, each Senior Managing Agent shall have the same rights and powers under this Agreement and each other Credit Document as any Lender and may exercise the same as though it were not a Senior Managing Agent, and the terms "Lender" and "Lenders" shall include each Senior Managing Agent in its individual capacity.

                  11.09 Successor Senior Managing Agents, etc.

                  (a) Each Senior Managing Agent may resign from the performance of all its functions and duties hereunder and/or under the other Credit Documents (including, without limitation, its functions and duties as Collateral Agent) at any time by giving 30 Business Days' prior written notice to the Lenders and, unless a Default or an Event of Default under Section 10.05 then exists, the Borrower. Any such resignation by a Senior Managing Agent hereunder shall also constitute its resignation (if applicable) as a Letter of Credit Issuer and Swingline Lender, in which case the resigning Senior Managing Agent
(x) shall not be required to issue any further Letters of Credit or make any additional Swingline Loans hereunder and (y) shall maintain all of its rights as Letter of Credit Issuer or Swingline Lender, as the case may be, with respect to any Letter of Credit issued by it, or Swingline Loans made by it, prior to the date of such resignation. Such resignation shall take effect upon (i) in the case of the Senior Managing Agent serving as Administrative Agent and/or Collateral Agent, the appointment of a successor Senior Managing Agent pursuant to clauses (b) and (c) below or as otherwise provided below and (ii) in the case of any other Senior Managing Agent, on such 30th Business Day following delivery of the notice described above.

                  (b) Upon any such notice of resignation by a Senior Managing Agent then serving as Administrative Agent and Collateral Agent, the Required Lenders shall appoint a successor Senior Managing Agent hereunder and/or under the other Credit Documents which shall be a commercial bank or trust company acceptable to the Borrower, which acceptance shall not be unreasonably withheld or delayed (provided that the Borrower's approval shall not be required if an Event of Default then exists).

                  (c) If a successor Senior Managing Agent shall not have been so appointed within such 30 Business Day period as contemplated by preceding clause (b), the Administrative Agent, with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed, provided that the Borrower's consent shall not be required if an Event of Default then exists), shall then appoint a successor Senior Managing Agent who shall serve as Senior

Managing Agent hereunder and/or under the other Credit Documents until such time, if any, as the Required Lenders appoint a successor Senior Managing Agent as provided above.

                  (d) If no successor Senior Managing Agent has been appointed pursuant to clause (b) or (c) above by the 30th Business Day after the date such notice of resignation was given by such Senior Managing Agent, such Senior Managing Agent's resignation shall become effective and the Required Lenders shall thereafter perform all the duties of such Senior Managing Agent hereunder and/or under any other Credit Document until such time, if any, as the Lenders appoint a successor Senior Managing Agent as provided above.

                  (e) Upon a resignation of any Senior Managing Agent pursuant to this Section 11.09, such Senior Managing Agent shall remain indemnified to the extent provided in this Agreement and the other Credit Documents and the provisions of this Section 11 shall continue in effect for the benefit of such Senior Managing Agent for all of its actions and inactions while serving as such Senior Managing Agent.

                  SECTION 12. Miscellaneous.

                  12.01 Payment of Expenses, etc. (a) Each Credit Agreement Party jointly and severally agrees to: (i) pay all reasonable out-of-pocket costs and expenses of (x) the Senior Managing Agents, whether or not the transactions herein contemplated are consummated, in connection with the negotiation, preparation, execution and delivery of the Credit Documents and the documents and instruments referred to therein and any amendment, waiver or consent relating thereto (including, without limitation, the reasonable fees and disbursements of White & Case LLP), (y) each Letter of Credit Issuer incurred in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (z) each Senior Managing Agent, each Letter of Credit Issuer, each Swingline Lender and each of the Lenders in connection with the enforcement of or protection of its rights under the Credit Documents and the documents and instruments referred to therein (including, without limitation, the reasonable fees and disbursements of counsel for each Senior Managing Agent and for each of the Lenders incurred during any workout, restructuring or negotiations in respect of any Credit Event); (ii) pay and hold each of the Lenders harmless from and against any and all present and future stamp and other similar taxes with respect to the foregoing matters and save each of the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to such Lender) to pay such taxes; and (iii) indemnify each Senior Managing Agent, the Administrative Agent, each Syndication Agent, the Collateral Agent, each Letter of Credit Issuer, each Swingline Lender and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an "Indemnitee") against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Credit Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the Transaction or any other transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Letter of Credit Issuer to honor a demand for payment under a

Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned, leased or operated by Parent or any of its Subsidiaries, or any Environmental Liability related in any way to Parent or any of its Subsidiaries, or (iv) any actual or prospective claims, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or wilful misconduct of such Indemnitee. To the extent that the undertaking to indemnify, pay or hold harmless any Senior Managing Agent, the Administrative Agent, the Collateral Agent, any Letter of Credit Issuer or any Lender set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the respective Credit Agreement Party shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law.

                  (b) To the extent that either Credit Agreement Party fails to pay any amount required to be paid by it to any Senior Managing Agent, the Administrative Agent, the Collateral Agent, any Letter of Credit Issuer or any Swingline Lender under paragraph (a) of this Section, each Lender severally agrees to pay to such Senior Managing Agent, the Administrative Agent, the Collateral Agent, such Letter of Credit Issuer or such Swingline Lender, as the case may be, such Lender's applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claims, damage, liability or related expense, as the case may be, was incurred by or asserted against such Senior Managing Agent, the Administrative Agent, the Collateral Agent, such Letter of Credit Issuer or such Swingline Lender in its capacity as such.

                  (c) To the extent permitted by applicable law, no Credit Agreement Party shall assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any Credit Document or any agreement or instrument contemplated thereby, the Transaction, any Loan or Letter of Credit or the use of the proceeds thereof.

                  (d) All amounts due under this Section shall be payable promptly after written demand therefor.

                  12.02 Right of Setoff. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence of an Event of Default, each Lender and each of its Affiliates is hereby authorized at any time or from time to time, to the fullest extent permitted by law, without presentment, demand, protest or other notice of any kind to any Credit Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special, time or demand, provisional or final) and any other obligations at any time held or owing by such Lender of Affiliate (including, without limitation, by branches and agencies of such Lender wherever located) to or for the credit or the account of any Credit Party against and on account of the Obligations and liabilities of such Credit Party to such Lender under this Agreement or under any of the other Credit Documents, including, without limitation, all interests in Obligations of such Credit Party purchased by such Lender pursuant to Section 12.06(b), and all other claims of any nature or description arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not such Lender shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

                  12.03 Notices. (a) Except as otherwise expressly provided herein (including Section 12.03(b) below), all notices and other communications provided for hereunder shall be in writing (including telegraphic, telex, facsimile transmission or cable communication) and mailed, telegraphed, telexed, telecopied, cabled or delivered, if to a Credit Party, at the address specified opposite its signature below or in the other relevant Credit Documents, as the case may be; if to any Lender, at its address specified for such Lender on Annex II hereto or its Administrative Questionnaire; or, at such other address as shall be designated by any party in a written notice to the other parties hereto. All such notices and communications shall be telegraphed, telexed, telecopied, or cabled or sent by overnight courier, and shall be effective when received.

                  (b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Sections 1, 2, 3 or 4 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

                  12.04 Benefit of Agreement. (a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto, provided that (i) no Credit Agreement Party may assign or transfer any of its interests hereunder, except to the extent any such assignment results from the consummation of a transaction permitted under Section 8.02, without the prior written consent of each of the Lenders (and any attempted assignment or transfer by either Credit Agreement Party without such consent shall be null and void) and (ii) the rights of each Lender to transfer, assign or grant participations in its rights and/or obligations hereunder shall be limited as set forth below in this Section 12.04. Notwithstanding the foregoing or anything else in this Section 12.04, any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided however that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

                  (b) Each Lender shall have the right to transfer, assign or grant participations in all or any part of its remaining rights and obligations hereunder on the basis set forth below in this clause (b).

                  (A) Assignments. At any time, each Lender may assign pursuant to an Assignment Agreement substantially in the form of Exhibit E-2 hereto (each, an "Assignment Agreement") all or a portion of its rights and obligations hereunder (including all or a portion of its Commitment, Swingline Commitment and the Loans at the time owing to it) pursuant to this clause (b)(A) to one or more Lenders and/or their affiliates and/or one or more Eligible Transferees, in any such case with the prior written consent (such consent not to be unreasonably withheld or delayed) of the Borrower, the Administrative Agent and each Letter of Credit Issuer, provided that the consent of the Borrower shall not be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee. Each assignment shall be subject to the following additional conditions:

                  (I) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender's Commitment, Swingline Commitment or Loans of any Class, the amount of the Commitment, Swingline Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000, unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

                  (II) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender's rights and obligations in respect of one Class of Commitments or Loans; and

                  (III) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and a written notice in the form of Exhibit E-1 hereto from the assigning Lender and the assignee Lender.

Any assignment to another Lender pursuant to this clause (b)(A) will become effective upon the payment to the Administrative Agent by (I) either the assigning or the assignee Lender or (II) in the case of an assignment pursuant to Section 1.14, the Replacement Lender, of a nonrefundable assignment fee of $3,500, the satisfaction of clause (III) of the preceding sentence (if applicable), the receipt of any written consents to such assignment required above and the recording by the Administrative Agent of such assignment, and the resultant effects thereof on the Commitments of the assigning Lender and the assignee Lender, in the Register, the Administrative Agent hereby agreeing to effect such recordation no later than five Business Days after its receipt of a written notification by the assigning Lender and the assignee Lender of the proposed assignment, provided that the Administrative Agent shall not be required to (but may if it so elects) so record any assignment in the Register on or after the date on which any proposed amendment, modification or supplement in respect of this Agreement has been circulated to the Lenders for approval until the earlier of (x) the effectiveness of such amendment, modification or supplement in accordance with Section 12.12 or (y) 30 days following the date on which such proposed amendment, modification or supplement was circulated to the Lenders. Upon the effectiveness of any assignment pursuant to this clause (b)(A), (x) the assignee will become a "Lender" for all purposes of this Agreement and the other Credit Documents with a Commitment as so recorded by the Administrative Agent in the Register, and to the extent of such assignment, the assigning Lender shall be relieved of its obligations hereunder with respect to the portion of its Commitment being assigned, (y) Annex I shall be deemed to be amended to reflect the Commitment of the respective assignee and of the other Lenders and (z) the Borrower shall issue new Notes (in exchange for the Note of the assigning Lender) to the assigning Lender (to the extent such Lender's Commitment is not reduced to zero as a result of such assignment) and to the assignee Lender, in each case to the extent requested by the assigning Lender or assignee Lender, as the case may be, in conformity with the requirements of Section 1.05 to the extent needed to reflect the revised Commitments of such Lenders. The Administrative Agent will
(x) notify each Letter of Credit Issuer within 5 Business Days of the effectiveness of any assignment hereunder and (y) prepare on the last Business Day of each calendar quarter during which an assignment has become effective pursuant to this clause (b)(A) a new Annex I giving effect to all such assignments effected during such quarter and will promptly provide same to the Borrower and each of the Lenders. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

                  (B) Participations. Each Lender may transfer, grant or assign participations in all or any part of such Lender's interests and obligations hereunder pursuant to this clause (b)(B) to any Eligible Transferee, provided that (i) such Lender shall remain a "Lender" for all purposes of this Agreement and the transferee of such participation shall not constitute a Lender hereunder and (ii) no participant under any such participation shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (u) extend the scheduled final maturity of any Loan, Commitment or Note, or any portion thereof, in which such participant is participating, (v) reduce the interest rate or extend the time of payment of interest (other than as a result of waiving the applicability of any post-default increase in interest rates) or Fees applicable to any of the Loans, Commitments or Letters of Credit or reduce the principal amount thereof, (w) release Parent or Reynolds Tobacco from its Guaranty, (x) at any time Collateral is pledged pursuant to the Security Documents release (other than pursuant to the automatic release provided for in Section 7.10 or as otherwise expressly permitted by the Security Documents) all or substantially all of the Collateral, (y) amend, modify or waive any provision of this clause (B) (other than technical amendments which do not adversely affect the rights of any Lender) or (z) consent to the assignment or transfer by any Credit Agreement Party of any of its rights and obligations under this Agreement. In the case of any such participation, the participant shall not have any rights under this Agreement or any of the other Credit Documents (the participant's rights against the granting Lender in respect of such participation to be those set forth in the agreement with such Lender creating such participation) and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not sold such participation, provided that such participant shall be entitled to receive additional amounts under Sections 1.10, 1.11, 2.05 and 4.04 on the same basis as if it were a Lender. In addition, each agreement creating any participation must include an agreement by the participant to be bound by the provisions of Section 12.15 and such participant shall have executed a confidentiality agreement in the form of Exhibit F hereto.

                  (c) Notwithstanding any other provisions of this Section 12.04, no transfer or assignment of the interests or obligations of any Lender hereunder or any grant of participations therein shall be permitted if such transfer, assignment or grant would require the Borrower or any Guarantor to file a registration statement with the SEC or to qualify the Loans under the "Blue Sky" laws of any State.

                  (d) Each Lender initially party to this Agreement hereby represents, and each Person that becomes a Lender pursuant to an assignment permitted by the preceding clause (b)(A) will upon its becoming party to this Agreement represent, that it is an Eligible Transferee which makes loans in the ordinary course of its business and that it will make or acquire Loans for its own account in the ordinary course of such business, provided that, subject to the preceding clauses (a) through (c), the disposition of any promissory notes or other evidences of or interests in Indebtedness held by such Lender shall at all times be within its exclusive control.

                  (e) Notwithstanding anything to the contrary contained herein, any Lender (a "Granting Lender") may grant to a special purpose funding vehicle (each, an "SPC") of such Granting Lender, identified as such in writing from time to time by the respective Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to Section 1.01(A), provided that (i) nothing herein shall constitute a commitment to make any Loan by any SPC and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the respective Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the respective Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that (x) no SPC shall be liable for any payment under this Agreement for which a Lender would otherwise be liable and (y) the Granting Lender for any SPC shall be (and hereby agrees that it is) liable for any payment under this Agreement for which the SPC would be liable in the absence of preceding clause (x). In furtherance of the foregoing, each party hereto hereby agrees that, prior to the date that is one year and one day after the payment in full of all outstanding senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or similar proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 12.04, any SPC may (i) with notice to, but without the prior written consent of, the Borrower or the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to its Granting Lender or to any financial institutions (if consented to by the Borrower and the Administrative Agent) providing liquidity and/or credit facilities to or for the account of such SPC to fund the Loans made by such SPC or to support the securities (if any) issued by such SPC to fund such Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of a surety, guarantee or credit or liquidity enhancement to such SPC.

                  (f) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one its offices a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and Unpaid Drawings owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, each Letter of Credit Issuer and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Letter of Credit Issuer and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

                  12.05 No Waiver; Remedies Cumulative. No failure or delay on the part of any Senior Managing Agent, the Administrative Agent, any Letter of Credit Issuer or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between any Credit Party and any Senior Managing Agent, the Administrative Agent, any Letter of Credit Issuer or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies which any Senior Managing Agent, the Administrative Agent, any Letter of Credit Issuer or any Lender would otherwise have. No notice to or demand on any Credit Party in any case shall entitle such Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Senior Managing Agents, the Administrative Agent, the Letter of Credit Issuers or the Lenders to any other or further action in any circumstances without notice or demand. No waiver of any provision of this Agreement or consent to any departure by any Credit Agreement Party therefrom shall in any event be effective unless the same shall be permitted by Section 12.12, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality for the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, any Lender or any Letter of Credit Issuer may have had notice or knowledge of such Default or Event of Default at the time.

                  12.06 Payments Pro Rata. (a) The Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of any Credit Party in respect of any Obligations of such Credit Party, it shall, except as otherwise provided in this Agreement, distribute such payment to the Lenders pro rata based upon their respective shares, if any, of the Obligations with respect to which such payment was received.

                  (b) Each of the Lenders agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or Lender's lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents, or otherwise) which is applicable to the payment of the principal of, or interest on, the Loans or Fees, of a sum which with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligations then owed and due to such Lender bears to the total of such Obligations then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash (without recourse or warranty) from the other Lenders an interest in the Obligations of the respective Credit Party to such Lenders in such amount as shall result in a proportional participation by all of the Lenders in such amount; provided that if all or any portion of such excess amount is thereafter recovered from such Lender, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

                  12.07 Calculations; Computations. (a) The financial statements to be furnished to the Lenders pursuant hereto shall be made and prepared in accordance with GAAP consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by the Borrower to the Lenders); provided that, except as otherwise specifically provided herein, all computations determining compliance with Section 8, including definitions used therein, shall utilize accounting principles and policies in effect at the time of the preparation of, and in conformity with those used to prepare, the financial statements for the fiscal year of the Borrower ended December 31, 2003 delivered to the Lenders pursuant to Section 7.01(b), provided that in the event GAAP shall be modified from that in effect at the time of the preparation of such financial statements, Parent shall be entitled to utilize GAAP, as so modified, for purposes of such computations to the extent that (x) Parent gives the Lenders 30 days' prior written notice of such proposed modification and (y) prior thereto the Borrower and the Majority SMA shall have agreed upon adjustments, if any, to Sections 8.03(o), 8.04(m), 8.05, 8.07 and 8.08 (and the definitions used therein), the sole purpose of which shall be to give effect to such proposed change (it being understood and agreed that to the extent that Parent and the Majority SMA cannot agree on appropriate adjustments to such Sections (or that no adjustments are necessary), the proposed change may not be effected); and provided, further, that if at any time the computations determining compliance with Section 8 (and the definitions used therein) utilize accounting principles different from those utilized in the financial statements furnished to the Lenders pursuant to this Agreement, such financial statements shall be accompanied by reconciliation work-sheets. Notwithstanding the foregoing, for purposes of the computations determining compliance with Section 8, all expenses and other charges arising from any settlement of tobacco liability which are required by GAAP to be retroactively applied to a previous fiscal quarter of the Borrower shall instead be accrued in the fiscal quarter in which such expenses and charges occur.

                  (b) All computations of interest and Fees hereunder shall be made on the actual number of days elapsed over a year of 360 days.

                  (c) All determinations of the Stated Amount of Letters of Credit and of the principal amount of Unpaid Drawings, in each case to the extent denominated in a currency other than U.S. Dollars, shall be made by converting same into U.S. Dollars at (x) if a Currency Agreement has been entered into by the Borrower and/or any of its Subsidiaries in connection with such Indebtedness, and is in effect at the time of such determination, the rate provided in such Currency Agreement, provided that this clause (x) shall not be applicable (I) unless the Administrative Agent has received sufficient information from the Borrower to determine the exchange rate established by such Currency Agreement and the duration thereof, or (II) to any determination of the Borrower's obligation to reimburse in U.S. Dollars a Drawing under a Letter of

Credit denominated in a currency other than U.S. Dollars, (y) in the case of a determination of the Borrower's obligation to reimburse in U.S. Dollars a Drawing under a Letter of Credit denominated in a currency other than U.S. Dollars, the spot exchange rate for the currency in question of the Letter of Credit Issuer on the date of such Drawing or (z) if the provisions of the foregoing clauses (x) and (y) are not applicable, the "official" exchange rate, if applicable, or the spot exchange rate for the currency in question calculated by the Administrative Agent on the last Business Day of the month then last ended preceding the date on which any such determination is being made and at such other times as the Administrative Agent elects to make such determination, it being understood that the Administrative Agent shall have no obligation to make any such other determinations. The Administrative Agent will promptly notify the Borrower and each Letter of Credit Issuer of its determinations hereunder.

                  12.08 Governing Law; Submission to Jurisdiction; Venue. (a) THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS (OTHER THAN CERTAIN SECURITY DOCUMENTS EXPRESSLY PROVIDING OTHERWISE) AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK. Each Credit Agreement Party hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Credit Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any Senior Managing Agent, the Administrative Agent, the Collateral Agent, any Letter of Credit Issuer, any Swingline Lender or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against any Credit Agreement Party or its properties in the courts of any jurisdiction.

                  (b) Each Credit Agreement Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

                  (c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 12.03. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

                  12.09 Counterparts; Severability. (a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement. A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Administrative Agent.

                  (b) Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any jurisdiction.

                  12.10 Execution. The Third Amended and Restated Credit Agreement shall be fully executed on the date (the "Third Restatement Execution Date") on which Parent, the Borrower, each Lender (as defined in the Second Amended and Restated Credit Agreement) and each Lender shall have signed a copy thereof (whether the same or different copies) and shall have delivered the same to the Administrative Agent at the Administrative Agent's Office or, in the case of the Lenders, shall have given to the Administrative Agent telephonic (confirmed in writing), written, telex or facsimile notice (actually received) at such office that the same has been signed and mailed to it. The Administrative Agent will give the Borrower and each Lender prompt written notice of the occurrence of the Third Restatement Execution Date.

                  12.11 Headings Descriptive. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

                  12.12 Amendment or Waiver. Neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the Required Lenders; provided that (x) no such change, waiver, discharge or termination shall, without the consent of each Lender (other than a Defaulting Lender) with Obligations being directly affected thereby, (i) extend the scheduled final maturity of any Loan or Note, or any portion thereof, or reduce the rate or extend the time of payment of interest (other than as a result of waiving the applicability of any post-default increase in interest rates) thereon or Fees or reduce the principal amount thereof, or increase the Commitment of any Lender over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Total Commitment shall not constitute a change in the terms of the Commitment of any Lender), (ii) release Parent or Reynolds Tobacco from its Guaranty, (iii) at any time Collateral is pledged pursuant to the Security Documents release (other than pursuant to the automatic release provided for in Section 7.10 or as otherwise expressly permitted by the Security Documents) all or substantially all of the Collateral, (iv) amend, modify or waive any provision of this Section (other than technical amendments which do not adversely affect the rights of any Lender), or Section 12.06 in a manner that would alter the pro rata sharing of payments required thereby, (v) reduce the percentage specified in the definition of Required Lenders or (vi) consent to the assignment or transfer by any Credit Agreement Party of any of its rights and obligations under this Agreement; and (y) the financial covenants set forth in Sections 8.03(o), 8.04(m), 8.05, 8.07 and 8.08 (and the defined terms used therein) may be adjusted with the consent of the

Borrower and the Majority SMA to the extent provided in Sections 7.09 and 12.07(a). No provision of Section 11 may be amended or modified without the consent of any Senior Managing Agent adversely affected thereby. The obligations of Swingline Lenders to make Swingline Loans, the terms of any such Swingline Loans and the obligations of the other Lenders to fund Mandatory Borrowings shall not be amended or modified without the consent of the Swingline Lenders adversely affected thereby. The terms of Section 2 shall not be amended or modified without the consent of any Letter of Credit Issuer adversely affected thereby.

                  12.13 Survival. All covenants, agreements, representations and warranties made by each Credit Agreement Party herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation by any such other party or in its behalf and notwithstanding that any Senior Managing Agent, the Administrative Agent, the Collateral Agent, any Letter of Credit Issuer, any Swingline Lender or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. All indemnities set forth herein including, without limitation, in Section 1.10, 1.11, 2.05, 4.04, 11.07 or 12.01 shall survive the execution and delivery of this Agreement and the making of the Loans, the issuances of Letters of Credit, the repayment of the Obligations and the termination of the Total Commitment.

                  12.14 Domicile of Loans. Subject to Section 12.04, each Lender may transfer and carry its Loans at, to or for the account of any branch office, subsidiary or affiliate of such Lender; provided that the Borrower shall not be responsible for costs arising under Section 1.10, 1.11, 2.05 or 4.04 resulting from any such transfer (other than a transfer pursuant to Section 1.12) to the extent not otherwise applicable to such Lender prior to such transfer.

                  12.15 Confidentiality. Subject to Section 12.04, each Lender shall hold all non-public information furnished by or on behalf of a Credit Agreement Party in connection with such Lender's evaluation of whether to become a Lender hereunder or obtained pursuant to the requirements of this Agreement, which has been identified as such by such Credit Agreement Party ("Confidential Information"), in accordance with its customary procedure for handling confidential information of this nature and in accordance with safe and sound banking practices and in any event may make disclosure reasonably required by any bona fide transferee or participant (which shall be an Eligible Transferee) in connection with the contemplated transfer of any Loans or participations therein or as required or requested by any governmental agency or representative thereof or pursuant to legal process or to such Lender's attorneys or independent auditors; provided that, unless specifically prohibited by applicable law or court order, each Lender shall notify Parent or the Borrower of any request by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information; and provided, further, that in no event shall any Lender be obligated or required to return any materials furnished by either Credit Agreement Party or any Subsidiary. Each Lender agrees that it will not provide to prospective assignees, transferees or participants any of the Confidential Information unless such Person has executed a Confidentiality Agreement in the form of Exhibit F.

                  12.16 Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

                  12.17 USA Patriot Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the "Act"), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

                  12.18 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively, the "Charges"), shall exceed the maximum lawful rate (the "Maximum Rate") which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment, shall have been received by such Lender.

                  12.19 Post-Closing Actions. Notwithstanding anything to the contrary contained in this Agreement or the other Credit Documents, the parties hereto acknowledge and agree that the actions relating to the Mortgages and Real Property of Parent and its Subsidiaries and such other matters described on Annex X shall be completed in accordance with Annex X. The provisions of Annex X shall be deemed incorporated herein by reference as fully as if set forth herein in its entirety.

                  All provisions of this Credit Agreement and the other Credit Documents (including, without limitation, all conditions precedent, representations, warranties, covenants, events of default and other agreements herein and therein) shall be deemed modified to the extent necessary to effect the foregoing (and to permit the taking of the actions described above within the time periods required above, rather than as otherwise provided in the Credit Documents); provided that (x) to the extent any representation and warranty would not be true because the foregoing actions were not taken on the Third Restatement Effective Date the respective representation and warranty shall be required to be true and correct in all material respects at the time the respective action is taken (or was required to be taken) in accordance with the foregoing provisions of this
Section 12.19 and (y) all representations and warranties relating to the Security Documents shall be required to be true immediately after the actions required to be taken by this Section 12.19 have been taken (or were required to be taken). The acceptance of the benefits of the Credit Events shall constitute a covenant and agreement by each of Parent and the Borrower to each of the Lenders that the actions required pursuant to this Section 12.19 will be, or have been, taken within the relevant time periods referred to in this Section
12.19 and that, at such time, all representations and warranties contained in this Credit Agreement and the other Credit Documents shall then be true and correct without any modification pursuant to this Section 12.19. The parties hereto acknowledge and agree that the failure to take any of the actions required above, within the relevant time periods required above, shall give rise to an immediate Event of Default pursuant to this Agreement.

                  12.20 Special Provisions Relating to Amendment and Restatement. (a) The Required Lenders under, and as defined in, the Second Amended and Restated Credit Agreement hereby consent to the "refinancing indebtedness" under this Agreement being treated as "indebtedness pursuant to the Credit Agreement" for purposes of the Pledge Agreement, the Security Agreement, the Intercompany Subordination Agreement and the Mortgages. The Borrower, for its part, hereby gives notice that the refinancing indebtedness under this Agreement shall be treated as "issued under the Credit Agreement" for purposes of the Pledge Agreement, Security Agreement, the Intercompany Subordination Agreement and the Mortgages.

                  (b) The parties hereto acknowledge and agree that:

                  (i) the Borrower and its Subsidiaries (as defined in the Second Amended and Restated Credit Agreement) executed and delivered the Security Documents (as defined in the Second Amended and Restated Credit Agreement) in favor of the Collateral Agent on behalf of the Secured Creditors (as defined in the Second Amended and Restated Credit Agreement) to secure the payment and performance of, inter alia, the Obligations (as defined in the Second Amended and Restated Credit Agreement);

                  (ii) the security interests granted to the Collateral Agent on behalf of the Secured Creditors pursuant to the Security Documents (as defined in the Second Amended and Restated Credit Agreement) shall remain outstanding and in full force and effect, without interruption or impairment of any kind, in accordance with the terms of such Security Documents and shall continue to secure the Obligations (as defined in such Security Documents);

                  (iii) the Obligations represent, among other things, the amendment, restatement, renewal, extension, consolidation and modification of the Obligations (as defined in the Second Amended and Restated Credit Agreement) arising in connection with the Second Amended and Restated Credit Agreement and other Credit Documents (as defined in the Second Amended and Restated Credit Agreement) executed in connection therewith;

                  (iv) (a) the Second Amended and Restated Credit Agreement and the other Credit Documents (as defined in the Second Amended and Restated Credit Agreement) executed in connection therewith and the collateral pledged thereunder shall secure, without interruption or impairment of any kind, all existing Indebtedness (as defined in the Second Amended and Restated Credit Agreement) under the Second Amended and Restated Credit Agreement and the other Credit Documents (as defined in the Second Amended and Restated Credit Agreement) executed in connection therewith, as they may be amended, restated, renewed, extended, consolidated and modified hereunder, together with all other Obligations hereunder; (b) all Liens evidenced by the Credit Documents (as defined in the Second Amended and Restated Credit Agreement) executed in connection therewith are hereby ratified, confirmed and continued; and (c) the Credit Documents are intended to restate, renew, extend, consolidate, amend and modify the Second Amended and Restated Credit Agreement and the other Credit Documents (as defined in the Second Amended and Restated Credit Agreement) executed in connection therewith; and

                  (v) (a) the provisions of the Second Amended and Restated Credit Agreement and the other Credit Documents (as defined in the Second Amended and Restated Credit Agreement) executed in connection therewith, to the extent restated, renewed, extended, consolidated, amended and modified hereby or the other corresponding Credit Documents, are hereby superseded and replaced by the provisions hereof and of the corresponding other Credit Documents; (b) the Notes restate, renew, extend, consolidate, amend, modify, replace, are substituted for and supersede, but do not extinguish, the Indebtedness (as defined in the Second Amended and Restated Credit Agreement) arising under the Notes (as defined in the Second Amended and Restated Credit Agreement) issued pursuant to the Second Amended and Restated Credit Agreement; and (c) the execution and delivery of the Credit Documents, and the performance by Credit Parties of their respective obligations thereunder shall not constitute a novation.

                  12.21 Termination of Commitments. Notwithstanding anything to the contrary contained in Section 3.02 or anywhere else in Credit Agreement, immediately prior to the occurrence of the Third Restatement Effective Date, the Borrower shall have voluntarily terminated the Commitments of The Bank of New York, The Bank of Nova Scotia and City National Bank of New Jersey, each in an amount necessary to reduce such Lender's Commitment at such time to the amount set forth opposite its name on Annex I hereto.

                  SECTION 13. Credit Agreement Party Guaranty.

                  13.01 The Credit Agreement Party Guaranty. In order to induce the Lenders to enter into this Agreement and to extend credit hereunder, to induce the Credit Card Issuers to enter into and/or maintain Secured Credit Card Agreements, to induce the Lenders or any of their respective affiliates to enter into Hedging Agreements and to induce Calyon to maintain the Existing Interest Rate Swap Agreement and, in recognition of the direct benefits to be received by each Credit Agreement Party from the proceeds of the Loans, the issuance of the Letters of Credit and the entering into and/or maintenance of Secured Credit Card Agreements and Hedging Agreements, each Credit Agreement Party hereby agrees as follows: each Credit Agreement Party hereby unconditionally and irrevocably guarantees, as primary obligor and not merely as surety the full and prompt payment when due, whether upon maturity, acceleration or otherwise, of any and all of the Relevant Guaranteed Obligations to the Guaranteed Creditors. If any or all of the Relevant Guaranteed Obligations to the Guaranteed Creditors becomes due and payable hereunder, each Credit Agreement Party unconditionally promises to pay such indebtedness to the Guaranteed Creditors, or order, on demand, together with any and all expenses which may be incurred by the Guaranteed Creditors in collecting any of the Relevant Guaranteed Obligations. This Credit Agreement Party Guaranty is a guaranty of payment and not of collection. This Credit Agreement Party Guaranty is a continuing one and all liabilities to which it applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon. If claim is ever made upon any Guaranteed Creditor for repayment or recovery of any amount or amounts received in payment or on account of any of the Relevant Guaranteed Obligations and any of the aforesaid payees repays all or part of said amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such payee or any of its property or (ii) any settlement or compromise of any such claim effected by such payee with any such claimant (including any Guaranteed Party), then and in such event each Credit Agreement Party agrees that any such judgment, decree, order, settlement or compromise shall be binding upon such Credit Agreement Party, notwithstanding any revocation of this Credit Agreement Party Guaranty or any other instrument evidencing any liability of any other Guaranteed Party, and such Credit Agreement Party shall be and remain liable to the aforesaid payees hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by any such payee.

                  13.02 Bankruptcy. Additionally, each Credit Agreement Party unconditionally and irrevocably guarantees the payment of any and all of the Relevant Guaranteed Obligations to the Guaranteed Creditors whether or not due or payable by any Guaranteed Party upon the occurrence of any of the events specified in Section 9.05, and unconditionally promises to pay such indebtedness to the Guaranteed Creditors, or order, on demand.

                  13.03 Nature of Liability. The liability of each Credit Agreement Party hereunder is exclusive and independent of any guaranty of the Relevant Guaranteed Obligations whether executed by such Credit Agreement Party, any other guarantor or by any other party, and the liability of each Credit Agreement Party hereunder is not affected or impaired by (a) any direction as to application of payment by any Guaranteed Party or by any other party, or (b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the Relevant Guaranteed Obligations, or
(c) any payment on or in reduction of any such other guaranty or undertaking, or
(d) any dissolution, termination or increase, decrease or change in personnel by any Guaranteed Party, or (e) any payment made to the Guaranteed Creditors on the Relevant Guaranteed Obligations which any such Guaranteed Creditor repays to any Guaranteed Party pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and each Credit Agreement Party waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding, or (f) any action or inaction of the type described in Section 13.05, or (g) the lack of validity or enforceability of any Credit Document or any other instrument relating thereto.

                  13.04 Independent Obligation. No invalidity, irregularity or unenforceability of all or any part of the Relevant Guaranteed Obligations shall affect, impair or be a defense to this Credit Agreement Party Guaranty, and this Credit Agreement Party Guaranty shall be primary, absolute and unconditional notwithstanding the occurrence of any event or the existence of any other circumstances which might constitute a legal or equitable discharge of a surety or guarantor except payment in full of the Relevant Guaranteed Obligations of each Credit Agreement Party. The obligations of Credit Agreement Party hereunder are independent of the obligations of any Guaranteed Party, any other guarantor or any other Person and a separate action or actions may be brought and prosecuted against either Credit Agreement Party whether or not action is brought against any Guaranteed Party, any other guarantor or any other Person and whether or not any Guaranteed Party, any other guarantor or any other Person be joined in any such action or actions. Each Credit Agreement Party waives, to the full extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof. Any payment by any Guaranteed Party with respect to any Relevant Guaranteed Obligations or other circumstance which operates to toll any statute of limitations as to such Guaranteed Party shall operate to toll the statute of limitations as to the relevant Credit Agreement Party.

                  13.05 Authorization. Each Credit Agreement Party authorizes the Guaranteed Creditors without notice or demand (except as shall be required by applicable statute and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to:

                  (i) change the manner, place or terms of payment of, and/or change or extend the time of payment of, renew, increase, accelerate or alter, any of the Relevant Guaranteed Obligations (including any increase or decrease in the rate of interest thereon) or any liability incurred directly or indirectly in respect thereof, and this Credit Agreement Party Guaranty made shall apply to the Relevant Guaranteed Obligations as so changed, extended, renewed, increased or altered;

                  (ii) take and hold security for the payment of the Relevant Guaranteed Obligations and sell, exchange, release, impair, surrender, realize upon or otherwise deal with in any manner and in any order any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, the Relevant Guaranteed Obligations or any liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and/or any offset thereagainst;

                  (iii) exercise or refrain from exercising any rights against any Guaranteed Party or others or otherwise act or refrain from acting;

                  (iv) release or substitute any one or more endorsers, guarantors, any Guaranteed Party or other obligors;

                  (v) settle or compromise any of the Relevant Guaranteed Obligations or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of any Guaranteed Party to their respective creditors other than the Guaranteed Creditors;

                  (vi) apply any sums by whomsoever paid or howsoever realized to any liability or liabilities of any Guaranteed Party to the Guaranteed Creditors regardless of what liability or liabilities of such Guaranteed Party remain unpaid;

                  (vii) consent to or waive any breach of, or any act, omission or default under, this Agreement, any other Credit Document, any Secured Credit Card Agreement, any Hedging Agreement or any of the instruments or agreements referred to herein or therein, or otherwise amend, modify or supplement this Agreement, any other Credit Document, any Secured Credit Card Agreement, any Hedging Agreement or any of such other instruments or agreements; and/or

                  (viii) take any other action which would, under otherwise applicable principles of common law, give rise to a legal or equitable discharge of such Credit Agreement Party from its liabilities under this Credit Agreement Party Guaranty.

                  13.06 Reliance. It is not necessary for the Guaranteed Creditors to inquire into the capacity or powers of any Guaranteed Party or the officers, directors, partners or agents acting or purporting to act on their behalf, and any Relevant Guaranteed Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder by the relevant Credit Agreement Party.

                  13.07 Subordination. Any of the indebtedness of any Guaranteed Party now or hereafter owing to either Credit Agreement Party is hereby subordinated to the Relevant Guaranteed Obligations of such Guaranteed Party owing to the Guaranteed Creditors; and if the Administrative Agent so requests at a time when an Event of Default exists, all such indebtedness of such Guaranteed Party to such Credit Agreement Party shall be collected, enforced and received by such Credit Agreement Party for the benefit of the Guaranteed Creditors and be paid over to the Administrative Agent on behalf of the Guaranteed Creditors on account of the Relevant Guaranteed Obligations of such Guaranteed Party to the Guaranteed Creditors, but without affecting or impairing in any manner the liability of either Credit Agreement Party under the other provisions of this Credit Agreement Party Guaranty. Prior to the transfer by either Credit Agreement Party to any Person (other than a Subsidiary Guarantor) of any note or negotiable instrument evidencing any of the indebtedness of any Guaranteed Party to such Credit Agreement Party, such Credit Agreement Party shall mark such note or negotiable instrument with a legend that the same is subject to this subordination. Without limiting the generality of the foregoing, each Credit Agreement Party hereby agrees with the Guaranteed Creditors that it will not exercise any right of subrogation which it may at any time otherwise have as a result of this Credit Agreement Party Guaranty (whether contractual, under Section 509 of the Bankruptcy Code or otherwise) until all Relevant Guaranteed Obligations have been irrevocably paid in full in cash.

                  13.08 Waiver. (a) Each Borrower waives any right (except as shall be required by applicable statute and cannot be waived) to require any Guaranteed Creditor to (i) proceed against any Guaranteed Party, any other guarantor or any other party, (ii) proceed against or exhaust any security held from any Guaranteed

Party, any other guarantor or any other party or (iii) pursue any other remedy in any Guaranteed Creditor's power whatsoever. Each Credit Agreement Party waives any defense based on or arising out of any defense of any Guaranteed Party, any other guarantor or any other party, other than payment in full in cash of the Relevant Guaranteed Obligations, based on or arising out of the disability of any Guaranteed Party, any other guarantor or any other party, or the unenforceability of the Relevant Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any Guaranteed Party other than payment in full in cash of the Relevant Guaranteed Obligations. The Guaranteed Creditors may, at their election, foreclose on any security held by the Administrative Agent or any other Guaranteed Creditor by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Guaranteed Creditors may have against any Guaranteed Party or any other party, or any security, without affecting or impairing in any way the liability of either Credit Agreement Party hereunder except to the extent the Relevant Guaranteed Obligations of each Credit Agreement Party have been paid in full in cash. Each Credit Agreement Party waives any defense arising out of any such election by the Guaranteed Creditors, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of such Credit Agreement Party against any Guaranteed Party or any other party or any security.

                  (b) Each Credit Agreement Party waives all presentments, demands for performance, protests and notices, including, without limitation, notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance of this Credit Agreement Party Guaranty, and notices of the existence, creation, modification or incurring of new or additional Relevant Guaranteed Obligations. Each Credit Agreement Party assumes all responsibility for being and keeping itself informed of each Guaranteed Party's financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Relevant Guaranteed Obligations and the nature, scope and extent of the risks which each Credit Agreement Party assumes and incurs hereunder, and agrees that the Guaranteed Creditors shall have no duty to advise such Credit Agreement Party of information known to them regarding such circumstances or risks.

                  (c) Until such time as the Relevant Guaranteed Obligations have been paid in full in cash, each Credit Agreement Party hereby waives all rights of subrogation which it may at any time otherwise have as a result of this Credit Agreement Party Guaranty (whether contractual, under Section 509 of the Bankruptcy Code, or otherwise) to the claims of the Guaranteed Creditors against any other guarantor of the Relevant Guaranteed Obligations and all contractual, statutory or common law rights of reimbursement, contribution or indemnity from any Guaranteed Party or any other guarantor which it may at any time otherwise have as a result of this Credit Agreement Party Guaranty.

                  13.09 Payments. All payments made by either Credit Agreement Party pursuant to this Section 13 shall be made in U.S. Dollars. All payments made by either Credit Agreement Party pursuant to this Section 13 will be made without setoff, counterclaim or other defense, and shall be subject to the payment provisions applicable to the Borrower in Sections 4.03 and 4.04.

                                      * * *

                  IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

                                    REYNOLDS AMERICAN INC.

                                    By: /s/ Lynn L. Lane
                                        ----------------------------------------
                                        Title: Senior Vice President & Treasurer


                                    R.J. REYNOLDS TOBACCO HOLDINGS, INC.

                                    By: /s/ Lynn L. Lane
                                        ----------------------------------------
                                        Title: Senior Vice President & Treasurer

                                   Address:  401 North Main Street
                                             Winston-Salem, NC 27102

                                   Taxpayer ID Number: 56-0950247


                                   LEAD AGENTS
                                   -----------

                                   JPMORGAN CHASE BANK, Individually and as
                                     Administrative Agent, Senior Managing
                                     Agent, Joint Lead Arranger and Joint
                                     Bookrunner

                                   By: /s/ Robert T. Sacks
                                       -----------------------------------------
                                       Title: Managing Director


                                   CITIBANK, N.A., Individually and as
                                     Syndication Agent, Senior Managing Agent,
                                     Joint Lead Arranger and Joint Bookrunner

                                   By: /s/ Carolyn A. Kee
                                       -----------------------------------------
                                       Title: Vice President

                                  GENERAL ELECTRIC CAPITAL CORPORATION,
                                    Individually and as a Syndication Agent

                                  By: /s/ William R. Doolittle
                                      ------------------------------------------
                                      Title: Duly Authorized Signatory


                                  LEHMAN COMMERCIAL PAPER INC., Individually
                                    and as Documentation Agent

                                  By: /s/ Janine M. Shugan
                                      ------------------------------------------
                                      Title: Authorized Signatory


                                  MIZUHO CORPORATE BANK, LTD.,
                                    Individually and as Documentation Agent

                                  By: /s/ Kentaro Akashi
                                      ------------------------------------------
                                      Title: Deputy General Manager

                                  PARTICIPANT LENDERS
                                  -------------------


                                  THE BANK OF NOVA SCOTIA

                                  By: /s/ C. J. Allen
                                      ------------------------------------------
                                      Title: Managing Director


                                  THE BANK OF NEW YORK

                                  By: /s/ David C. Siegel
                                      ------------------------------------------
                                      Title: Vice President


                                  CHOHUNG BANK, NEW YORK BRANCH

                                  By: /s/ Nam Soo Heo
                                      ------------------------------------------
                                      Title: General Manager


                                  WACHOVIA BANK, NATIONAL ASSOCIATION

                                  By: /s/ Mark S. Supple
                                      ------------------------------------------
                                      Title: Vice President


                                  CITY NATIONAL BANK OF NEW JERSEY

                                  By: /s/ Edward Wright
                                      ------------------------------------------
                                      Title: Senior Vice President

                                                                         ANNEX I
                                                                         -------



                             LENDERS AND COMMITMENTS
                             -----------------------

                Lender                                               Commitment
                ------                                               ----------

JPMorgan Chase Bank                                                 $90,000,000
Citicorp USA, Inc.                                                  $90,000,000
General Electric Capital Corporation                                $90,000,000
Mizuho Corporate Bank, Ltd.                                         $50,000,000
Lehman Commercial Paper Inc.                                        $50,000,000
The Bank of Nova Scotia                                             $35,000,000
The Bank of New York                                                $25,000,000
Chohung Bank, New York Branch                                       $25,000,000
Wachovia Bank, National Association                                 $25,000,000
City National Bank of New Jersey                                     $6,250,000

                  Total                                            $486,250,000
                                                                   ============

                                TABLE OF CONTENTS

                                   (continued)


ANNEX I        --    List of Lenders and Commitments
ANNEX II       --    Lender Addresses
ANNEX III      --    Existing Letters of Credit
ANNEX IV       --    Certain Litigation
ANNEX V        --    Schedule of Subsidiaries
ANNEX VI       --    Existing Liens
ANNEX VII      --    Existing Debt
ANNEX VIII     --    Real Property
ANNEX IX       --    Existing Investments
ANNEX X        --    Post-Closing Matters

EXHIBIT A-1    --    Form of Revolving Note
EXHIBIT A-2    --    Form of Swingline Note
EXHIBIT B      --    Form of Letter of Credit Request
EXHIBIT C-1    --    Form of Opinion of Executive Vice President,
                     General Counsel and Assistant Secretary of the Borrower
EXHIBIT C-2    --    Form of Opinion of Womble Carlyle Sandridge & Rice, PLLC
EXHIBIT C-3    --    Form of Opinion of Kilpatrick Stockton LLP
EXHIBIT D      --    Form of Subsidiary Guaranty
EXHIBIT E-1    --    Form of Notice of Assignment
EXHIBIT E-2    --    Form of Assignment Agreement
EXHIBIT F      --    Form of Confidentiality Agreement
EXHIBIT G      --    Form of Intercompany Subordination Agreement
EXHIBIT H      --    Form of Pledge Agreement
EXHIBIT I      --    Form of Security Agreement
EXHIBIT J      --    Form of Section 4.04(b)(ii) Certificate



                                      (v)